UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Sunstone Hotel Investors, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Sunstone Hotel Investors, Inc.

120 Vantis, Suite 350

Aliso Viejo, California 92656

Notice of 2013 Annual Meeting

Renaissance Washington DC Hotel

May 1, 2013 at 11:30 a.m. local time

It is a pleasure to invite you to the 2013 annual meeting of stockholders of Sunstone Hotel Investors, Inc., or Sunstone, a Maryland corporation, to be held at the Renaissance Washington DC Hotel, located at 999 9th Street NW, Washington, District of Columbia 20001, on Wednesday, May 1, 2013 at 11:30 a.m. local time, for the following purposes:

1.	To elect eight directors to serve until the next annual meeting and until their successors are elected and qualified;

2.	To consider and vote upon ratification of the Audit Committee’s appointment of Ernst & Young LLP to act as the independent registered public accounting firm for the fiscal year ending December 31, 2013;

3.	To consider and vote upon, on a non-binding, advisory basis, a resolution to approve the compensation of Sunstone’s named executive officers, as set forth in this proxy statement;

4.	To consider and vote upon a non-binding stockholder proposal, if properly presented at the 2013 annual meeting; and

5.	To transact such other business as may properly come before the annual meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or before any adjournment or postponement thereof.

Only stockholders of record of shares of Sunstone common stock, par value $0.01 per share, and Series C Cumulative Convertible Redeemable Preferred Stock, par value $0.01 per share, at the close of business on March 8, 2013 are entitled to notice of and to vote at the 2013 annual meeting or any adjournment or postponement of the meeting.

Whether you own a few or many shares and whether or not you plan to attend in person, it is important that your shares be voted on matters that come before the meeting. You can ensure that your shares are voted at the meeting by submitting your instructions by completing, signing, dating and returning the enclosed proxy card in the envelope provided or, if you own shares through a bank or broker that provides for voting by telephone or over the internet, by submitting your vote by telephone or over the internet in accordance with your bank’s or broker’s instructions. If your proxy card is signed and returned without specifying your choices, your shares will be voted on each proposal in accordance with our board’s recommendations.

By Order of the Board of Directors

Lindsay N. Monge

Senior Vice President—Chief Administrative Officer,

  Treasurer and Secretary

March 25, 2013

Proxy Statement

Security Ownership by Directors, Executive Officers and Five Percent Stockholders	71
Section 16(a) Beneficial Ownership Reporting Compliance	73
Compensation Committee Interlocks and Insider Participation	73
Stockholder Proposals for the 2014 Annual Meeting	73
Other Matters to Come Before the 2013 Annual Meeting	73
Other Information	74

IMPORTANT INFORMATION REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 1, 2013

This proxy statement and our Annual Report are available at our Investor Relations website at http://www.sunstonehotels.com/proxy.

Sunstone Hotel Investors, Inc.

120 Vantis, Suite 350

Aliso Viejo, California 92656

Proxy Statement

Your vote is very important. For this reason, our Board of Directors is soliciting the enclosed proxy to allow your shares of common stock, par value $0.01 per share, and Series C Cumulative Convertible Redeemable Preferred Stock, par value $0.01 per share, or Series C preferred stock, to be represented and voted, as you direct, by the proxy holders named in the enclosed proxy card at the 2013 annual meeting of stockholders of Sunstone Hotel Investors, Inc., a Maryland corporation, to be held on Wednesday, May 1, 2013, at 11:30 a.m. local time. “We,” “our,” “the Company” and “Sunstone” refer to Sunstone Hotel Investors, Inc. This proxy statement, the enclosed proxy card and our Annual Report to stockholders for the year ended December 31, 2012, or our Annual Report, are being mailed to stockholders entitled to vote beginning on or about March 25, 2013.

Information About the Meeting and Voting

What matters will be voted on at the annual meeting?

At the annual meeting of stockholders, action will be taken to:

Proposal 1:	Elect eight directors to serve until the next annual meeting and until their successors are elected and qualified;

Proposal 2:	Consider and vote upon ratification of the Audit Committee’s appointment of Ernst & Young LLP to act as the independent registered public accounting firm for the fiscal year ending December 31, 2013;

Proposal 3:	Consider and vote upon, on a non-binding, advisory basis, a resolution to approve the compensation of Sunstone’s named executive officers, as set forth in this proxy statement;

Proposal 4:	Consider and vote upon a non-binding stockholder proposal, if properly presented at the 2013 annual meeting; and

Proposal 5:	Transact such other business as may properly come before the annual meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or before any adjournment or postponement thereof.

With respect to any other matter that properly comes before the meeting or any adjournment or postponement thereof, the representatives holding proxies will vote as recommended by the Board of Directors, or if no recommendation is given, in their own discretion.

Who is entitled to vote?

Stockholders of record of our common stock and Series C preferred stock as of the close of business on March 8, 2013, or the record date, are entitled to vote on matters that properly come before the meeting. Shares of common stock or Series C preferred stock can be voted only if the stockholder is present in person or is represented by proxy. At the close of business on the record date, there were 162,825,656 shares of common stock and 4,102,564 shares of Series C preferred stock outstanding and entitled to vote. The holders of common stock and Series C preferred stock will vote together as a single class on all matters that properly come before the meeting.

How many votes do I have?

Each share of common stock has one vote. Each share of Series C preferred stock has one vote for each share of common stock into which it is convertible. As of the record date, each share of Series C preferred stock was convertible into 1.096 shares of common stock and thus has 1.096 votes.

How do I vote?

You can ensure that your shares are voted at the meeting by submitting your instructions by completing, signing, dating and returning the enclosed proxy form in the envelope provided.

If you own your shares through a bank or broker, you may be eligible to authorize a proxy to vote your shares electronically over the internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services, or ADP, online program. This program provides eligible stockholders who receive a paper copy of the Annual Report and proxy statement the opportunity to authorize a proxy to vote via the internet or by telephone. If your bank or brokerage firm is participating in ADP’s online program, your voting form will provide instructions. Stockholders who authorize a proxy to vote through the internet or telephone should be aware that they may incur costs to access the internet, such as usage charges from telephone companies or internet service providers, and that these costs must be borne by the stockholder. Stockholders who authorize a proxy to vote by internet or telephone need not return a proxy card by mail. If your voting form does not reference internet or telephone information, please complete and return the paper proxy card provided by your bank or broker.

If you attend the annual meeting in person, you may request a ballot when you arrive. If your shares are held in the name of your bank, broker or other nominee, prior to attending the meeting you need to request a legal proxy from your bank, broker or nominee as indicated on the back of the Voter Information form you received with your proxy material. The legal proxy must be presented to vote these shares in person at the annual meeting. If you have previously authorized a proxy, you may still vote in person at the annual meeting, which will serve as a revocation of your previous proxy.

Does Sunstone have a policy for confidential voting?

Sunstone has a confidential voting policy. All proxies and other materials, including telephone and internet proxy authorization, are kept confidential and are not disclosed to third parties. Such voting documents are available for examination by the inspector of election and certain personnel associated with processing proxy cards and tabulating the vote. We plan to appoint one independent inspector of election, a representative of our transfer agent, American Stock Transfer and Trust, to review and confirm the tabulation of votes at the annual meeting.

What if I return my proxy but do not mark it to show how I am voting?

If your proxy card is signed and returned without specifying your choices, your shares will be voted as recommended by the Board of Directors.

What are the Board of Directors’ recommendations?

The Board of Directors recommends that you vote FOR each of the nominees for director in Proposal 1; FOR Proposal 2 to ratify the Audit Committee’s appointment of Ernst & Young LLP to act as the independent registered public accounting firm for the fiscal year ending December 31, 2013; FOR Proposal 3 to approve, on a non-binding, advisory basis, the compensation of our named executive officers as set forth in this proxy statement; and AGAINST Proposal 4 to approve a non-binding stockholder proposal, if properly presented at the 2013 annual meeting.

What vote is required to approve each proposal?

Election of Directors: There is no cumulative voting in the election of directors. A director shall be elected by a majority of the votes cast with respect to the director at a meeting of stockholders duly called at which a quorum is present; that is, a nominee will be elected as a director only if the number of votes cast “for” such nominee exceeds the number of votes “withheld” with respect to that nominee. Any shares not voted (whether by abstention, “broker non-vote” (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not instructed to vote and has not voted on a particular proposal), or otherwise) have no effect on the vote.

In any uncontested election of directors (an election in which the number of nominees is the same as the number of directors to be elected), any incumbent director nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election and who thus becomes a holdover director under Maryland law shall promptly tender his or her resignation to the Board of Directors following the final tabulation of the stockholder vote. The Nominating and Corporate Governance Committee will consider the director’s resignation and will make a recommendation for consideration by the Board of Directors. Within 90 days following the final vote tabulation, the Board of Directors will act on the tendered resignation and the Nominating and Corporate Governance Committee’s recommendation.

Ratification of Appointment of Independent Registered Public Accounting Firm: This proposal requires the affirmative vote of a majority of the votes cast at a meeting duly called and at which a quorum is present. Any shares not voted (whether by abstention, “broker non-vote” or otherwise) have no effect on the vote.

Advisory Vote on Executive Compensation: This proposal requires the affirmative vote of a majority of the votes cast at a meeting duly called and at which a quorum is present. Any shares not voted (whether by abstention, “broker non-vote” or otherwise) have no effect on the vote.

Non-Binding Stockholder Proposal, if Properly Presented at the 2013 Annual Meeting: This proposal requires the affirmative vote of a majority of the votes cast at a meeting duly called and at which a quorum is present. Any shares not voted (whether by abstention, “broker non-vote” or otherwise) have no effect on the vote.

What constitutes a quorum?

The presence of the owners of at least a majority (greater than 50%) of the aggregate number of shares of common stock and Series C preferred stock (calculated on an “as converted to common stock” basis) entitled to vote at the annual meeting constitutes a quorum. Presence may be in person or by proxy. You will be considered part of the quorum if you return a signed and dated proxy card, if you authorize a proxy to vote by telephone or the internet, or if you attend the annual meeting.

Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the owner does not provide instructions. Rules of the New York Stock Exchange, or NYSE, determine whether proposals presented at stockholder meetings are “routine” or “non-routine.” If a proposal is routine, a broker or other entity holding shares for an owner in street or beneficial name may vote on the proposal without voting instructions from the owner. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. The ratification of independent public accountants is generally a routine matter whereas the election of directors is not considered a routine matter. There are no rights of appraisal or similar dissenters’ rights with respect to any matter to be acted upon pursuant to this proxy statement.

What if other items come up at the annual meeting and I am not there to vote?

We are not now aware of any matters to be presented at the annual meeting other than those described in this proxy statement. When you return a signed and dated proxy card or provide your voting instructions by telephone or the internet, you give the proxy holders (the names of whom are listed on your proxy card) the discretionary authority to vote on your behalf on any other matter that is properly brought before the annual meeting.

Can I change my vote?

You can change your vote by revoking your proxy at any time before it is exercised in one of four ways:

*	Notify Sunstone’s Secretary (Lindsay N. Monge, c/o Sunstone Hotel Investors, Inc., 120 Vantis, Suite 350, Aliso Viejo, California 92656) in writing or by facsimile (at 949-330-4057) before the annual meeting that you are revoking your proxy;

*	Submit another proxy with a later date;

*	If you own shares through a bank or broker that provides for voting by telephone or the internet, submit your voting instructions again by telephone or the internet; or

*	Vote in person at the annual meeting.

What does it mean if I receive more than one proxy card?

Some of your shares are likely registered differently or are in more than one account. You should vote each of your accounts by mail, or if such service is provided by a bank or broker that holds your shares, by telephone or the internet. If you mail proxy cards, please sign, date and return each proxy card to ensure that all of your shares are voted.

If you hold your shares in registered form and wish to combine your stockholder accounts in the future, you should contact our transfer agent, American Stock Transfer and Trust, at 1-800-937-5449. Combining accounts reduces excess printing and mailing costs, resulting in savings for Sunstone, that benefit you as a stockholder.

What if I receive only one set of proxy materials although there are multiple stockholders at my address?

If you and other residents at your mailing address own shares in “street name” (that is, through a broker or other nominee), your broker or bank may have sent you a notice that your household will receive only one Annual Report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our Annual Report and proxy statement to your address. You may revoke your consent to householding at any time by contacting your broker or bank. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or our Annual Report, we will send a copy to you if you address your written request to Sunstone Hotel Investors, Inc., 120 Vantis, Suite 350, Aliso Viejo, California 92656, Attention: Secretary.

How do I submit a stockholder proposal for inclusion in the proxy statement for next year’s annual meeting?

Stockholder proposals may be submitted for inclusion in our 2014 annual meeting proxy statement after the 2013 annual meeting, but must be received no later than November 25, 2013. Proposals should be sent via registered, certified, or express mail to Sunstone Hotel Investors, Inc., 120 Vantis, Suite 350, Aliso Viejo, California 92656, Attention: Secretary. See also “Stockholder Proposals for the 2014 Annual Meeting” later in this proxy statement.

What do I need to do to attend the annual meeting?

If you are a holder of record, you should indicate on your proxy card that you plan to attend the meeting by marking the box on the proxy card provided for that purpose.

For the safety and comfort of our stockholders, admission to the annual meeting will be restricted to:

*	Stockholders of record as of the close of business on March 8, 2013 or their duly authorized proxies;

*	Beneficial stockholders whose shares are held by a bank, broker or other nominee, and who present proof of beneficial ownership as of the close of business on March 8, 2013;

*	Representatives of the press or other news media with proper credentials;

*	Financial analysts with proper credentials; and

*	Employees and representatives of Sunstone whose job responsibilities require their presence at the meeting.

Please note that space limitations may make it necessary to limit attendance. Admission to the meeting will be on a first-come, first-served basis. No more than two representatives of any corporate or institutional stockholder will be admitted to the meeting.

You may obtain directions to the Renaissance Washington DC Hotel in the Investor Relations section of our website at www.sunstonehotels.com or by calling us at 949-382-3036.

If you attend the meeting, you may be asked to present valid government-issued photo identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices, and other electronic devices will not be permitted, and attendees may be subject to security inspections or other security precautions.

Proposal 1:

Election of Directors

Board of Directors

The business and affairs of Sunstone are managed under the direction of our Board of Directors. Our Board of Directors has responsibility for establishing broad corporate policies and for the overall performance of Sunstone, rather than for day-to-day operating details. Our Board of Directors currently consists of eight directors.

The proxy holders named on the proxy card intend to vote for the election of the eight nominees listed below. The Nominating and Corporate Governance Committee selected these nominees, which selection was ratified by the Board of Directors. If you do not wish your shares to be voted for particular nominees, please identify the exceptions in the designated space provided on the proxy card or, if your shares are held through a bank or broker and you are authorizing a proxy to vote by telephone or the internet, follow the instructions provided when you access the telephone or internet proxy facilities. Directors will be elected by a majority of the votes cast. Any shares not voted, whether by abstention, “broker non-vote” or otherwise, will have no impact on the vote.

If at the time of the meeting one or more of the nominees have become unable to serve, shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Nominating and Corporate Governance Committee. If one or more nominees have become unable to serve, the Board of Directors may, in accordance with our bylaws, reduce the size of the Board of Directors or may leave a vacancy until a nominee is identified. Each of the nominees has consented to act as a director if duly elected and qualified and the Nominating and Corporate Governance Committee knows of no reason why any of the nominees will be unable to serve.

Directors elected at the annual meeting will hold office until the next annual meeting and until their successors have been elected and qualified. For each nominee, there follows a brief listing of principal occupation for at least the past five years, other major affiliations, and age as of February 15, 2013. Each of the nominees is currently a director of the Company.

Nominees for Election as Directors

Andrew Batinovich	Age: 54	Director

Mr. Batinovich has served as a director since November 7, 2011. Mr. Batinovich currently serves as President and Chief Executive Officer of Glenborough, LLC, a privately held full service real estate investment and management company focused on the acquisition, management and leasing of institutional quality commercial properties. In 2010, Mr. Batinovich led a private investor group in acquiring Glenborough, LLC and related real estate assets that were originally part of Glenborough Realty Trust, a NYSE listed real estate investment trust, or REIT, which was sold to affiliates of Morgan Stanley in 2006. From December 2006 to October 2010, Mr. Batinovich served as President and Chief Executive Officer of Glenborough, LLC, a company formed by an affiliate of Morgan Stanley to acquire Glenborough Realty Trust. In connection with the 2006 transaction, Mr. Batinovich and the Glenborough Realty Trust senior management team were retained to operate the new private entity, and the team remains together in the newly re-acquired Glenborough, LLC. In 1996, Mr. Batinovich co-founded Glenborough Realty Trust and was President and Chief Executive Officer and a director at the time of the sale in 2006. Mr. Batinovich was appointed President of Glenborough Realty Trust in 1997 and Chief Executive Officer in 2003. He also served as Chief Operating Officer and Chief Financial Operator during his tenure at Glenborough Realty Trust. Prior to founding Glenborough Realty Trust, Mr. Batinovich served as Chief Operating Officer and Chief Financial Officer of Glenborough Corporation until 1996 when it was merged into Glenborough Realty Trust. Glenborough Corporation was a private real estate investment and management company that completed a number of private placements of office, industrial, residential and hotel properties. Prior to joining Glenborough Corporation in 1983, Mr. Batinovich was an officer of Security Pacific National Bank. Mr. Batinovich is a member of the Building Owners and Managers Association (BOMA), the Association of Foreign Investors in Real Estate (AFIRE) and other trade associations. He also serves as a director of RAIT Financial Trust (NYSE: RAS) and as a trustee of the American University of Paris. Mr. Batinovich has a B.A. in International Business Administration from the American University of Paris.

The following experience, qualifications, attributes and/or skills led our Board of Directors to conclude that Mr. Batinovich should serve as a director: his professional background and experience, education, previously held senior-executive level positions, other public company board experience, his extensive background and experience with REITs and his background and experience in real estate and finance transactions.

Z. Jamie Behar	Age: 55	Director

Ms. Behar has served as a director since October 26, 2004. Since October 2005, Ms. Behar has been Managing Director, Real Estate & Alternative Investments, for General Motors Investment Management Corporation, or GMIMCO. From 1986 through October 2005, Ms. Behar was a Portfolio Manager with GMIMCO. She manages GMIMCO’s clients’ real estate investment portfolios, including both private market and publicly traded security investments, as well as their alternative investment portfolios, totaling approximately $6.5 billion. She is a member of GMIMCO’s Management Committee, Investment Committee and Investment Review and Approval Committee. Ms. Behar is a member of the Board of Directors of Desarrolladora Homex, S.A. de C.V., a publicly listed home development company located in Mexico (and for which she also serves on the audit committee). She also serves as a member of the Board of Directors of the Pension Real Estate Association and as a member of NAREIT’s Real Estate Investment Advisory Council, and serves on the advisory boards of several domestic and international private real estate investment entities. Ms. Behar holds a B.S.E. degree from The Wharton School of the University of Pennsylvania, an M.B.A. degree from the Columbia University Graduate School of Business and the CFA charter.

The following experience, qualifications, attributes and/or skills led our Board of Directors to conclude that Ms. Behar should serve as a director: her professional background and experience, extensive education, current and previously held senior-executive level positions, other company board experience, prior Company board experience, domestic and international real estate knowledge, and her extensive experience in investments in hotels and real estate in general.

Kenneth E. Cruse	Age: 44	Director

Mr. Cruse is our Chief Executive Officer and a director. Mr. Cruse joined us in April 2005 as Senior Vice President—Asset Management, and was appointed Senior Vice President—Corporate Finance on September 1, 2006, Senior Vice President and Chief Financial Officer on January 1, 2007, Executive Vice President and Chief Financial Officer on February 18, 2010, President and Chief Financial Officer on December 17, 2010 and as President and Chief Executive Officer and a director on August 5, 2011. Since December 2007, Mr. Cruse has been a director of BuyEfficient, LLC, a subsidiary of the Company. For the eight years prior to joining Sunstone, Mr. Cruse worked in a variety of roles for Host Marriott Corporation, the predecessor of Host Hotels and Resorts, Inc., most recently as Vice President, Corporate Finance. Prior to working for Host Marriott Corporation, Mr. Cruse held various corporate positions with Marriott International, Inc. Mr. Cruse started his hotel career in 1991, working various management-level operating positions at the Marco Island Hilton. Mr. Cruse is actively involved in various industry and professional organizations. He is a member of the Strategic Planning Committee and CEO Council for AH&LA. Additionally, Mr. Cruse is also a member of the Real Estate Roundtable and the Southern California Chapter of Young Presidents Organization. He is also a member of the Dean’s Advisory Council for Colorado State University Warner College of Natural Resources. Mr. Cruse holds a B.S. degree from Colorado State University and an M.B.A. degree with honors from Georgetown University.

The following experience, qualifications, attributes and/or skills led our Board of Directors to conclude that Mr. Cruse should serve as a director: his professional background and experience, extensive education, current and previously held senior-executive level positions within the Company, intimate knowledge of the Company’s hotels, employees, processes and controls, relationships among the hospitality industry and his extensive background and experience in hotel and finance transactions.

Thomas A. Lewis, Jr.	Age: 60	Director

Mr. Lewis has served as a director since May 2, 2006. Mr. Lewis is Chief Executive Officer of Realty Income Corporation, a NYSE-listed REIT. Mr. Lewis is also Vice Chairman of the Board of Directors of Realty Income Corporation and has been a member of its Board of Directors since September 1993. He also serves as a director of Crest Net Lease, Inc., a subsidiary of Realty Income Corporation. He joined Realty Income Corporation in 1987 and served in a variety of executive positions, including Senior Vice President, Capital Markets until 1997, when he was named Chief Executive Officer. In 2000 and 2001, he also held the position of President. Prior to joining Realty Income Corporation, he was an executive with Johnstown Capital, a real estate investment company (1982 to 1987), an investment specialist with Sutro & Co., Inc. (1979 to 1982), and in marketing with Procter & Gamble (1974 to 1979). Mr. Lewis has more than 20 years of experience directing public and private capital market transactions. Mr. Lewis holds a B.A. degree in Business Administration from Chaminade University of Hawaii.

The following experience, qualifications, attributes and/or skills led our Board of Directors to conclude that Mr. Lewis should serve as a director: his professional background and experience, education, previously held senior-executive level positions, other public company board experience, prior Company board experience, his extensive background and experience with REITs and his background and experience in real estate and finance transactions.

Keith M. Locker	Age: 51	Non-Executive Chairman

Mr. Locker has served as our Non-Executive Chairman since November 7, 2011, and as a director since May 2, 2006. Since May 2003, Mr. Locker has been President of Inlet Capital LLC, or Inlet, an investment and asset management firm focused on the commercial real estate industry; President of Global Capital Resources LLC and GCR Advisors Inc. (both affiliates of Inlet), which companies together are the Co-General Partner and Co-Advisor, respectively, to the NYLIM-GCR Fund-1 2002 L.P., which provides fixed and variable rate senior and subordinate mortgages; and, from 2003 to 2007, President and Managing Member of COP Holdings, LLC (an affiliate of Inlet), an investment firm focused on factory retail outlet centers. Furthermore, Mr. Locker has been a director of IVP Securities, LLC since March 2004. From December 2006 to 2007, Mr. Locker was a director of The Mills Corporation, a publicly traded retail mall REIT, where he was chairman of the compensation committee. From May 2005 to January 2007, he served as a director of Glenborough Realty Trust, a publicly traded office REIT, where he was a member of the audit and compensation committees until the sale of the company to Morgan Stanley. Mr. Locker was previously a Managing Director in the Real Estate Investment Banking Group at Deutsche Bank Securities, Inc. from September 2000 to February 2003. Prior to joining Deutsche Bank in 2000, Mr. Locker was Senior Managing Director at Bear, Stearns & Co. Inc., responsible for Real Estate Investment Banking. Mr. Locker has more than 30 years of major national market experience in real estate finance, private placement, capital markets and transaction structuring and risk management. Mr. Locker earned a B.S./B.A. from Boston University School of Management in 1983 and an M.B.A. from the Wharton School in 1988. Mr. Locker is Trustee of National Jewish Health, and is a member of NAREIT, Urban Land Institute, Commercial Mortgage Securities Association, International Council of Shopping Centers, The Wharton School Zell-Lurie Real Estate Center, Fisher Center for Real Estate and Urban Economics and numerous philanthropic and community organizations.

The following experience, qualifications, attributes and/or skills led our Board of Directors to conclude that Mr. Locker should serve as a director: his professional background and experience, extensive education, previously held senior-executive level positions, other public company board experience, prior Company board experience, and his extensive finance and accounting and real estate investment and asset management experience.

Douglas M. Pasquale	Age: 58	Director

Mr. Pasquale has served as a director since November 7, 2011. Mr. Pasquale was appointed to the Ventas, Inc. (NYSE: VTR) (“Ventas”) Board of Directors in July 2011 (for which he also serves as a member of the investment committee), upon closing of Ventas’ acquisition of Nationwide Health Properties, Inc. (formerly NYSE: NHP) (“NHP”). He also served as Senior Advisor to Ventas from July 2011 to December 2011. Mr. Pasquale served as Chairman of the Board, President and Chief Executive Officer of NHP from 2009 to 2011, as President and Chief Executive Officer of NHP from 2004 to 2011, and served as Executive Vice President and Chief Operating Officer of NHP in 2003. Mr. Pasquale was a director of NHP from 2003 to 2011. Mr. Pasquale previously served in various roles (most recently Chairman and Chief Executive Officer) at ARV Assisted Living, Inc., an owner and operator of assisted living facilities, from 1998 to 2003 and concurrently as President and Chief Executive Officer of Atria Senior Living Group, Inc. from April 2003 to September 2003. Mr. Pasquale also served as President and Chief Executive Officer of Richfield Hospitality Services, Inc. and Regal Hotels International-North America, a hotel ownership and management company, from 1996 to 1998, and as its Chief Financial Officer from 1994 to 1996. Mr. Pasquale is a director of Alexander & Baldwin, Inc. (NYSE: ALEX), a real estate and agribusiness company (for which he also serves as chair of the audit committee and a member of the nominating and governance committee); a director of Terreno Realty Corporation (NYSE:TRNO), an industrial REIT (for which he also serves as lead independent director and a member of the audit, compensation and nominating and governance committees); a director of DineEquity, Inc., a full-service restaurant company; and a member of the Board of Trustees of ExplorOcean/Newport Harbor Nautical Museum. Mr. Pasquale received his B.S. in Accounting and his M.B.A. from the University of Colorado.

The following experience, qualifications, attributes and/or skills led our Board of Directors to conclude that Mr. Pasquale should serve as a director: his professional background and experience, extensive education, previously held senior-executive level positions, other public company board experience, his extensive background and experience with REITs and his background and experience in real estate and finance transactions.

Keith P. Russell	Age: 67	Director

Mr. Russell has served as a director since October 26, 2004. Since June 2001, Mr. Russell has been President of Russell Financial, Inc., a strategic and financial consulting firm serving businesses and high net worth individuals. Mr. Russell is retired as the Chairman of Mellon West and the Vice Chairman of Mellon Financial Corporation, in which capacities he served from May 1996 until March 2001. From September 1991 through April 1996, Mr. Russell served in various positions at Mellon, including Vice Chairman and Chief Risk Officer of Mellon Bank Corporation and Chairman of Mellon Bank Corporation’s Credit Policy Committee. From 1983 to 1991, Mr. Russell served as President and Chief Operating Officer, and a director, of Glenfed/Glendale Federal Bank. Mr. Russell also serves on the Board of Directors of Hawaiian Electric Industries (NYSE:HE), where he serves as a member of the audit committee, and serves on the Board of Directors of American Savings’ Bank, a subsidiary of Hawaiian Electric Industries, where he serves as chair of the risk committee and a member of the audit committee. From 2002 to 2011, Mr. Russell was a director of Nationwide Health Properties, Inc. (for which he also served as chair of the audit committee and a member of the nominating and governance committee). From 2003 to 2008, Mr. Russell was a director of Countrywide Financial Corporation, where he was a member of the audit and ethics, credit, finance and special oversight committees. From 2002 to 2008, Mr. Russell was a director of Countrywide Bank (private) and from 2001 to 2007, he was a member of the UCLA Anderson Board of Visitors (non-profit). Mr. Russell has been a panelist at various conferences and seminars, addressing topics such as corporate governance and audit committee role. Mr. Russell holds a B.A. degree in Economics from the University of Washington and an M.A. degree in Economics from Northwestern University.

The following experience, qualifications, attributes and/or skills led our Board of Directors to conclude that Mr. Russell should serve as a director: his professional background and experience, extensive education, previously held senior-executive level positions, other public company board experience, prior Company board experience, his extensive experience in corporate risk, accounting and finance and general investment experience.

Lewis N. Wolff	Age: 77	Director

Mr. Wolff has served as a director since October 26, 2004. He was our Chairman from October 26, 2004 to March 18, 2007 and was Co-Chairman from March 19, 2007 to November 6, 2011. Mr. Wolff has been Chairman of Wolff Urban Management, Inc. since 1980 and is also its Chief Executive Officer. Wolff Urban Management, Inc. is a real estate acquisition, investment, development and management firm. Mr. Wolff is also a co-founder of Maritz, Wolff & Co., a privately held hotel investment group that owns top-tier luxury hotels. In 2007, Mr. Wolff was also named Chairman and Chief Executive Officer of Wolff Urban Development, LLC, a private real estate and select business investment opportunity organization that invests in and develops commercial urban real estate, professional sports activities, luxury hotel and resort properties, hotel management companies and hospitality related assets. From December 2005 to September 2007, Mr. Wolff was a director of Maguire Properties, Inc. From 1999 to 2004, Mr. Wolff also served as Co-Chairman of Fairmont Hotels & Resorts, a hotel management company formed by Fairmont Hotel Management Company and Canadian Pacific Hotels & Resorts, Inc. In addition, Mr. Wolff acquired ownership of Major League Baseball’s Oakland Athletics in April 2005 and ownership of Major League Soccer’s San Jose Earthquakes in July 2007. Mr. Wolff also serves on the board of Bobrick Washroom Equipment, Inc., as well as First Century Bank. Mr. Wolff holds a B.A. degree in Business Administration from the University of Wisconsin, Madison, and an M.B.A. degree from Washington University in St. Louis, Missouri.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Wolff should serve as a director: his professional background and experience, extensive education, previously held senior-executive level positions, other company board experience, prior Company board experience, his entrepreneurial character, and his extensive background and experience in hotel and other commercial real estate transactions, development and management.

The Board of Directors recommends a vote FOR each of the nominees.

Proposal 2:

Ratification of the Audit Committee’s Appointment of

Independent Registered Public Accounting Firm

The Audit Committee has selected and appointed the firm of Ernst & Young LLP to act as our independent registered public accounting firm for the year ending December 31, 2013. Ernst & Young LLP has audited the financial statements for us since our initial public offering on October 26, 2004. Ratification of the appointment of Ernst & Young LLP requires a majority of the votes cast. Any shares not voted, whether by abstention, “broker non-vote” or otherwise, have no impact on the vote.

Although stockholder ratification of the appointment of our independent auditor is not required by our bylaws or otherwise, we are submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate governance practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of Sunstone. If our stockholders do not ratify the Audit Committee’s selection, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of our independent registered public accounting firm.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Audit, Audit-Related, Tax and Other Fees

The aggregate fees billed for professional services provided by Ernst & Young LLP for 2012 and 2011 were as follows:

Type of Fees	2012	2011
Audit Fees	$818,956	$830,420
Audit-related Fees	5,000	100,000
Tax Fees	0	0
All Other Fees	1,995	1,995

Total Fees	$825,951	$932,415

In the above table, in accordance with the definitions of the Securities and Exchange Commission, or the SEC, “audit fees” are fees paid by us to Ernst & Young LLP for the audit of our consolidated financial statements included in our annual report on Form 10-K and review of the unaudited financial statements included in our quarterly reports on Form 10-Q or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, including in connection with public offerings of securities. “Audit fees” also include fees paid by us to Ernst & Young LLP for the audit of our internal control over financial reporting. In 2012, audit fees consisted primarily of $737,701 for the full-year audit, quarterly reviews and the audit of our internal control over financial reporting and $81,255 for services related to statutory and regulatory filings and public offerings. In 2011, audit fees consisted primarily of $735,000 for the full-year audit, quarterly reviews and the audit of our internal control over financial reporting and $95,420 for services related to statutory and regulatory filings and public offerings.

“Audit-related Fees” are fees billed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. In 2012, audit-related fees of $5,000 consisted of a ground lease compliance report on one hotel. In 2011, audit-related fees of $100,000 consisted of a ground lease compliance report on one hotel, a partnership audit on one hotel and a Securities and Exchange Commission XBRL (Extensible Business Reporting Language) compliance assessment.

“Tax Fees” are fees billed by Ernst & Young LLP that relate to tax consulting and advisory services.

“All Other Fees” are fees billed by Ernst & Young LLP to us for any services not included in the first three categories.

Pre-approval Policies and Procedures

Our Audit Committee has adopted a pre-approval policy requiring that the Audit Committee pre-approve all audit and permissible non-audit services to be performed by Ernst & Young LLP. Any proposed service that has received pre-approval but which will exceed pre-approved cost limits will require separate pre-approval by the Audit Committee. The Audit Committee has delegated to its chair the authority to grant the required approvals for all audit and permissible non-audit services to be performed by Ernst & Young LLP, provided that the chair reports the details of the exercise of any such delegated authority at the next meeting of the Audit Committee. All services performed by the independent registered public accounting firm in 2012 were approved by the Audit Committee pursuant to its pre-approval policy.

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP.

Proposal 3:

Advisory Vote (Non-Binding) on Executive Compensation

Section 14A of the Exchange Act, as enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act in July 2010, or the Dodd-Frank Act, requires us to submit to our stockholders a non-binding advisory resolution to approve the compensation of the “Named Executive Officers” listed in the Summary Compensation Table of this proxy statement, commonly referred to as a “say-on-pay” vote. In May 2011, we held our first “say-on-pay” vote, and our stockholders approved the compensation of our 2011 named executive officers, with approximately 76% of stockholder votes cast in favor of our 2011 “say-on-pay resolution” (excluding abstentions and “broker non-votes”). While three quarters of votes cast at our 2011 annual meeting were in favor of our 2011 compensation programs, we were not satisfied with that outcome and took significant action to garner greater support from our stockholders. Specifically, as discussed in the “Executive Officer Compensation” section below, the Compensation Committee materially redesigned the Company’s compensation programs; likewise, the Board of Directors made numerous corporate governance improvements. As a result, nearly 97% of stockholder votes cast (excluding abstentions and “broker non-votes”) in respect of our 2012 “say-on-pay resolution” approved the compensation of our 2012 named executive officers.

The Board of Directors has approved the submission of the following resolution to the Company’s stockholders for approval at the 2013 annual meeting:

“Resolved, that the stockholders hereby approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Company’s 2013 proxy statement pursuant to the disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other executive compensation tables and related discussion).”

As described more fully in the “Compensation Discussion and Analysis” section of this proxy statement, the Company’s executive compensation program is designed to attract, motivate and retain talented executives through competitive compensation arrangements that, within appropriate risk parameters, provide strong financial incentives for the executive officers to maximize stockholder value. The compensation program is designed to achieve these objectives through a combination of the following types of compensation: base salary, annual cash incentive bonus awards and equity incentive awards. Base salary is intended to provide a baseline level of compensation for our Named Executive Officers. The remaining types of compensation, which in the aggregate represent the majority of our Named Executive Officers’ target total compensation opportunities, tie compensation directly to the achievement of corporate and individual objectives.

Required Vote

The affirmative vote of a majority of the votes cast will be required to approve, on a non-binding, advisory basis, the compensation of the Named Executive Officers as disclosed in this proxy statement.

The stockholder vote on executive compensation is an advisory vote only, and it is not binding on the Company, the Board of Directors or the Compensation Committee. Although the vote is non-binding, the Compensation Committee and the Board of Directors value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR the approval of the compensation of, on a non-binding, advisory basis, the Named Executive Officers as disclosed in this proxy statement.

Proposal 4:

Non-Binding Stockholder Proposal

UNITE HERE (the “Hotel Workers Union”), 1775 K Street, NW, Suite 620, Washington, DC 20006, represents workers throughout the U.S. and Canada who work in, among other industries, the hotel industry. The Hotel Workers Union is the beneficial owner of 470 shares of the Company’s common stock, which it intends to hold through the date of the 2013 annual meeting, such ownership being in excess of $2,000 in market value. The Hotel Workers Union submitted the following proposal (the “Union Proposal”) and supporting statement:

Proposal from Unite Here

RESOLVED, that the shareholders of Sunstone Hotel Investors (the “Company”) urge the Board to take all steps necessary under applicable law to cause the Company to opt out of Maryland’s Unsolicited Takeover Act (Title 3, Subtitle 8 of the Maryland General Corporation Law, the “Act”), and to require a majority vote of shareholders before opting back into the Act.

Supporting Statement from Unite Here

This proposal urges the Board to initiate the actions required for the Company to opt out of provisions of Maryland’s Unsolicited Takeover Act. The Act permits the Board, without shareholder approval, to implement various takeover defenses, such as classifying the board, expanding the size of board while filling new vacancies through the votes of directors only, and requiring a two-thirds vote for removal of a director. These defenses, if implemented by the board, may adversely affect shareholder value by discouraging offers to acquire the Company that could be beneficial to shareholders.

The US hotel industry has witnessed improved operating fundamentals for two consecutive years. If the previous cycle is any indication, shareholders can expect to see stepped-up merger activity in the coming years:

*	In November 2005, Carl Icahn made a tender offer to purchase 51% of Fairmont Hotels’ stock at $40 per share, 23% higher than the average trading price during October 2005.

*	In February 2006, Blackstone acquired Meristar REIT for a $10.45 per share consideration, 20% above the average trading price the day before the announcement.

*	In 2007, Blackstone acquired Hilton Hotels at a price of per $47.50 share, a 32% premium above the closing price the day the agreement closed. Eagle Hospitality REIT was acquired by an Apollo affiliate for $13.36 per share, a 42% premium over share prices the eve of the announcement.

*	JER Realty acquired Highland Hospitality Corporation, a REIT, for $19.50 a share, a premium of approximately 15% over Highland’s three-month average closing share price.

Research on anti-takeover statutes such as the Act indicates that these statutes fail to protect shareholder interests. Empirical studies have shown that state anti-takeover statutes harm shareholders by failing to maximize profit and by leading to uncertainty for shareholders (Macey, 1988). Robust econometric data shows that anti-takeover statutes increase agency managerial cost and reduce shareholder wealth (Subramanian, 2002). Further, studies have shown that because they protect managers from removal, they reduce incentives for managers to operate as profitably as possible (Booth, 1988).

The Company has adopted some good corporate governance measures, such as a declassified board, but the Act allows a future Board to repudiate this measure unless the Company has explicitly opted out of the Act. Opting out of the Act would affirm the Company’s commitment to having all board members elected annually. In addition, requiring a majority vote before opting back in would ensure that shareholders maintain oversight of the Company’s anti-takeover provisions. We urge you to vote yes for this proposal.

Statement in Opposition from the Company

Company Position and Existing Corporate Governance Construct Relative to the Act

The Board of Directors believes the Company’s current corporate governance structure serves the best interests of the Company’s stockholders. To that end, we are recommending that our stockholders vote “AGAINST” the Union Proposal. We continually assess our corporate governance structure and policies to ensure ongoing strong alignment with the interests of our stockholders. Over the past few years, we have substantially enhanced our corporate governance programs by, among other things, adopting a majority standard for the election of directors in uncontested elections, implementing stock ownership requirements for our Chief Executive Officer and members of our Board of Directors, and appointing an independent chairman. Our focus on good corporate governance is also reflected in independent reviews of our performance. For example, in addition to recommending a vote in favor of all management proposals in 2012, ISS Proxy Advisory Services also noted that there was low concern in the areas of governance risk indicators, including shareholder rights and board structure, where we scored highly in each category.

To understand why we are recommending that our stockholders vote “AGAINST” the Union Proposal, we believe it’s necessary to clearly delineate what exactly the Union Proposal is urging the Board of Directors to consider. As indicated above, the Union Proposal urges the Board of Directors to take all steps necessary to cause the Company to opt out of the Act, and to require a majority vote of stockholders before opting back into the Act. The Act permits certain Maryland corporations to elect to be subject to five provisions, including: (1) a requirement that the number of directors be fixed only by vote of the directors, (2) a majority requirement for the calling of a special meeting of stockholders, (3) a requirement that a vacancy on the board be filled only by the remaining directors and (if the board is classified) for the remainder of the full term of the class of directors in which the vacancy occurred, (4) a two-thirds vote requirement for removing a director, and (5) a classified board.

The Act also provides that the charter of a corporation may contain a provision or the board of directors may adopt a resolution that prohibits the corporation from electing to be subject to any or all provisions of the Act. It is this provision of the Act that the Hotel Workers Union is seeking to have the Board of Directors adopt. The Union Proposal requests the Board of Directors to take action to cause the Company to opt out of the Act and agree to not opt back into the Act without a majority vote of the stockholders.

Rationale for Vote “AGAINST” the Union Proposal

As mentioned above, the Act allows the Board of Directors to elect to be subject to any of five takeover defense provisions. We do not believe that prohibiting the Company from electing to be subject to any or all of the provisions of the Act is in the best interests of the Company or would benefit the Company’s stockholders. Each of the five takeover defense provisions will be addressed in turn.

The Company, by provisions in its charter and bylaws unrelated to the Act, already (1) vests in the Board of Directors the exclusive power to fix the number of directorships and (2) requires, unless called by the Chairman, Chief Executive Officer, President or the Board of Directors, the request of holders entitled to cast not less than a majority of the votes entitled to be cast at a meeting to call a special meeting. Thus, opting out of the Act would serve no purpose for these two provisions.

The Company also elected, at the time of its initial public offering, to be subject to the provisions of the Act providing that a vacancy on the Board of Directors be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred. Therefore, the Company may not opt-out of that provision without an amendment to the Company’s charter, which would require a stockholder vote and could not be done by Board of Directors’ action alone. In addition, the Board of Directors believes this provision allows vacancies to be filled promptly and without interruption in the Board of Directors’ performance of its duties. Any individual elected to fill a vacancy only serves until the next annual meeting of stockholders and until his or her successor is elected and qualifies.

The Company is not currently subject to the two remaining provisions of the Act (i.e., the Company does not have a classified Board of Directors, and does not require a two-thirds vote for removal of any director from the Board of Directors). We have not elected to be subject to these two provisions of the Act and we have no present intention to do so. Our Board of Directors cannot make any election to be subject to any provision of the Act in the future, or to prohibit any election under the Act, unless it determines that such an election is in the best interests of the Company. Our Board of Directors believes that removing our flexibility to elect to be subject to either or both of these provisions in the future would not provide any benefit to our stockholders.

Given the strength of our overall corporate governance structure, and the fact that we hold an annual election of all directors, we believe that there would not be any benefit to the Company in the future in electing to be subject to the two-thirds removal requirement. With respect to a classified board, our Board of Directors believes that it is important to retain the ability to classify itself because we retain very few takeover defense measures compared to our peers. The Company does not have a stockholder rights plan, and it has taken the unusual step of prohibiting itself from implementing other statutory defenses without a stockholder vote, including any defenses under the Maryland Business Combination Act and the Maryland Control Share Acquisition Act. The Union Proposal states that the Company has enacted several positive corporate governance measures. The Board of Directors believes that the Company’s current corporate governance profile is already very stockholder-friendly, and believes further that a prohibition on the ability to classify itself in the future would remove a potentially important takeover defense measure.

In the event the Company ever becomes subject to an unsolicited takeover proposal (particularly at a time, such as during the recent recession, when our stock price may not accurately reflect our long-term value), a classified board may give the Company valuable protection from a proposal that may be unfavorable to stockholders. Requiring a stockholder vote to implement this valuable protection is impractical, as the time required to obtain such a vote would be prohibitive. By reducing the threat of an abrupt change in the composition of the entire Board of Directors, classification of directors provides the Board of Directors with an adequate opportunity to fulfill its duties to the Company’s stockholders to review any takeover proposal, study appropriate alternatives and act in the best interests of the Company.

The Board of Directors does not believe that any future classification would hinder performance or affect any control premium. Notwithstanding the studies cited by the proponent, numerous studies, including one sponsored by Institutional Shareholder Services Inc., have found a positive correlation between having a classified board and a company’s financial performance, and any eventual premium paid to stockholders in a change in control transaction.

We want to stress that the Board of Directors has no plans to classify itself presently; however, retaining the ability to do so in the future will ensure that, in the event the Company ever becomes subject to an unsolicited takeover proposal, the Board of Directors can protect stockholders from coercive bids and ensure stockholders receive the best possible value.

For the reasons described above, the Board of Directors urges the Company’s stockholders to reject the Union Proposal.

Required Vote

The affirmative vote of a majority of the votes cast will be required to approve the Union Proposal.

The stockholder vote on the Union Proposal is an advisory vote only, and it is not binding on the Company or the Board of Directors. Although the vote is non-binding, the Board of Directors value the opinions of the stockholders and will consider the outcome of the vote when making future corporate governance decisions.

Recommendation of the Board of Directors

While we are not exactly sure of the agenda of the Hotel Workers Union or the underlying motivation for advancing the Union Proposal, we think it is clear that the Hotel Workers Union is trying to use the stockholder proposal process to further its own initiatives and is doing so in a manner that demonstrates a complete disregard for stockholder value. We urge stockholders to consider the source of the Union Proposal, as well as the nominal economic interest in the Company held by the Hotel Workers Union. We further encourage stockholders to carefully assess the recommendation of the real and proven stewards of stockholder value—the Board of Directors and the Company’s management team.

The Board of Directors unanimously recommends that stockholders vote “AGAINST” Proposal No. 4.

Corporate Governance

In light of applicable legal requirements, such as the Sarbanes-Oxley Act of 2002 and related rules promulgated by both the NYSE and the SEC, we provide the following discussion to inform you of our efforts to assure that we employ best practices in our corporate governance. A copy of our Corporate Governance Guidelines is available in the Investor Relations section of our website at www.sunstonehotels.com. In addition, a printed copy of the Corporate Governance Guidelines will be provided without charge upon request to Sunstone Hotel Investors, Inc., 120 Vantis, Suite 350, Aliso Viejo, California 92656, Attention: Secretary.

We have also established conflict of interest and other policies to serve the long-term interests of our stockholders and further align the interests of our directors and management with our stockholders.

Conflict of Interest Policy

We have adopted a policy which provides that the approval of our Nominating and Corporate Governance Committee is required for any transaction involving us and any of our directors, officers or employees, or any entity in which any of our directors, officers or employees is employed or has an interest of more than 5%.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, which requires, among other things, that directors, officers and employees act in the best interest of the Company. The Code of Business Conduct and Ethics also prohibits our directors, officers and employees from taking (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information or position, unless we have already been offered the opportunity and turned it down, in which case our Nominating and Corporate Governance Committee must in any event approve the director, officer or employee interest therein. More generally, our directors, officers and employees are prohibited from using corporate property, information or position for personal gain. The Code of Business Conduct and Ethics is posted in the Investor Relations section of our website at www.sunstonehotels.com. In addition, a copy of the Code of Business Conduct and Ethics will be provided without charge upon request to Sunstone Hotel Investors, Inc., 120 Vantis, Suite 350, Aliso Viejo, California 92656, Attention: Secretary.

Independence of Directors and Committees

The Board of Directors has determined that a majority of the current Board of Directors is independent as defined under the NYSE’s rules and that a majority of the Board of Directors will be independent if the slate of directors up for election in Proposal 1 of this proxy statement are elected. Directors who serve on the Compensation Committee and the Nominating and Corporate Governance Committee are also subject to these independence requirements. Directors who serve on the Audit Committee are subject to these and additional independence requirements.

To be considered independent under the NYSE’s rules, the Board of Directors must determine that a director does not have a material relationship with Sunstone and/or its consolidated subsidiaries (either directly or as a partner, stockholder or officer of an organization that has a relationship with any of those entities).

The Board of Directors undertook a review of the independence of the directors nominated for election at the upcoming annual meeting. During this review, the Board of Directors considered the transactions and relationships between each director or any member of his or her immediate family and Sunstone and its subsidiaries and affiliates as reported under “Certain Relationships and Related Transactions” below. The Board of Directors also examined transactions and relationships between directors or their affiliates and members of the senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that such director is independent.

As a result of this review, the Board of Directors affirmatively determined that Messrs. Batinovich, Lewis, Locker, Pasquale, Russell and Wolff and Ms. Behar are independent of Sunstone and its management under the independence standards of the NYSE.

The Board of Directors Leadership Structure

Mr. Locker serves as our Non-Executive Chairman and Mr. Cruse as our Chief Executive Officer and a director. Assuming that the nominees listed in Proposal 1 are elected as directors at the 2013 annual meeting, Mr. Locker will continue to serve as our Non-Executive Chairman and Mr. Cruse as our Chief Executive Officer and a director.

Since October 26, 2004, the roles of chairman and chief executive officer have been held separately. Though the Board of Directors does not have a policy as to whether the chairman should be an independent director, an affiliated director, or a member of management, when the chairman is an affiliated director or a member of Company management, or when the independent directors determine that it is in the best interests of the Company, the independent directors will annually appoint from among themselves an independent co-chairman or lead independent director (consistent with our bylaws and our corporate governance guidelines). For instance, Mr. Wolff served as our independent Co-Chairman from March 19, 2007 to November 7, 2011, during which period Robert A. Alter served as our Executive Chairman.

The role of the Non-Executive Chairman is to coordinate the activities of the independent directors, coordinate with the Chief Executive Officer and corporate secretary to set the agenda for Board of Directors’ meetings, chair executive sessions of the independent directors, provide leadership to the Board of Directors and uphold high corporate governance and ethical standards, communicate effectively with management on a regular basis, provide support and advice to the Chief Executive Officer, facilitate communication between and among the independent directors and management, take a lead role in the Board of Director’s self-assessment and evaluation processes, and perform the other duties either specified in the corporate governance guidelines or assigned from time to time by the Board of Directors.

Furthermore, our Board of Directors currently has seven independent members and one non-independent member, Mr. Cruse. Assuming that the nominees listed in Proposal 1 are elected as directors at the 2013 annual meeting, our Board of Directors will continue to have seven independent members and one non-independent member. A number of the members of our Board of Directors are currently serving or have served as members of senior management of other public companies and have served as directors of other public companies. We have four board committees comprised solely of independent directors.

Our Board of Directors believes its leadership structure is appropriate because it effectively allocates authority, responsibility and oversight between management and the independent members of our Board of Directors. It does this by giving primary responsibility for the operational leadership and strategic direction of the Company to our Chief Executive Officer, while enabling our Non-Executive Chairman to facilitate our Board of Directors’ independent oversight of management, promote communication between management and our Board, and support our Board’s consideration of key governance matters.

Risk Oversight

Our Audit Committee is primarily responsible for overseeing the Company’s risk management processes on behalf of the full Board of Directors. The Audit Committee receives reports from management at least quarterly regarding the Company’s assessment of risks. In addition, the Audit Committee reports regularly to the full Board of Directors, which also considers the Company’s risk profile. The Audit Committee and the full Board of Directors focus on the most significant risks facing the Company and the Company’s general risk management strategy, and also ensure that risks undertaken by the Company are consistent with the Board of Directors’ appetite for risk. While the Board of Directors oversees the Company’s risk management, Company management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing the Company and that the Board of Directors leadership structure supports this approach.

Our Compensation Committee oversees risk management as it relates to our compensation plans, policies and procedures and has met with management to review whether our compensation programs may create incentives to our employees to take excessive or inappropriate risks that could have a material adverse effect on the Company. We believe that features of our programs, including the mix of long- and short-term incentives and equity grants, as well as our internal financial and legal controls, appropriately mitigate the risk of an employee taking action that harms the Company for short-term compensation benefits for the employee.

Director Attendance at Meetings

Each of our directors is expected to attend each annual meeting of stockholders and all meetings of the Board of Directors. The Board of Directors held thirteen meetings and acted by written consent on three occasions in 2012. During that period, all directors attended at least 75% of the aggregate of the meetings of the Board of Directors and all committees of the Board of Directors on which they served during the periods in which they served. In addition, all of our directors attended our annual meeting of stockholders in 2012.

Stockholder Communication with the Board of Directors and Non-Employee Directors

Stockholders may communicate any matters they wish to raise with the directors by writing to the Board of Directors, Sunstone Hotel Investors, Inc., 120 Vantis, Suite 350, Aliso Viejo, California 92656, Attention: Secretary. Stockholders should provide proof of stock ownership with their correspondence. All communications from verified stockholders will be received and processed by the Secretary and then directed to the appropriate member(s) of the Board of Directors.

In addition, any interested party who wishes to communicate directly with our non-employee directors may contact Mr. Locker, our Non-Executive Chairman, at the mailing address of the Company’s executive offices at 120 Vantis, Suite 350, Aliso Viejo, California 92656. All communications will be received and processed on a confidential basis by the Secretary and then directed to the appropriate non-employee director(s).

Committees of the Board of Directors

Committees

Our Board of Directors complements its oversight responsibilities through the following four standing committees, each of which is briefly described below: the Compensation Committee, the Audit Committee, the Strategic Planning and Capital Markets Committee and the Nominating and Corporate Governance Committee. Each of our committees has a charter, current copies of which may be viewed in the Investor Relations section of our website at www.sunstonehotels.com. In addition, printed copies of our committee charters will be provided without charge upon request to Sunstone Hotel Investors, Inc., 120 Vantis, Suite 350, Aliso Viejo, California 92656, Attention: Secretary.

Compensation Committee

The Compensation Committee determines compensation and benefits for all executive officers, oversees our equity compensation plans and assists in the establishment of compensation policies applicable to employees generally. The members of the Compensation Committee are independent directors as required by the listing standards and rules of the NYSE, are “non-employee” directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable rules of the SEC, and are “non-employee directors” for the purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

The current members of our Compensation Committee are Douglas M. Pasquale, Lewis N. Wolff and Thomas A. Lewis, who serves as the chair. The Compensation Committee held four meetings and acted by written consent on one occasion during 2012. The Company expects that after the annual meeting, the Compensation Committee members will remain the same.

Audit Committee

Our Board of Directors has adopted an Audit Committee charter, which defines the Audit Committee’s purposes to include oversight of:

*	the integrity of our financial statements;

*	our compliance with legal and regulatory requirements;

*	the independent auditors’ qualifications and independence;

*	the performance of the independent auditors and our internal audit function; and

*	preparation of an audit committee report as required by the SEC for inclusion in our annual proxy statement.

All of the members of the Audit Committee are financially literate within the meaning of the listing standards and rules of the NYSE. At least one member is an audit committee financial expert as that term is defined by applicable rules of the SEC, and at least one member possesses accounting and financial management expertise within the meaning of the listing standards and rules of the NYSE. The Board of Directors has determined that each member of the Audit Committee is independent within the meaning of the rules of both the NYSE and the SEC.

The current members of our Audit Committee are Andrew Batinovich, Z. Jamie Behar and Keith P. Russell, who serves as the chair. The Audit Committee held four meetings during 2012. We expect that after the annual meeting, the Audit Committee members will remain the same.

Audit Committee Financial Expert

The Board of Directors has determined that each of Andrew Batinovich, Z. Jamie Behar and Keith P. Russell is qualified as an audit committee financial expert within the meaning of SEC regulations. In making this determination, the Board of Directors considered the following qualifications: (a) understanding of generally accepted accounting principles, or GAAP; (b) ability to apply GAAP to accounting for estimates, accruals and reserves; (c) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the issues likely to be raised by our financial statements, or experience actively supervising persons engaged in these activities; (d) understanding of internal control over financial reporting; and (e) understanding of audit committee functions.

Strategic Planning and Capital Markets Committee

The Strategic Planning and Capital Markets Committee has the purpose and direct responsibility to (i) evaluate and consider corporate targets/objectives and action plans for leverage, liquidity and capital structure, (ii) evaluate, review and approve with management material transactions affecting the Company’s capital structure and liquidity and such issues related thereto as it deems necessary or appropriate, (iii) review and discuss the Company’s short and long term business strategies, generally to include seeking to maximize stockholder value by focusing on acquisitions and dispositions in our core hotel markets in order to take advantage of our expertise in and knowledge of these markets and by maintaining a disciplined investment strategy, with the intention of delivering further improvement in financial results and enhanced stockholder value and (iv) perform any other duties or responsibilities expressly delegated to the Strategic Planning and Capital Markets Committee by the Board of Directors from time to time relating to the Company’s strategic plan, capital structure and liquidity. Each of the members of the Strategic Planning and Capital Markets Committee are independent directors.

The current members of our Strategic Planning and Capital Markets Committee are Z. Jamie Behar, Douglas M. Pasquale, Keith P. Russell and Keith M. Locker, who serves as the chair. The Strategic Planning and Capital Markets Committee held four meeting during 2012. The Company expects that after the annual meeting, the Strategic Planning and Capital Markets Committee members will remain the same.

Nominating and Corporate Governance Committee

The Board of Directors has delegated to the Nominating and Corporate Governance Committee the responsibility to select, or to recommend to the Board of Directors, nominees for election at any annual meeting, or any special meeting of stockholders, and any person to be considered to fill a vacancy or a newly created directorship that is the result of any increase in the authorized number of directors. The Nominating and Corporate Governance Committee is also responsible for nominating board committee members, reviewing our corporate governance guidelines, assisting with the annual evaluation of the Board of Directors and approving certain transactions involving a conflict of interest. The Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is independent within the meaning of the listing standards of the NYSE.

In connection with its annual process for identifying directors to nominate or renominate, or to be recommended to the Board of Directors for nomination or renomination, the Nominating and Corporate Governance Committee seeks to determine whether the proposed candidate demonstrates an ability and willingness to:

*	maintain the highest personal and professional ethics, integrity and values;

*	represent the long-term interests of stockholders;

*	exercise independence of thought, objective perspective and mature judgment;

*	constructively challenge ideas and assumptions;

*	understand our business operations and objectives and provide thoughtful and creative strategic guidance;

*	contribute to the ongoing development and effective functioning of the Board of Directors;

*	dedicate sufficient time, energy and attention to ensure the diligent and thoughtful performance of his or her duties; and

*	demonstrate sincere commitment to our long-term success and the achievement of its objectives.

Additionally, in reviewing the qualifications of particular candidates, the Nominating and Corporate Governance Committee may choose to recommend individuals who can contribute an important, special or unique skill, expertise or perspective to the Board of Directors. The Nominating and Corporate Governance Committee recommends, among other things, whether the existing Board of Directors contains the appropriate size, structure and composition, whether some or all of the incumbent directors should be recommended to the Board of Directors for re-nomination, and whether the Board of Directors should be enlarged to include additional directors.

If the Board of Directors determines to seek additional directors for nomination, the Nominating and Corporate Governance Committee will consider as potential director nominees candidates recommended by various sources, including any member of the Board of Directors or senior management. The Nominating and Corporate Governance Committee may also retain a third-party search firm to identify candidates. The Nominating and Corporate Governance Committee also considers recommendations for nominees that are timely submitted by stockholders and only if such recommendations are delivered in the manner prescribed by the advance notice provisions contained in Article II, Section 2.11 of our bylaws for stockholder proposals. See “Stockholder Proposals for the 2014 Annual Meeting.” In addition to satisfying the timing, ownership and other requirements specified in Article II, Section 2.11 of the bylaws, a stockholder’s notice must set forth as to each person whom the stockholder proposes to recommend that the committee nominate for election to the Board of Directors all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, pursuant to Regulation 14A under the Exchange Act and our bylaws (including such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected). Properly communicated stockholder recommendations will be considered in the same manner as recommendations received from other sources.

The current members of our Nominating and Corporate Governance Committee are Andrew Batinovich, Douglas M. Pasquale, Lewis N. Wolff and Z. Jamie Behar, who serves as the chair. The Nominating and Corporate Governance Committee held four meetings during 2012. We expect that after the annual meeting, the Nominating and Corporate Governance Committee members will remain the same.

Committee Membership

The table below summarizes both the current and expected (assuming that the nominees listed in Proposal 1 are elected as directors at the annual meeting) membership information for each of the Board of Directors committees:

	Compensation	Audit	Nominating and Corporate Governance	Strategic Planning and Capital Markets
Mr. Batinovich		X	X
Ms. Behar		X	X*	X
Mr. Lewis	X*
Mr. Locker				X*
Mr. Pasquale	X		X	X
Mr. Russell		X*		X
Mr. Wolff	X		X

*	Chair

Executive Sessions of Independent Directors

Ms. Behar and Messrs. Batinovich, Lewis, Locker, Pasquale, Russell and Wolff are currently our independent, non-employee directors. The independent, non-employee directors held six meetings in 2012. Following the annual meeting, we expect that our non-employee directors will remain the same as set forth in the immediately preceding sentence, and that Mr. Locker will preside over executive sessions of the non-employee directors.

Report of the Audit Committee of the Board of Directors

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of Sunstone’s filings under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference.

The purpose of the Audit Committee of Sunstone Hotel Investors, Inc., or Sunstone, is to assist the Board of Directors in its oversight of (i) the integrity of Sunstone’s financial statements, (ii) Sunstone’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence, and (iv) the performance of the independent auditors and Sunstone’s internal audit function; to retain Sunstone’s independent auditors and to prepare this report. As set forth in the Audit Committee charter, which may be found in the Investor Relations section of Sunstone’s website at www.sunstonehotels.com, management of Sunstone is responsible for the preparation, presentation and integrity of Sunstone’s financial statements and Sunstone’s accounting and for ensuring that financial reporting principles and internal controls and procedures are designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing Sunstone’s financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles, and an opinion on the effectiveness of internal control over financial reporting.

In performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board, or the PCAOB, in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent auditors the auditors’ independence from Sunstone and its management, including the matters in the written disclosures and letter required by applicable requirements of the PCAOB.

The members of the Audit Committee are not full-time employees of Sunstone and are not performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards. Members of the Audit Committee necessarily rely on the information provided to them by management and the independent accountants. Accordingly, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with U.S. generally accepted accounting principles or that the Company’s auditors are in fact “independent.”

In reliance on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board of Directors the inclusion of the audited financial statements in Sunstone’s 2012 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Keith P. Russell, Chair

Andrew Batinovich

Z. Jamie Behar

February 14, 2013

Compensation of Directors

Compensation of the Company’s Board of Directors for 2012

During the first quarter of 2011, due in part to a stockholder request regarding certain aspects of compensation paid to members of our Board of Directors, FTI Schonbraun McCann Group, or Schonbraun, was engaged by the Nominating and Corporate Governance Committee to review current market terms of director compensation programs/levels and stock ownership guidelines within the REIT industry. Schonbraun prepared an analysis that detailed the 2009/2010 director compensation and equity ownership guidelines for two select groups of real estate companies, including the selective lodging sector peer group comprised of 20 publicly-traded REITs and Real Estate Operating Companies and an expanded peer group comprised of 55 publicly-traded REITs with implied equity market capitalizations ranging from approximately $1 billion to $3 billion. With respect to board compensation, the Schonbraun report noted that the Sunstone Board of Directors’ then-current total compensation package ranked in the 45th percentile when compared to total compensation paid to directors by companies within Sunstone’s lodging sector peer group and ranked in the 47th percentile when compared to total compensation paid to directors by publicly-traded REITs with implied equity market capitalizations ranging from approximately $1 billion to $3 billion. As for stock ownership guidelines, the Schonbraun report reflected the growing trend to establish stock ownership guidelines and provided the guidelines implemented at peer group companies.

In light of the above-mentioned Schonbraun report, and in order to ensure that the Company retains the service of its existing directors and is able to attract superior-talented persons should any of the existing directors cease service to the Company or if the Board of Directors elects to add directors, effective as of the first quarter 2011, the Board of Directors elected to modify its compensation structure as follows: (a) to increase the telephonic meeting attendance fee from $500 to $1,000 per meeting; (b) to increase the annual cash retainer paid to each chair of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee to $20,000, $10,000 and $10,000, respectively, from $15,000, $7,500 and $7,500, respectively (and, effective as of the fourth quarter 2011, the annual cash retainer for the chair of our Strategic Planning and Capital Markets Committee was set at $20,000); (c) to increase the annual stock grant from $60,000 to $100,000, provided that, in order to more closely align the Board of Directors’ interests with those of the Company’s stockholders, the vesting period for such grants was changed from one year to three years (such that the grants will vest in three equal installments beginning with the first anniversary of the grant date and continue annually thereafter); and (d) as discussed below, to implement director stock ownership requirements. Each member of the Board of Directors also receives an annual cash retainer of $30,000 (payable in quarterly installments) and an attendance fee paid in cash of $1,500 for meetings attended in person, which amounts were not modified.

Starting in 2011, the Nominating and Corporate Governance Committee began implementation of stock ownership requirements for Company directors. Under these guidelines, each existing director (with the exception of Ms. Behar) is required, within three years of January 1, 2011, to hold stock valued at no less than three times the amount of the annual cash retainer paid to such director; and, for any new director, compliance with the guidelines is required within three years after being elected to the Board of Directors. To determine compliance with the “stock ownership” guidelines, (a) we will include, in addition to shares the individual director owns outright, awarded but unvested restricted shares of Company stock and (b) we will calculate the value of each director’s stock holdings based on the average closing price on the NYSE of the Company’s common stock for the year ended immediately prior to the applicable January 1 determination date. As of January 1, 2013, each member of the Company’s Board of Directors met or exceeded the stock ownership requirements. Due to rules implemented by her employer, all director fees for Ms. Behar (including the value of the annual stock grant and attendance fees) are paid in cash to her employer.

Directors are also entitled to reimbursement for expenses incurred in fulfilling their duties as our directors and receive complimentary hotel rooms at our hotels and resorts when on personal travel. In certain circumstances, directors may also receive such complimentary hotel rooms at the Company’s hotels for one year following their retirement or resignation from the Board of Directors.

2012 Independent Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)		All Other Compensation ($)	Total ($)
Robert A. Alter(5)	15,000	—		—	15,000
Andrew Batinovich	56,500	158,059	(3)(4)	—	214,559
Z. Jamie Behar(6)	172,500	—		—	172,500
Thomas A. Lewis	59,500	105,373	(3)	—	164,873
Keith M. Locker	130,500	200,210	(3)(4)	—	330,710
Douglas M. Pasquale	62,500	158,059	(3)(4)	—	220,559
Keith P. Russell	76,500	105,373	(3)	—	181,873
Lewis N. Wolff	55,500	105,373	(3)	—	160,373

(1)	The amounts in this column are comprised as follows: (i) fees for service during 2012 and paid in 2012: Mr. Alter—$15,000, Mr. Batinovich—$48,000, Ms. Behar—$61,500, Mr. Lewis—$48,500, Mr. Locker—$102,000, Mr. Pasquale—$54,000, Mr. Russell—$63,000, and Mr. Wolff—$47,000; (ii) fees for service during the fourth quarter of 2012 and paid in the first quarter of 2013: Mr. Alter—$0, Mr. Batinovich—$8,500, Ms. Behar—$11,000, Mr. Lewis—$11,000, Mr. Locker—$28,500, Mr. Pasquale—$8,500, Mr. Russell—$13,500, and Mr. Wolff—$8,500 ; and (iii) for Ms. Behar only, $100,000 of this amount represents the value of the annual stock grant given in 2012 to our independent directors for serving on our Board of Directors which will be paid in cash to her employer in three equal annual installments beginning with the first anniversary of the grant date of May 2, 2012. Fees for service during the fourth quarter of 2011 and paid in the first quarter of 2012 are not reflected in this column.
(2)	The amounts in this column represent the grant date fair value for grants of restricted stock made to the director in 2012 as prescribed by Accounting Standards Codification Topic 718, Compensation—Stock Compensation (referred to herein as ASC Topic 718).
(3)	Each of our independent directors received a stock grant of shares in 2012 having a value equal to $100,000 for serving on our Board of Directors. In addition, Mr. Locker received a restricted stock grant having a value of $60,000 for his service as our Non-Executive Chairman. To determine the number of restricted shares granted, the dollar amount is divided by the average closing price of the Company’s stock over the 20 trading days ending three business days prior to the grant date. Accordingly, based on a grant date of May 2, 2012 and the average closing price of the Company’s common stock over the 20 trading days ending three days prior to such date (which average price was $9.87), each of the independent directors was granted 10,132 shares of restricted stock (and, in addition, Mr. Locker received 6,079 shares of restricted stock for his service as our Non-Executive Chairman), with a grant date fair value of $105,373 (and an additional $63,221 for Mr. Locker), as prescribed by ASC Topic 718. The grant date fair value of the restricted stock awards granted to our independent directors equals the number of shares of restricted stock multiplied by the closing common share price of $10.40 on the NYSE on the date of the grant (May 2, 2012).
(4)	Messrs. Batinovich and Pasquale received a stock grant of shares having a value equal to $50,000 for their service as directors during the period of November 7, 2011 to May 1, 2012 (representing one-half of the base annual stock grant received by all members of the Company’s Board of Directors for service from the 2011 annual meeting to the 2012 annual meeting). Mr. Locker, our Non-Executive Chairman, received a stock grant of shares having a value equal to $30,000 for his service as our Non-Executive Chairman during the period of November 7, 2011 to May 1, 2012. To determine the number of restricted shares granted, the dollar amount is divided by the average closing price of the Company’s stock over the 20 trading days ending three business days prior to the grant date. Accordingly, based on a grant date of May 2, 2012 and the average closing price of the Company’s common stock over the 20 trading days ending three days prior to such date (which average price was $9.87), Messrs. Batinovich, Locker and Pasquale were granted 5,066, 3,040 and 5,066 shares of restricted stock, respectively, with grant date fair values of $52,686, $31,616 and $52,686, respectively, as prescribed by ASC Topic 718. The grant date fair value of the restricted stock awards granted to Messrs. Batinovich, Locker and Pasquale equals the number of shares of restricted stock (5,066, 3,040 and 5,066, respectively) multiplied by the closing common share price of $10.40 on the NYSE on the date of the grant (May 2, 2012).

(5)	Mr. Alter’s service as a member of the Company’s Board of Directors ended on May 2, 2012.
(6)	Due to rules implemented by her employer, all director fees for Ms. Behar (including the value of the annual stock grant and attendance fees) are paid in cash to her employer.

Compensation of the Company’s Board of Directors for 2013 and Non-Executive Chairman Compensation

We currently expect that the compensation for our Board of Directors in 2013 will remain the same as that paid in 2012, though we continue to evaluate all compensation policies on an ongoing basis, so no assurance can be given that we will not change aspects of our director compensation in the future.

In October 2011, FPL Associates L.P., or FPL, a nationally recognized compensation consulting firm, was retained by the Nominating and Corporate Governance Committee to review the appropriate compensation program for our Non-Executive Chairman as compared to other public real estate companies, including our peers that have an independent, non-executive chairman. Based on the results of this analysis and its own subjective analysis of our Non-Executive Chairman’s anticipated role and responsibilities, the Nominating and Corporate Governance Committee recommended to our Board of Directors and the Board of Directors approved the following compensation for our Non-Executive Chairman, effective as of November 7, 2011: Mr. Locker will receive, in addition to the aforementioned standard compensation received by other members of our Board of Directors, a $60,000 cash retainer and a restricted stock grant having a value of $60,000 (which grant will vest in three equal annual installments beginning with the first anniversary of the grant date, subject to continued service). Accordingly, assuming Mr. Locker is elected by our stockholders at the 2013 annual meeting to continue his service as a member of the Company’s Board of Directors (and also assuming he continues to serve as our Non-Executive Chairman and chair of the Strategic Planning and Capital Markets Committee), we expect that Mr. Locker will receive (1) a stock grant of shares having a value equal to $160,000 (comprised of (a) $60,000 for Mr. Locker’s service as our Non-Executive Chairman from May 1, 2013 to the date of the Company’s 2014 annual meeting, and (b) $100,000 as part of the base annual stock grant received by all members of the Company’s Board of Directors for service from May 1, 2013 to the date of the Company’s 2014 annual meeting) and (2) a cash retainer of $110,000 (comprised of (a) $30,000 as part of the base annual cash retainer received by all members of the Company’s Board of Directors for service from May 1, 2013 to the date of the Company’s 2014 annual meeting, (b) $60,000 for Mr. Locker’s service as our Non-Executive Chairman from May 1, 2013 to the date of the Company’s 2014 annual meeting, and (c) $20,000 for Mr. Locker’s service as chair of the Strategic Planning and Capital Markets Committee from May 1, 2013 to the date of the Company’s 2014 annual meeting).

Executive Officers

The following sets forth biographical information regarding our Named Executive Officers for the year ended December 31, 2012, other than Mr. Cruse, whose biographical information is set forth above under “Proposal 1: Election of Directors.”

John V. Arabia, 43, is our President. On February 14, 2011, we announced that we hired Mr. Arabia as Executive Vice President of Corporate Strategy and Chief Financial Officer, or CFO, and on April 4, 2011 his employment began. On February 15, 2013, he was promoted to President. Prior to joining Sunstone, Mr. Arabia served as Managing Director of Green Street Advisors’ (“Green Street”) real estate research team. Mr. Arabia joined Green Street in 1997 and was instrumental in creating the firm’s lodging research platform. Prior to joining Green Street, Mr. Arabia was a Consulting Manager at EY Kenneth Leventhal in the firm’s west coast lodging consulting practice which specialized in hotel market studies, valuation and acquisition due diligence. Mr. Arabia started his hotel career in 1987, working various entry-level operating positions at the Anaheim Marriott. Mr. Arabia, who earned a CPA certificate from the state of Illinois, holds an M.B.A. degree in Real Estate/Accounting from The University of Southern California and a B.S. degree in Hotel Administration from Cornell University.

Marc A. Hoffman, 55, is our Executive Vice President and Chief Operating Officer, or COO. Mr. Hoffman joined us in June 2006 as Vice President—Asset Management, and was appointed Senior Vice President—Asset Management in January 2007 and Executive Vice President and Chief Operating Officer on February 18, 2010. For the twenty-seven years prior to joining Sunstone, Mr. Hoffman served in various positions at Marriott International, Inc., including General Manager of The Vail Marriott, General Manager of Marriott’s Harbor Beach Resort and Spa, Marriott Market Manager for Fort Lauderdale, General Manager of The Ritz-Carlton Palm Beach (where under Mr. Hoffman’s leadership, the hotel obtained the Mobil 5 Star Award), and most recently as Vice President and Managing Director of Grande Lakes Orlando, which included the 1,000-room JW Marriott, the 584-room Ritz-Carlton Resort and Spa and The Ritz-Carlton Golf Club. Mr. Hoffman holds an A.O.S. degree from The Culinary Institute of America and a B.A. degree from Florida International University.

Lindsay N. Monge, 40, is our Senior Vice President—Chief Administration Officer, Treasurer and Secretary. Mr. Monge joined us in July 2000 as an acquisitions analyst, serving in the capacity of Acquisitions Manager from October 2001 through April 2003. From April 2003 to February 2010, he served as our Vice President—Treasurer. From March 2010 to February 15, 2013, he has served as Senior Vice President— Treasurer and Secretary, charged with management of all treasury- and secretarial-related functions, as well as enterprise risk management, information technology, human resources and office administration. On February 15, 2013, he was promoted to Senior Vice President—Chief Administration Officer, Treasurer and Secretary. Since 1995 and prior to joining Sunstone, he served in various capacities in hotel operations at the Waldorf-Astoria Hotel in New York, New York and the Westgate Hotel in San Diego, California. Mr. Monge holds an M.B.A. degree from the Peter F. Drucker & Masatoshi Ito Graduate School of Management at Claremont Graduate University and a B.S. degree in Hotel Administration from Cornell University.

Robert C. Springer, 35, is our Senior Vice President—Chief Investment Officer. Mr. Springer joined us in May 2011 as Senior Vice President—Acquisitions. On February 15, 2013, he was promoted to Senior Vice President—Chief Investment Officer. Prior to joining Sunstone, Mr. Springer served as a Vice President in the Merchant Banking Division of Goldman, Sachs & Co. (“Goldman”) and in the firm’s principal lodging investing activity, which investments were primarily placed through the Whitehall Street Real Estate series of private equity funds, as well as the Goldman Sachs Real Estate Mezzanine Partners fund. Mr. Springer’s involvement with these funds included all aspects of hotel equity and debt investing, as well as asset management of numerous lodging portfolios. Mr. Springer joined Goldman in February 2006. Prior to joining Goldman, Mr. Springer worked in both the feasibility and acquisitions groups at Host Hotels & Resorts from 2004 to 2006 and was integral to the closing of several large lodging deals. Mr. Springer started his career with PricewaterhouseCoopers, LLP in the Hospitality Consulting Group from 1999 to 2004. Mr. Springer holds a B.S. degree in Hotel Administration from Cornell University.

Executive Officer Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis explains our compensation philosophy and policies that apply to our executive officers, including the Named Executive Officers listed in the Summary Compensation Table below. It explains the structure and rationale associated with each material element of the compensation program for the Named Executive Officers, describes the actual compensation paid to our Named Executive Officers for 2012, and provides important context for the more detailed disclosure relating to our Named Executive Officers in the compensation tables following this Compensation Discussion and Analysis.

In accordance with the rules of the SEC, each of Messrs. Cruse, Arabia, Hoffman, Monge and Springer are Named Executive Officers. Accordingly, this Compensation Discussion and Analysis discusses certain on-going arrangements with respect to the Named Executive Officers. This Compensation Discussion and Analysis contains statements regarding Company performance targets and goals. These targets and goals are disclosed in the limited context of our executive compensation programs and should not be understood to be statements of management’s future expectations or estimates of future results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Say-on-Pay

The Board of Directors and our management team understand it is our responsibility to structure our compensation program in a way that is highly aligned with the interests of our stockholders. Although the advisory stockholder vote on executive compensation is non-binding, the Compensation Committee has considered and will continue to consider the outcome of the vote when making future compensation decisions for Named Executive Officers.

Improvements to the Company’s Compensation and Governance Programs

Though the Compensation Committee believes that the stockholder vote on our 2012 “say-on-pay” proposal endorses the Company’s compensation program, the Compensation Committee endeavors to continue improving the Company’s compensation program to more closely align compensation with the interests of our stockholders. To this end, over the past few years the Compensation Committee has materially redesigned the Company’s compensation programs; likewise, the Board of Directors has made numerous corporate governance improvements. Examples of recent improvements to the Company’s compensation and governance programs include the following:

*	New Independent Directors and Non-Executive Chairman: On November 7, 2011, the Board of Directors appointed two new independent directors, Messrs. Batinovich and Pasquale. In addition, we appointed an independent director, Mr. Locker, as our Non-Executive Chairman. Our Board of Directors now consists of eight members, seven of which are independent.

*	Chief Executive Officer Base Salary: Mr. Cruse’s annual base salary is below the base salary level the Company paid its former CEO, and is below the average CEO base salary of the Company’s Hotel REIT peer group. The Compensation Committee believes that a compensation program which puts the majority of the CEO’s potential compensation “at risk,” subject to the attainment of predetermined performance goals, strongly aligns CEO compensation with the objectives of our stockholders.

*

Annual Incentive Awards Tied to Absolute TSR and Relative TSR: Starting in 2012, the Compensation Committee tied annual incentive compensation to both absolute and relative total stockholder return, or TSR. For 2012, absolute TSR and relative TSR accounted for 40% of the objective performance measures against which executive officers were evaluated for incentive compensation, and in 2013 will account for 50%. This level of weighting is consistent with the weighting ascribed to the award of restricted stock granted to Mr. Cruse in connection with his promotion to CEO on August 5, 2011, of which 40% of such shares are subject to performance-based, cliff vesting on the fifth anniversary of the grant date, depending on satisfaction of three measures: absolute TSR; relative TSR; and debt/earnings before interest, taxes, depreciation and amortization expenses (hereinafter, “EBITDA”).

*	Pay for Performance / Increase to “At-Risk” CEO Compensation: The majority of total compensation opportunities for our Named Executive Officers is in the form of “at-risk” compensation. We believe this approach establishes strong financial incentives for our Named Executive Officers to maximize stockholder value. Variable compensation is tied to the achievement of performance goals or stock price improvement and includes annual incentive cash bonuses and equity incentive awards, the vesting of which is based on continued employment over the applicable vesting period. For our CEO in particular, “at-risk” compensation was approximately 79% in 2011, 80% in 2012 and is 80% in 2013 (expressed as the ratio of (a) target cash and equity incentive awards over (b) (x) target cash and equity awards plus (y) annual base salary rate).

*	CEO Stock Ownership Requirements: In 2012, the Compensation Committee began implementation of stock ownership requirements for the Company’s CEO, whereby our CEO is required, within three years of January 1, 2012, to hold stock valued at no less than six (6) times his annual base salary rate; and, for any new CEO, compliance with the policy will be required within four years after being appointed as the Company’s CEO. CEO stock ownership requirements are described in more detail below under the heading “Security Ownership of our Chief Executive Officer.” As of January 1, 2013, Mr. Cruse exceeded the stock ownership requirements.

*	Director Stock Ownership Requirements: Starting in 2011, the Nominating and Corporate Governance Committee began implementation of stock ownership requirements for Company directors, whereby each existing director (with the exception of Ms. Behar who holds a de minimis amount of stock due to rules implemented by her employer that require all director fees to be paid in cash to her employer) will be required, within three years of January 1, 2011, to hold stock valued at no less than three times the amount of the annual cash retainer paid to such director; and, for any new director, compliance with the guidelines will be required within three years after being elected to the Board of Directors. Director stock ownership requirements are described in more detail under the “Compensation of Directors” section above. As of January 1, 2013, each member of the Company’s Board of Directors met or exceeded the stock ownership requirements.

*	Majority Voting Standard for Directors / Director Resignation Policy: Effective March 2012, (a) the Company’s bylaws were amended to change the voting standard for the election of directors from a plurality to a majority of all of the votes cast in uncontested elections; provided that, if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of all votes cast for election of directors at the meeting, and (b) the Company adopted a director resignation policy, which requires that any incumbent director who receives a greater number of “withheld” votes from his or her election than votes “for” such election to promptly tender his or her resignation to the Board of Directors following the final tabulation of the stockholder vote in any uncontested election of directors. These changes demonstrate the Company’s commitment to accountability, at both the management and board levels, and ensure that stockholders’ votes will effectively determine the composition of our Board of Directors.

*	No Excise Tax Gross-Up Payments: As of March 2011, no employee of the Company (including the Named Executive Officers) is entitled to receive excise tax gross-up payments in respect of any payment made by the Company.

*	No Repricing of Stock Options and Stock Appreciation Rights: Effective May 2010, the Company’s Long-Term Incentive Plan, or LTIP, was amended to prohibit repricing of stock options and stock appreciation rights without the approval of a majority of the Company’s stockholders.

*	New Limits on Share Recycling: Effective February 2012, the LTIP was amended to revise the share counting provisions in order that (i) no shares of common stock tendered or withheld to satisfy the grant or exercise price or tax withholding obligation with respect to any award is again available for transfer pursuant to awards granted under the LTIP and (ii) the number of shares of common stock taken into account with respect to stock appreciation rights exercisable for shares of common stock will be the number of shares underlying the stock appreciation rights upon grant (regardless of the number of shares delivered upon settlement of the award).

Compensation Philosophy and Objectives

The Compensation Committee seeks to attract, motivate and retain Sunstone’s executive officers through competitive compensation arrangements that, within appropriate risk parameters, provide strong financial incentives for the executive officers to maximize stockholder value.

Our executive compensation program is designed to reward performance relative to financial and other metrics that we believe will result in favorable total stockholder returns, both in terms of absolute appreciation in the value of our shares, and in terms of relative performance as compared to our peers, taking into consideration our competitive position within the real estate industry and each executive’s contributions to the Company. The Compensation Committee has also designed the compensation program to reward our executive officers at levels that the Compensation Committee believes to be competitive for companies in its industry, including in part as a result of the review of executive officer compensation levels at certain companies in a peer group, as identified below. These compensation objectives are also furthered by the compensation program providing that a significant amount of the executive officer’s total compensation will be variable and will be awarded by reference to these key financial metrics and other financial indicators. We have not adopted any formal policies or guidelines for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among different forms of cash and non-cash compensation. We believe the metrics for both the annual cash incentive bonuses and equity incentive awards for our Named Executive Officers demonstrate stockholder-favorable compensation practices. Our focus with respect to compensation of our Named Executive Officers is generally aligned with performance relative to key growth metrics, including TSR, return on assets and growing our share of business in the markets in which we compete.

Implementation of our Compensation Philosophy and Objectives

Compensation Committee

The Compensation Committee assists the Board of Directors in discharging the Board of Directors’ responsibilities relating to compensation of our executive officers. It evaluates and recommends to the Board of Directors appropriate policies and decisions relative to executive officer benefits, bonus, incentive compensation, severance, and equity-based or other compensation plans. It also oversees preparation of executive compensation disclosures for inclusion in our proxy statement and assists management in regulatory compliance with respect to compensation matters. The current members of our Compensation Committee are Thomas A. Lewis, Douglas M. Pasquale and Lewis N. Wolff, each of whom is “independent” within the meaning of the listing standards of the NYSE, is a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act and is an “outside director” within the meaning of Section 162(m) of the Code.

As described in more detail below, compensation for fiscal year 2012 for each of our Named Executive Officers was determined by the Compensation Committee based upon a review of the Company’s performance, the individual performance of each Named Executive Officer, total compensation paid by the Company to each Named Executive Officer in prior years, and, in certain instances, taking into account certain peer group information provided by FPL. The Compensation Committee’s analysis is discussed below in the context of each element and amount of compensation.

The annual cash incentive bonus and equity incentive awards for a fiscal year are typically paid in the first quarter of the subsequent fiscal year, when audited financial statements for such fiscal year become available for the Company. For example, in February 2013, we paid the 2012 cash incentive bonuses and issued long-term equity incentive awards to the Named Executive Officers with respect to the Company’s performance for fiscal year 2012.

Compensation Consultant

To assist it in carrying out its responsibilities, the Compensation Committee is authorized to retain the services of independent compensation advisors for purposes of advice and consultation with respect to compensation of our executive officers. During fiscal year 2011, the Compensation Committee engaged FPL. The Compensation Committee has sole authority to retain or terminate FPL as the Compensation Committee’s executive compensation consultant and to approve its fees and other terms of engagement. The Compensation Committee will consider, not less than annually, the independence of FPL and its other advisors and determine whether any related conflicts of interest require disclosure.

In making certain compensation decisions in 2011, the Compensation Committee relied upon FPL to:

*	assist in the selection of a group of peer companies (based on, among other things, industry, size and geography);

*	provide information on compensation paid by peer companies to their executive officers;

*	advise on alternative structures, forms of compensation and allocation considerations; and

*	advise on appropriate levels of compensation.

In 2012, the Compensation Committee retained the 2011 compensation levels for Named Executive Officers. The Compensation Committee did not retain a compensation consultant in 2012.

Peer Group Information

The Compensation Committee uses comparison data from various companies in certain peer groups as a guide in its review and determination of base salaries, annual cash bonuses and restricted stock awards. During 2011, the Compensation Committee reviewed peer group data to assist in its determination regarding compensation for certain Named Executive Officers for 2011 and 2012, the award of restricted stock granted to Mr. Cruse in connection with his promotion to CEO on August 5, 2011, and compensation for our CEO for 2012. The Compensation Committee evaluates our performance and determines whether the compensation elements and levels that we provide to our executive officers are generally appropriate relative to the compensation elements and levels provided to their counterparts at our peer companies, in light of our performance relative to our peers and in light of each executive officer’s contribution to our performance.

In 2011, the Compensation Committee, with the help of FPL, determined the composition of our peer groups and the criteria and data used in compiling our peer group lists. The peer groups selected and used by the Compensation Committee are all public real estate companies and are divided into two groups: hotel REIT peers and size/geographic peers. Each peer group is discussed and identified below:

*	Hotel REIT Peer Group. This peer group consists of seven public hospitality REITs that the Company and FPL consider to be the most relevant peer group against which to benchmark compensation for Named Executive Officers. This peer group has total capitalization ranging from approximately $1.9 billion to $17.8 billion (as of December 31, 2010).

*	Size/Geographic-Based Peer Group. This peer group consists of 13 public real estate companies, six of which have corporate headquarters located within the State of California. This peer group focuses on a variety of asset classes and has total capitalization ranging from approximately $1.6 billion to $6.3 billion (as of December 31, 2010).

Hotel REIT Peer Group	Size/Geographic-Based Peer Group
Ashford Hospitality Trust, Inc.	Acadia Realty Trust
DiamondRock Hospitality Company	BioMed Realty Trust, Inc.
FelCor Lodging Trust Incorporated	BRE Properties, Inc.
Hersha Hospitality Trust	Choice Hotels International, Inc.
Host Hotels & Resorts, Inc.	Cousins Properties Incorporated
LaSalle Hotel Properties	DCT Industrial Trust, Inc.
Strategic Hotels & Resorts, Inc.	Douglas Emmett, Inc.
FelCor Lodging Trust Incorporated
Nationwide Health Properties, Inc.
PS Business Parks, Inc.
Realty Income Corporation
Saul Centers, Inc.
Strategic Hotels & Resorts, Inc.

The peer group compensation analyses prepared by FPL in 2011 were utilized by our Compensation Committee for informational purposes only. The Compensation Committee did not engage in any formal benchmarking with respect to our Named Executive Officer compensation for 2012.

Management’s Involvement in Compensation Decisions

The Compensation Committee exercises independent discretion and judgment in making compensation decisions after evaluating the Company’s performance, the executive’s past performance, including the extent to which the executive has met or exceeded specified targets or affected the Company’s performance, and the executive’s long-term potential to enhance stockholder value. In connection with the executive compensation determination process, the Compensation Committee seeks input from the Company’s CEO regarding the compensation of the Named Executive Officers other than the CEO. In addition, from time to time, the Compensation Committee will direct management to work with its consultant(s) in providing proposals, program design and compensation recommendations. The CEO does not provide recommendations for changes in his or her own compensation. Any proposed changes to CEO compensation are recommended to the Board of Directors by the Compensation Committee, and final deliberations and all votes regarding CEO compensation are made in executive sessions of the Board of Directors, without the CEO present. Only Compensation Committee members vote on recommendations to the full Board of Directors regarding changes in executive compensation.

Tax Considerations

Section 162(m) of the Code disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for our CEO and each of the other Named Executive Officers (other than our Chief Financial Officer), unless compensation is performance based. We expect that our Compensation Committee will adhere to the principle that, where reasonably practicable and to the extent applicable, we will seek to qualify the variable compensation paid to our Named Executive Officers for an exemption from any applicable deductibility limitations of Section 162(m) of the Code. As such, in approving the amount and form of compensation for our Named Executive Officers in the future, our Compensation Committee will consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section 162(m) of the Code. However, our Compensation Committee may, in its judgment, authorize compensation payments that are subject to deduction limitations under Section 162(m) of the Code when it believes that such payments are appropriate to attract and/or retain executive talent.

Section 409A of the Code

Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, we design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our Named Executive Officers, in a manner intended either to be exempt from, or to satisfy the requirements of, Section 409A.

Section 280G of the Code

Section 280G of the Code disallows a tax deduction with respect to excess parachute payments to certain executives of companies which undergo a change in control. In addition, Section 4999 of the Code imposes a 20 percent penalty on the individual receiving the excess payment. Parachute payments are compensation that is linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits and payments and acceleration of vesting from long-term incentive plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G based on the executive’s prior compensation. In approving the compensation arrangements for our Named Executive Officers, our Compensation Committee considers all elements of the cost to our Company of providing such compensation, including the potential impact of Section 280G. However, our Compensation Committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G and the imposition of excise taxes under Section 4999 when it believes that such arrangements are appropriate to attract and retain executive talent. No Named Executive Officer is entitled to any tax gross-up payments in the event that any excise taxes are imposed on parachute payments.

Accounting Standards

Accounting Standards Codification Topic 718, Compensation—Stock Compensation (referred to as ASC Topic 718), requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock options, restricted stock, restricted stock units and performance units under our equity incentive award plan are accounted for under ASC Topic 718. Our Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Elements of Executive Compensation

We use a portfolio of pay components to accomplish our compensation philosophy and objectives discussed above. Our executive compensation program consists of the following components:

*	Annual Base Salary—fixed base pay that reflects each executive’s position and individual performance.

*	Annual Cash Incentive Bonuses—variable cash awards based on performance and responsibility level to compensate each executive officer for achieving our annual stockholder return and other corporate goals, and implementing our long-term plans and strategies.

*	Annual Equity Incentive Awards—variable equity awards also granted based on such performance and responsibility levels and designed to foster retention and align the executive officer’s interests with the long-term interests of our stockholders.

*	Perquisites—perquisites consistent with industry practices in comparable REITs, as well as broad-based employee benefits such as medical, dental, vision, life insurance and disability coverage.

Annual Base Salary

The annual base salary component of an executive officer’s compensation is intended to provide a reasonable standard of living and a base wage at levels believed by the Compensation Committee to be competitive. The Compensation Committee reviews base salaries annually, but base salaries are not automatically increased pursuant to pre-determined formulas or otherwise and may not be increased if, among other things, the Compensation Committee believes that other elements of compensation are more appropriate in light of the Company’s stated objectives or that increases are not appropriate for other reasons. This strategy is consistent with the Company’s primary goal of offering compensation that is intended to incentivize an executive officer to seek to maximize stockholder returns and that is contingent on the achievement of performance objectives. Each executive officer’s base salary serves as the base amount for determining annual cash and equity incentive award opportunities, which are calculated as percentages of such executive’s base salary.

The base salary of each of our executive officers is based on the review of the Compensation Committee described above and the following:

*	an assessment of the scope of the executive officer’s responsibilities and leadership;

*	the executive officer’s expertise and experience within the industry;

*	the Company’s overall financial and business performance; and

*	the executive officer’s contributions to the Company.

This determination is not formulaic and is not based on specific Company or individual performance targets objectives, but rather is subjective and made in light of our compensation philosophy and objectives described above. The following is a discussion of the base salary determinations for each of our Named Executive Officers.

Kenneth E. Cruse. Mr. Cruse’s annual base salary for the period of January 1, 2009 to February 21, 2010 was $294,193. Mr. Cruse’s annual base salary was increased to $350,000, effective February 22, 2010, representing an increase of approximately 19%. In connection with his promotion to President, Mr. Cruse’s base salary was increased to $400,000, effective January 1, 2011, representing an increase of approximately 14%. Effective January 1, 2012, Mr. Cruse’s base salary was increased to $550,000 in light of his promotion to CEO, representing an increase of 37.5%; and, effective January 1, 2013, his base salary was increased to $615,000, representing an increase of approximately 12%.

John V. Arabia. Mr. Arabia’s annual base salary for the period of April 4, 2011 to December 31, 2012 was $375,000. Effective January 1, 2013, Mr. Arabia’s base salary was increased to $415,000 in connection with his promotion to President, representing an increase of approximately 10.5%.

Marc A. Hoffman. Mr. Hoffman’s annual base salary for the period of January 1, 2009 to February 21, 2010 was $301,069. Effective February 22, 2010, Mr. Hoffman’s annual base salary was increased to $350,000 in connection with his promotion to Executive Vice President and COO, representing an increase of approximately 16%. Mr. Hoffman’s annual base salary was increased to $375,000 on February 17, 2011, representing an increase of approximately 7%, and remained at $375,000 until December 31, 2012. Effective January 1, 2013, his base salary was increased to $405,000, representing an increase of 8%.

Lindsay N. Monge. Mr. Monge’s annual base salary for the period of January 1, 2012 to December 31, 2012 was $240,000. Effective January 1, 2013, Mr. Monge’s annual base salary was increased to $260,000 in connection with his promotion to Senior Vice President—Chief Administration Officer, Treasurer and Secretary, representing an increase of approximately 8.5%.

Robert C. Springer. Mr. Springer’s annual base salary for the period of May 31, 2011 to December 31, 2012 was $285,000. Effective January 1, 2013, Mr. Springer’s base salary was increased to $310,000 in connection with his promotion to Senior Vice President—Chief Investment Officer, representing an increase of approximately 9%.

Annual Cash Incentive Bonuses and Annual Equity Incentive Awards

We use annual cash incentive bonus and annual equity incentive awards to further motivate executive officers by establishing a relationship between the bonuses and awards and the performance of the Company and the executive officer. All of our executive officers are eligible to participate in the Executive Incentive Plan, which is described below. We believe that tying our executive officers’ cash bonus and long-term equity compensation to the quantitative metrics discussed below provides a strong financial incentive to maximize stockholder value.

The annual cash incentive bonus and equity incentive awards granted under the Executive Incentive Plan are intended to compensate our executive officers for achieving our annual financial goals at both the corporate and hotel asset levels and for implementing long-term plans and strategies. The annual cash incentive bonus and annual equity incentive award program is are based on performance and responsibility level rather than on the basis of seniority, tenure or other entitlement. Each year, the Compensation Committee establishes performance-based criteria, both corporate and individual, for each Named Executive Officer, and the level of achievement of those criteria determines the size of the annual bonuses and awards made to the Named Executive Officer in the next calendar year. This performance-based program is intended to encourage our officers to continually improve their capabilities to enhance performance and deliver positive business results.

The annual equity incentive awards are also intended to encourage ownership, foster retention and align the executive officers’ interests with the long-term interests of our stockholders. Historically, we have used restricted stock awards that are granted based on achievement of pre-established performance goals and generally vest over a three-year period. We use restricted stock for these awards in order to confer the full value of the equity because these awards are granted in respect of prior attainment of performance objectives, but we subject these awards to three-year vesting to provide retention and integrity incentives. Because the awards are only granted if certain performance criteria are met, we generally do not utilize additional performance-based criteria in connection with the vesting of these awards.

As described further below, the Compensation Committee sets the target annual cash incentive bonus and equity incentive award levels for each Named Executive Officer based on the achievement of objective corporate performance criteria as well as subjective individual performance criteria. The amounts of the awards are set at levels designed to provide the executives with a significant incentive to enhance stockholder value. Accordingly, as discussed below, the target annual incentive cash bonus and target annual equity incentive award for each executive officer are set at levels that represent a significant percentage of such officer’s overall compensation arrangements.

Criteria and Metrics for 2012 Incentive Compensation

In the first quarter of 2012, the Compensation Committee established quantitative and qualitative performance measures for both the annual cash incentive bonuses and the annual equity incentive awards. For Mr. Cruse, 100% of each of the potential annual cash incentive bonus and the annual equity incentive award is based upon the achievement of the Seven Components (defined below); for Messrs. Arabia and Hoffman, 75% of each of the potential annual cash incentive bonus and the annual equity incentive award is based upon the achievement of the Seven Components and the remaining 25% is based upon achievement of individual goals (discussed below); and for Messrs. Monge and Springer, 50% of each of the potential annual cash incentive bonus and the annual equity incentive award is based upon the achievement of the Seven Components and the other 50% is based upon achievement of individual goals (discussed below). The relative weighting of the Seven Components and individual goals established by the Compensation Committee for each of our Named Executive Officers reflects its analysis of the appropriate amount of emphasis to place on both objective corporate and subjective individual goals, and not any pre-determined formula or methodology. The Compensation Committee may, at its discretion, adjust criteria to account for significant intra-year transactions and circumstances.

The Compensation Committee determined that the amounts of the bonuses and awards to each Named Executive Officer would, either in part or in whole, be based on the achievement of the following seven components, each weighted as described (with the ranges representing variation in weighting among our Named Executive Officers as opposed to a range for each Named Executive Officer): (1) 10-20% based on relative total stockholder return; (2) 10-20% based on absolute total stockholder return; (3) 10-20% based on adjusted funds from operations; (4) 5-10% based on improvement to the Company’s leverage profile; (5) 5-10% based on return on assets; (6) 5-10% based on improvement to the Company’s fixed charge coverage ratio; and (7) 5-10% based on growth to the revenue per available room index, or RevPAR index (collectively, the “Seven Components”). Each of the Seven Components is further discussed below.

For each of the Seven Components, the Compensation Committee established four achievement levels—“Threshold,” “Target,” “High” and “Superior,” and for each achievement level, a corresponding multiple for base salary for each Named Executive Officer. For any of the components, the amount granted to the applicable Named Executive Officer was the product of (a) his base salary, (b) the weighting for that component, (c) the multiple corresponding to the level of achievement and (d) the Compensation Committee’s subjective assessment as to whether the Named Executive Officer’s performance warranted an increase or decrease from the target levels.

Relative Total Stockholder Return. Relative total stockholder return, or RTSR, was measured by us for 2012 as the increase (or decrease) in the price of the Company’s common stock on the NYSE as of the last trading day in 2012 over the price of the Company’s common stock on the NYSE on the last trading day in 2011, plus dividends paid on the Company’s common stock during the year, relative to an equally-weighted total stockholder return index consisting of Host Hotels & Resorts, Inc. (“HST”), DiamondRock Hospitality Company (“DRH”) and LaSalle Hotel Properties (“LHO”). As indicated in the immediately subsequent paragraph, for fiscal year 2012 the Company’s total stockholder return, calculated in accordance with the foregoing, was 31.4%. Also calculated in accordance with the foregoing, the total stockholder returns for an index consisting of HST, DRH and LHO for fiscal year 2012 was 6.64%. The Compensation Committee determined that for fiscal year 2012, the range for the relative total stockholder return component should be as follows: “Threshold” equates to 90.00% RTSR; “Target” equates to 100.00% RTSR; “High” equates to 110.00% RTSR; and “Superior” equates to 120.00% RTSR. For fiscal year 2012, the Company’s RTSR, calculated in accordance with the foregoing, was approximately 473%. This resulted in the funding of the RTSR component at the Superior level for each of the Named Executive Officers, as shown in the table below.

Absolute Total Stockholder Return. Absolute total stockholder return, or ATSR, was measured by us for 2012 as the increase (or decrease) in the price of the Company’s common stock on the NYSE as of the last trading day in 2012 over the price of the Company’s common stock on the NYSE on the last trading day in 2011, plus dividends paid on the Company’s common stock during the year. The closing price of the Company’s common stock on the NYSE was $8.15 and $10.71 on December 30, 2011 and December 31, 2012, respectively. The Compensation Committee determined that for fiscal year 2012, the range for the absolute total stockholder return component should be as follows: “Threshold” equates to 8.00% ATSR; “Target” equates to 10.00% ATSR; “High” equates to 12.00% ATSR; and “Superior” equates to 14.00% ATSR. For fiscal year 2012 the Company’s ATSR, calculated in accordance with the foregoing, was 31.4%. This resulted in the funding of the ASTR component at the Superior level for each of the Named Executive Officers, as shown in the table below.

Adjusted FFO Per Share. The primary objective of the adjusted funds from operations, or FFO, per share component was to measure management’s ability to oversee the financial performance of the Company. We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, an industry trade group. The Board of Governors of NAREIT in its March 1995 White Paper (as clarified in November 1999 and April 2002) defines FFO to mean net income (or net loss) (computed in accordance with GAAP), excluding non-controlling interests, gains and losses from sales of property, plus real estate-related depreciation and amortization (excluding amortization of deferred financing fees) and real estate-related impairment losses, and after adjustment for unconsolidated partnerships and joint ventures. Our measurement of Adjusted FFO includes FFO but excludes penalties, written-off deferred financing fees, non-real estate-related impairment losses, income tax provisions and other identified adjustments. In 2012, we adjusted FFO for the write-off of deferred financing fees, income tax provisions, non-cash straightline lease expense, non-cash interest related to loss on derivatives (net), loss on extinguishment of debt, closing costs on completed acquisitions, lawsuit settlement costs (net), prior year property tax and common area maintenance adjustments (net) and hotel laundry closing costs.

The Compensation Committee determined that for fiscal year 2012, the range for the adjusted FFO per share component should be as follows: “Threshold” generally approximates the low end of the Company’s initial adjusted FFO per share guidance; “Target” generally approximates the mid-point of the Company’s initial adjusted FFO per share guidance; “High” generally approximates the high end of the Company’s initial adjusted FFO per share guidance; and “Superior” corresponds to a level in excess of the high end of the Company’s initial adjusted FFO per share guidance. For fiscal year 2012, the Company’s adjusted FFO per share, calculated in accordance with the foregoing, was $1.01. This resulted in the funding of the adjusted FFO per share component at the Superior level for each of the Named Executive Officers, as shown in the table below.

Net Debt + Preferred Equity/Adjusted EBITDA. The primary objective of this component was to measure improvement to the Company’s progress against its credit objectives. The ratio was calculated as the ratio of the Company’s total net debt and preferred equity to the Company’s reported Adjusted EBITDA for fiscal year 2012. This component was calculated by dividing the Company’s net indebtedness plus preferred equity by the pro forma 2012 full-year Adjusted EBITDA, such that (a) the sum of (i) total outstanding consolidated indebtedness less all cash and (ii) total outstanding preferred stock, was divided by (b) Adjusted EBITDA reported for fiscal year 2012, adjusted to reflect the full-year (i.e., proforma) effect of any intra-year acquisitions or dispositions. The Compensation Committee determined that for fiscal year 2012, the range for the Net Debt + Preferred Equity/Adjusted EBITDA component should be as follows: “Threshold” equates to 7.6x leverage; “Target” equates to 7.4x leverage; “High” equates to 7.2x leverage; and “Superior” equates to 7.0x leverage or less. For fiscal year 2012, the Company’s Net Debt + Preferred Equity/Adjusted EBITDA, calculated in accordance with the foregoing, improved to 6.44x leverage. This resulted in the funding of the Net Debt + Preferred Equity/Adjusted EBITDA component at the Superior level for each of the Named Executive Officers.

Return on Assets. The primary objective of the return on assets component was to measure the financial performance of the Company’s gross investment in hotels, joint ventures and related businesses owned for the entire subject year. Any intra-year acquisitions or dispositions are excluded from the calculation. Return on assets is calculated as In Place EBITDA/In Place Assets, where:

*	In Place EBITDA is equal to the sum of all corporate earnings before interest, taxes, depreciation and amortization, or EBITDA, from hotels owned for the entire subject year, joint venture interests and other related businesses, and excludes corporate overhead and interest income, but includes any performance guaranty payments; and

*	In Place Assets is equal to the gross investment in hotel properties, joint ventures and other related businesses (in service and before depreciation) as of December 31 of the preceding year and owned for the entire subject year.

The Compensation Committee determined that for fiscal year 2012, the range for the return on assets component should be as follows: “Threshold” equates to 7.00% return on assets; “Target” equates to 7.15% return on assets; “High” equates to 7.30% return on assets; and “Superior” equates to 7.45% return on assets. For fiscal year 2012, the Company’s return on assets, calculated in accordance with the foregoing, was determined to be 7.54%. This resulted in the funding of the return on assets component at the Superior level for each of the Named Executive Officers.

Fixed Charge Coverage Ratio. The primary objective of this component was to measure the Company’s progress against its credit objectives during 2012. This component was calculated by dividing the Company’s pro forma adjusted EBITDA for fiscal year 2012 by the pro forma full-year interest expense for fiscal year 2012. The

Compensation Committee determined that for fiscal year 2012, the range for the fixed charge coverage ratio component should be as follows: “Threshold” equates to 1.45x coverage; “Target” equates to 1.50x coverage; “High” equates to 1.55x coverage; and “Superior” equates to 1.60x coverage or more. For fiscal year 2012, the Company’s fixed charge coverage ratio, calculated in accordance with the foregoing, improved to 1.64x coverage. This resulted in the funding of the fixed charge coverage ratio component at the Superior level for each of the Named Executive Officers.

RevPAR Index Growth. The primary objective of this component was to measure the Company’s performance in capturing its proportionate share of revenue in the markets in which the Company competes for business. RevPAR index is the quotient of RevPAR divided by the average RevPAR of competitors, multiplied by 100. A RevPAR index in excess of 100 indicates achievement of higher RevPAR than competitors and RevPAR below 100 indicates lower performance than that of competitors. The Compensation Committee determined that for fiscal year 2012, the range for RevPAR index growth should be as follows: “Threshold” equates to an increase to RevPar index of 25 basis points; “Target” equates to an increase to RevPar index of 50 basis points; “High” equates to an increase to RevPar index of 75 basis points; and “Superior” equates to an increase to RevPar index of 100 basis points. For fiscal year 2012, the Company’s RevPAR index growth was below the Threshold level (25 basis points) and, therefore, no amounts were paid to the Named Executive Officers with respect to this metric.

Individual Performance. The primary objective of this component was to drive individual performance and to ensure accountability with respect to individual performance throughout the calendar year. Messrs. Arabia, Hoffman, Monge and Springer each had individualized goals for 2012. Mr. Arabia’s individualized goals for 2012 included reducing the Company’s weighted average cost of capital and implementing the Company’s liquidity enhancement and leverage reduction strategy. Mr. Hoffman’s goals consisted of, among other things, taking steps to maximize the long-term value of each Company hotel property through proactive oversight of hotel operations and by facilitating the execution of well-timed and value-enhancing renovations. Mr. Monge’s goals included the implementation of certain treasury, risk management, information technology and human resources plans, including ensuring appropriate levels of risk for invested capital and ready access to capital, enhancing the Company’s corporate and property level insurance programs, ensuring Company employees have continuous access to the Company’s electronic files and email network and implementing programs to drive optimal employee performance, respectively. Mr. Springer’s goals generally included the implementation of the Company’s portfolio management objectives, including completing the sale of certain non-core hotel properties and enhancing the Company’s portfolio quality through well-timed, attractively priced acquisitions.

In determining the Threshold, Target, High and Superior achievement levels for individual performance, while the Compensation Committee considered information previously provided and recommendations made by compensation consultants in 2011, the Compensation Committee’s determination of these amounts reflected its subjective analysis of the amounts required to appropriately incentivize achievement of the relevant corporate and individual goals.

The Compensation Committee set targets for the above individual goals such that, as determined by the Compensation Committee, the “Threshold” represents performance at a satisfactory level, the “Target” represents the achievement of a majority of individual annual goals, the “High” represents the achievement of all individual annual goals and the “Superior” represents the achievement of all annual goals and general performance at a level above expectation.

For Messrs. Arabia, Hoffman, Monge and Springer, the Compensation Committee determined that their performance relative to individual goals ranged between the High and Superior levels for 2012. In making the foregoing assessments, the Compensation Committee recognized, among other things, Mr. Arabia’s continued progress towards reducing the Company’s leverage, Mr. Hoffman’s diligent execution of the Company’s asset improvement program, Mr. Monge’s leadership by consistent performance and success in reducing the Company’s risk profile relative to cash investments and technology, and Mr. Springer’s successful execution of asset dispositions and acquisitions.

The following is a tabular presentation of the foregoing performance criteria and related achievement levels as determined by the Compensation Committee with regard to the Named Executive Officers as a group (individualized score cards for each Named Executive Officer follow below):

Performance Measures	Weight	Threshold	Target	High	Superior	Actual
Relative Total Stockholder Return	10-20%	90.00%	100.00%	110.00%	120.00%	473.10%
Absolute Total Stockholder Return	10-20%	8.00%	10.00%	12.00%	14.00%	31.4%
Adjusted FFO Per Share	10-20%	$0.81	$0.86	$0.90	$0.92	$1.01
Net Debt + Preferred Equity/Adjusted EBITDA	5-10%	7.60x	7.40x	7.20x	7.00x	6.44x
Return on Assets	5-10%	7.00%	7.15%	7.30%	7.45%	7.54%
Fixed Charge Coverage Ratio	5-10%	1.45x	1.50x	1.55x	1.60x	1.64x
RevPAR Index Growth	5-10%	25pts	50pts	75pts	100pts	-0.20pts
Individual Performance	0-50%	(1)	(1)	(1)	(1)	(1)

(1)	Determined on an individual basis. See above for a description of the individual goals for Messrs. Arabia, Hoffman, Monge and Springer for fiscal year 2012.

2012 Awards. To determine the actual incentive awards payable to each Named Executive Officer above, in February 2013, the Compensation Committee reviewed and assessed the performance of the Company and each Named Executive Officer in comparison to the subjective and objective performance measures established in 2012. The Compensation Committee determined the extent to which each of the various objective and subjective performance measures were achieved and decided whether the incentive compensation for each performance measure should be funded and, if so, the level of funding. No bonus was awarded if performance was below Threshold, and results are interpolated between the levels of Threshold, Target, High and Superior.

Cash Incentive Bonuses

The following tables detail the actual calculation of the cash incentive bonus with respect to fiscal year 2012 for each Named Executive Officer (rounded to the nearest whole dollar value).

	Achievement	Weighting		Threshold(1)	Target(1)	High(1)	Superior(1)		Percentage of Base Salary		Base Salary ($)		Cash Bonus ($)
Kenneth E. Cruse				75%	150%	200%	250%
				($412,500)	($825,000)	($1,100,000)	($1,375,000)

Relative Total Stockholder Return	Superior	20%	x				250%	=	50.00%	x	550,000	=	275,000
Absolute Total Stockholder Return	Superior	20%	x				250%	=	50.00%	x	550,000	=	275,000
Adjusted FFO Per Share	Superior	20%	x				250%	=	50.00%	x	550,000	=	275,000
Net Debt + Preferred Equity/Adjusted EBITDA	Superior	10%	x				250%	=	25.00%	x	550,000	=	137,500
Return on Assets	Superior	10%	x				250%	=	25.00%	x	550,000	=	137,500
Fixed Charge Coverage Ratio	Superior	10%	x				250%	=	25.00%	x	550,000	=	137,500
RevPAR Index Growth	—	10%	x					=	0.00%	x	550,000	=	—
Individual Performance.	N/A	0%	x					=	0.00%	x	550,000	=	—

													$1,237,500

	Achievement	Weighting		Threshold(1)	Target(1)	High(1)	Superior(1)		Percentage of Base Salary		Base Salary ($)		Cash Bonus ($)
John V. Arabia				50%	75%	125%	150%
				($187,500)	($281,250)	($468,750)	($562,500)

Relative Total Stockholder Return	Superior	15%	x				150%	=	22.50%	x	375,000	=	84,375
Absolute Total Stockholder Return	Superior	15%	x				150%	=	22.50%	x	375,000	=	84,375
Adjusted FFO Per Share	Superior	15%	x				150%	=	22.50%	x	375,000	=	84,375
Net Debt + Preferred Equity/Adjusted EBITDA	Superior	7.5%	x				150%	=	11.25%	x	375,000	=	42,188
Return on Assets	Superior	7.5%	x				150%	=	11.25%	x	375,000	=	42,188
Fixed Charge Coverage Ratio	Superior	7.5%	x				150%	=	11.25%	x	375,000	=	42,188
RevPAR Index Growth	—	7.5%	x					=	0.00%	x	375,000	=	—
Individual Performance	High	25%	x			125%		=	31.25%	x	375,000	=	117,188

													$496,875

	Achievement	Weighting		Threshold(1)	Target(1)	High(1)	Superior(1)		Percentage of Base Salary		Base Salary ($)		Cash Bonus ($)
Marc A. Hoffman				50%	75%	125%	150%
				($187,500)	($281,250)	($468,750)	($562,500)

Relative Total Stockholder Return	Superior	15%	x				150%	=	22.50%	x	375,000	=	84,375
Absolute Total Stockholder Return	Superior	15%	x				150%	=	22.50%	x	375,000	=	84,375
Adjusted FFO Per Share	Superior	15%	x				150%	=	22.50%	x	375,000	=	84,375
Net Debt + Preferred Equity/Adjusted EBITDA	Superior	7.5%	x				150%	=	11.25%	x	375,000	=	42,188
Return on Assets	Superior	7.5%	x				150%	=	11.25%	x	375,000	=	42,188
Fixed Charge Coverage Ratio	Superior	7.5%	x				150%	=	11.25%	x	375,000	=	42,188
RevPAR Index Growth	—	7.5%	x					=	0.00%	x	375,000	=	—
Individual Performance	High	25%	x			125%		=	31.25%	x	375,000	=	117,188

													$496,875

	Achievement	Weighting		Threshold(1)	Target(1)	High(1)	Superior(1)		Percentage of Base Salary		Base Salary ($)		Cash Bonus ($)
Lindsay N. Monge				50%	75%	85%	100%
				($120,000)	($180,000)	($204,000)	($240,000)

Relative Total Stockholder Return	Superior	10%	x				100%	=	10.00%	x	240,000	=	24,000
Absolute Total Stockholder Return	Superior	10%	x				100%	=	10.00%	x	240,000	=	24,000
Adjusted FFO Per Share	Superior	10%	x				100%	=	10.00%	x	240,000	=	24,000
Net Debt + Preferred Equity/Adjusted EBITDA	Superior	5%	x				100%	=	5.00%	x	240,000	=	12,000
Return on Assets	Superior	5%	x				100%	=	5.00%	x	240,000	=	12,000
Fixed Charge Coverage Ratio	Superior	5%	x				100%	=	5.00%	x	240,000	=	12,000
RevPAR Index Growth	—	5%	x					=	0.00%	x	240,000	=	—
Individual Performance.	Superior	50%	x				100%	=	50.00%	x	240,000	=	120,000

													$228,000

	Achievement	Weighting		Threshold(1)	Target(1)	High(1)	Superior(1)		Percentage of Base Salary		Base Salary ($)		Cash Bonus ($)
Robert C. Springer				50%	75%	105%	125%
				($142,500)	($213,750)	($299,250)	($356,250)

Relative Total Stockholder Return	Superior	10%	x				125%	=	12.50%	x	285,000	=	35,625
Absolute Total Stockholder Return	Superior	10%	x				125%	=	12.50%	x	285,000	=	35,625
Adjusted FFO Per Share	Superior	10%	x				125%	=	12.50%	x	285,000	=	35,625
Net Debt + Preferred Equity/Adjusted EBITDA	Superior	5%	x				125%	=	6.25%	x	285,000	=	17,813
Return on Assets	Superior	5%	x				125%	=	6.25%	x	285,000	=	17,813
Fixed Charge Coverage Ratio	Superior	5%	x				125%	=	6.25%	x	285,000	=	17,813
RevPAR Index Growth	—	5%	x					=	0.00%	x	285,000	=	—
Individual Performance.	Superior	50%	x				125%	=	62.50%	x	285,000	=	178,125

													$338,438

(1)	The Threshold, Target, High and Superior percentages are percentages of 2012 base salary.

Equity Incentive Awards

The following tables detail the actual calculation of the equity incentive award with respect to fiscal year 2012 for each Named Executive Officer (rounded to the nearest whole dollar value).

	Achievement	Weighting		Threshold(1)	Target(1)	High(1)	Superior(1)		Percentage of Base Salary		Base Salary ($)		Equity Incentive Award ($)(2)
Kenneth E. Cruse				150%	250%	300%	400%
				($825,000)	($1,375,000)	($1,650,000)	($2,200,000)

Relative Total Stockholder Return	Superior	20%	x				400%	=	80.00%	x	550,000	=	440,000
Absolute Total Stockholder Return	Superior	20%	x				400%	=	80.00%	x	550,000	=	440,000
Adjusted FFO Per Share	Superior	20%	x				400%	=	80.00%	x	550,000	=	440,000
Net Debt + Preferred Equity/Adjusted EBITDA	Superior	10%	x				400%	=	40.00%	x	550,000	=	220,000
Return on Assets	Superior	10%	x				400%	=	40.00%	x	550,000	=	220,000
Fixed Charge Coverage Ratio	Superior	10%	x				400%	=	40.00%	x	550,000	=	220,000
RevPAR Index Growth	—	10%	x					=	0.00%	x	550,000	=	—
Individual Performance.	N/A	0%	x					=	0.00%	x	550,000	=	—

													$1,980,000

	Achievement	Weighting		Threshold(1)	Target(1)	High(1)	Superior(1)		Percentage of Base Salary		Base Salary ($)		Equity Incentive Award ($)(2)
John V. Arabia				100%	150%	200%	250%
				($375,000)	($562,500)	($750,000)	($937,500)

Relative Total Stockholder Return	Superior	15%	x				250%	=	37.50%	x	375,000	=	140,625
Absolute Total Stockholder Return	Superior	15%	x				250%	=	37.50%	x	375,000	=	140,625
Adjusted FFO Per Share	Superior	15%	x				250%	=	37.50%	x	375,000	=	140,625
Net Debt + Preferred Equity/Adjusted EBITDA	Superior	7.5%	x				250%	=	18.75%	x	375,000	=	70,313
Return on Assets	Superior	7.5%	x				250%	=	18.75%	x	375,000	=	70,313
Fixed Charge Coverage Ratio	Superior	7.5%	x				250%	=	18.75%	x	375,000	=	70,313
RevPAR Index Growth	—	7.5%	x					=	0.00%	x	375,000	=	—
Individual Performance.	High	25%	x			200%		=	50.00%	x	375,000	=	187,500

													$820,313

	Achievement	Weighting		Threshold(1)	Target(1)	High(1)	Superior(1)		Percentage of Base Salary		Base Salary ($)		Equity Incentive Award ($)(2)
Marc A. Hoffman				100%	150%	200%	250%
				($375,000)	($562,500)	($750,000)	($937,500)

Relative Total Stockholder Return	Superior	15%	x				250%	=	37.50%	x	375,000	=	140,625
Absolute Total Stockholder Return	Superior	15%	x				250%	=	37.50%	x	375,000	=	140,625
Adjusted FFO Per Share	Superior	15%	x				250%	=	37.50%	x	375,000	=	140,625
Net Debt + Preferred Equity/Adjusted EBITDA	Superior	7.5%	x				250%	=	18.75%	x	375,000	=	70,313
Return on Assets	Superior	7.5%	x				250%	=	18.75%	x	375,000	=	70,313
Fixed Charge Coverage Ratio	Superior	7.5%	x				250%	=	18.75%	x	375,000	=	70,313
RevPAR Index Growth	—	7.5%	x					=	0.00%	x	375,000	=	—
Individual Performance.	High	25%	x			200%		=	50.00%	x	375,000	=	187,500

													$820,313

	Achievement	Weighting		Threshold(1)	Target(1)	High(1)	Superior(1)		Percentage of Base Salary		Base Salary ($)		Equity Incentive Award ($)(2)
Lindsay N. Monge				100%	125%	150%	200%
				($240,000)	($300,000)	($360,000)	($480,000)

Relative Total Stockholder Return	Superior	10%	x				200%	=	20.00%	x	240,000	=	48,000
Absolute Total Stockholder Return	Superior	10%	x				200%	=	20.00%	x	240,000	=	48,000
Adjusted FFO Per Share	Superior	10%	x				200%	=	20.00%	x	240,000	=	48,000
Net Debt + Preferred Equity/Adjusted EBITDA	Superior	5%	x				200%	=	10.00%	x	240,000	=	24,000
Return on Assets	Superior	5%	x				200%	=	10.00%	x	240,000	=	24,000
Fixed Charge Coverage Ratio	Superior	5%	x				200%	=	10.00%	x	240,000	=	24,000
RevPAR Index Growth	—	5%	x					=	0.00%	x	240,000	=	—
Individual Performance.	Superior	50%	x				200%	=	100.00%	x	240,000	=	240,000

													$456,000

	Achievement	Weighting		Threshold(1)	Target(1)	High(1)	Superior(1)		Percentage of Base Salary		Base Salary ($)		Equity Incentive Award ($)(2)
Robert C. Springer				100%	137.5%	175%	225%
				($285,000)	($391,875)	($498,750)	($641,250)

Relative Total Stockholder Return	Superior	10%	x				225%	=	22.50%	x	285,000	=	64,125
Absolute Total Stockholder Return	Superior	10%	x				225%	=	22.50%	x	285,000	=	64,125
Adjusted FFO Per Share	Superior	10%	x				225%	=	22.50%	x	285,000	=	64,125
Net Debt + Preferred Equity/Adjusted EBITDA	Superior	5%	x				225%	=	11.25%	x	285,000	=	32,063
Return on Assets	Superior	5%	x				225%	=	11.25%	x	285,000	=	32,063
Fixed Charge Coverage Ratio	Superior	5%	x				225%	=	11.25%	x	285,000	=	32,063
RevPAR Index Growth	—	5%	x					=	0.00%	x	285,000	=	—
Individual Performance.	Superior	50%	x				225%	=	112.50%	x	285,000	=	320,625

													$609,188

(1)	The Threshold, Target, High and Superior percentages are percentages of 2012 base salary.
(2)	To determine the number of restricted shares granted to each Named Executive Officer, the applicable total dollar amount was divided by the average closing price of the Company’s stock over the 20 trading days ending three business days prior to the grant date. Accordingly, based on a grant date of February 15, 2013 and the average closing price of the Company’s common stock over the 20 trading days ending three days prior to such date (which average price was $11.53), Messrs. Cruse, Arabia, Hoffman, Monge and Springer were granted 171,726, 71,146, 71,146, 39,549 and 52,835 shares of restricted common stock, respectively.

The tables above also reflect that the Compensation Committee’s allocation between cash and equity incentive compensation was designed to award more than half of each Named Executive Officer’s annual incentive compensation in equity to further the objectives of fostering executive ownership and the alignment of each executive’s interests with those of stockholders. The incentive compensation program for 2012 was entirely based on the applicable executive’s performance in 2012, and therefore, the Compensation Committee did not consider the amounts realizable from prior equity grants or cash bonus awards in determining the above incentive compensation awards. The equity incentive awards for 2012 were in the form of shares of restricted stock issued under the Company’s LTIP and were granted on February 15, 2013. One-third of the number of shares granted will vest on each of February 15, 2014, 2015 and 2016, subject to continued employment, the LTIP and/or the Named Executive Officer’s employment or change in control agreement.

Adjustment or Recovery of Awards. The Company has not adopted a formal policy or any employment agreement provisions that enable recovery, or “clawback,” of incentive awards in the event of misstated or restated financial results. However, Section 304 of the Sarbanes-Oxley Act of 2002 does require the recovery of incentive awards in certain circumstances. If the Company is required to restate its financials due to material noncompliance with any financial reporting requirements as a result of misconduct, the CEO and the CFO shall reimburse the Company for (1) any bonus or other incentive- or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of securities of the Company during those 12 months. The Company intends to adopt a formal clawback policy once the Dodd-Frank Act “clawback” provisions have been implemented. Under the anticipated Dodd-Frank Act “clawback” provisions, every public company will be required to adopt a “clawback” policy for the recovery of certain incentive-based compensation from its executive officers in the event the company is required to restate its financials as a result of material noncompliance with reporting requirements.

Other Equity Awards. In addition to granting annual equity awards as described above, we also grant equity awards on occasion in connection with the promotion or hiring of a Named Executive Officer. There is no set program for the award of these equity grants and our Compensation Committee retains discretion to make equity grants to employees at any time for the reasons expressed above and also to reward an employee, for retention purposes or in other circumstances. No discretionary grants of equity awards were made to our Named Executive Officers during 2012.

Security Ownership of our Chief Executive Officer

The Compensation Committee has established a share ownership policy for our CEO. The Compensation Committee believes that requiring the CEO to maintain a meaningful ownership interest in the Company aligns the interests of the CEO with those of our stockholders (i.e., the CEO will experience the same downside risk and upside potential as our stockholders experience). The policy provides that, within four years of joining the Company or being promoted to the CEO position, the CEO will own and retain shares of the Company’s common stock having a value equal to at least six (6) times his or her annual base salary rate in effect on the December 31 immediately preceding the applicable January 1 determination date (described below).

Restricted shares of common stock that remain subject to time vesting issued pursuant to the LTIP count toward the share ownership policy. Performance-based restricted stock awards that have not been earned will not count toward the required levels. Once the share ownership requirement is met, periodic market declines in the value of the Company’s common stock will not adversely affect any previous determination by the Board of Directors that the share ownership requirement had been met. The value of the CEO’s stock holdings on the calculation date (which will be January 1 of each year) will be based on the average closing price on the NYSE of the Company’s common stock for the year ended immediately prior to the applicable January 1 determination date. For example, on December 31, 2012, (i) Mr. Cruse’s base salary in effect was $550,000 and (ii) Mr. Cruse held 621,167 shares of common stock, of which 130,890 shares were subject to performance-based vesting (i.e., only 490,277 shares count toward the ownership policy). The average closing price on the NYSE of the Company’s common stock for calendar year 2012 was $10.05 per share, which multiplied by 490,277 shares equates to $4,927,284. Mr. Cruse’s annual base salary in effect on December 31, 2012 of $550,000, which multiplied by six equates to $3,300,000. Accordingly, Mr. Cruse was in compliance with the policy as of January 1, 2013.

Other Compensation

401(k) Savings and Retirement Plan. The Company sponsors a 401(k) Savings and Retirement Plan pursuant to which the Company contributed 3% of fiscal year base earnings up to $250,000 for 2012 (with a maximum contribution of $7,500) to all eligible employees, including the Named Executive Officers. In addition, the Company, at the discretion of the Compensation Committee, makes an annual profit-sharing contribution to all eligible employees, including the Named Executive Officers.

Benefit Plans. The Named Executive Officers of the Company participate in the same broad-based employee benefit plans as the Company’s other employees, including medical, dental, vision, life insurance and disability programs. These benefits provide our Named Executive Officers and their families with typical health and welfare protections that help enable the executives to focus their attention on their respective work obligations.

Perquisites. We may also reimburse certain of our Named Executive Officers for reasonable legal fees and expenses incurred in connection with the negotiation of an employment agreement. In addition, we have agreed under certain circumstances to pay life insurance premiums for policies on behalf of the Named Executive Officers. We believe that providing these benefits is a relatively inexpensive way to enhance the competitiveness of the executives’ compensation packages.

Severance and Change in Control Benefits. As more fully described under the “Potential Payments Upon Termination or Change-in-Control” section below, certain of our Named Executive Officer’s employment and/or separation/termination agreements that were in effect during 2012 provided for certain payments and/or benefits upon a qualifying termination of employment and/or in connection with a change in control. We believe that job security and terminations of employment are causes of significant concern and uncertainty for senior executives and that providing protections to our Named Executive Officers in these contexts is therefore appropriate in order to alleviate these concerns and allow the executives to remain focused on their duties and responsibilities to our company in all situations.

Criteria and Metrics for 2013 Incentive Compensation

In the first quarter of 2013, the Compensation Committee established quantitative and qualitative performance measures for both the annual cash incentive bonuses and the annual equity incentive awards for 2013 (which will be awarded, if at all, in the first quarter of 2014). For Mr. Cruse, 90% of each of the potential annual cash incentive bonus and the annual equity incentive award is based upon the achievement of the 2013 Components (defined below) and the remaining 10% is based upon the Board’s subjective assessment of Mr. Cruse’s performance as CEO; for Messrs. Arabia and Hoffman, 75% of each of the potential annual cash incentive bonus and the annual equity incentive award is based upon the achievement of the 2013 Components and the remaining 25% is based upon achievement of individual goals; and for Messrs. Monge and Springer, 50% of each of the potential annual cash incentive bonus and the annual equity incentive award is based upon the achievement of the 2013 Components and the other 50% is based upon achievement of individual goals. The weighting established by the Compensation Committee reflects its subjective analysis of the appropriate amount of emphasis to place on both objective corporate and subjective individual goals, and not any pre-determined formula or methodology. The Compensation Committee may adjust criteria to account for significant intra-year transactions and circumstances.

The Compensation Committee determined that the amounts of the bonuses and awards to Messrs. Cruse, Arabia, Hoffman, Monge and Springer for performance during 2013 would, either in part or in whole, be based on the achievement of the following “2013 Components,” interpolated between levels determined by the Compensation Committee:

	Weighting
Performance Measures	Cruse	Arabia/Hoffman	Monge/Springer
Adjusted FFO Per Share	18.00%	15.00%	10.00%
Fixed Charge Coverage Ratio	9.00%	7.50%	5.00%
Net Debt + Preferred/EBITDA	9.00%	7.50%	5.00%
2013 Relative TSR(1A)	7.50%	6.25%	4.17%
2011 - 2013 Relative TSR(1B)	7.50%	6.25%	4.17%
2009 - 2013 Relative TSR(1C)	7.50%	6.25%	4.17%
2013 Absolute TSR(2A)	7.50%	6.25%	4.17%
2011 - 2013 Absolute TSR(2B)	7.50%	6.25%	4.17%
2009 - 2013 Absolute TSR(2C)	7.50%	6.25%	4.17%
Return on Assets	4.50%	3.75%	2.50%
RevPAR Index Growth	4.50%	3.75%	2.50%
Individual Performance	10.00%	25.00%	50.00%

(1)	Determined by (i) the increase (or decrease) in the price of the Company’s common stock on the NYSE from (A) the last trading day in 2013 over the price of the Company’s common stock on the NYSE on the last trading day in 2012, (B) the last trading day in 2013 over the price of the Company’s common stock on the NYSE on the first trading day in 2011, and (C) the last trading day in 2013 over the price of the Company’s common stock on the NYSE on the first trading day in 2009, plus (ii) dividends paid on the Company’s common stock during the applicable period, relative to an equally-weighted total stockholder return index consisting of Host Hotels & Resorts, Inc., DiamondRock Hospitality Company and LaSalle Hotel Properties.

(2)	Determined by (i) the increase (or decrease) in the price of the Company’s common stock on the NYSE from (A) the last trading day in 2013 over the price of the Company’s common stock on the NYSE on the last trading day in 2012, (B) the last trading day in 2013 over the price of the Company’s common stock on the NYSE on the first trading day in 2011, and (C) the last trading day in 2013 over the price of the Company’s common stock on the NYSE on the first trading day in 2009, plus (ii) dividends paid on the Company’s common stock during the applicable period.

Compensation Plans and Agreements

Employment Agreements, Separation, Termination and Change in Control Agreements

We currently have employment agreements with Messrs. Arabia, Cruse, Hoffman and Springer.

Kenneth E. Cruse

On August 4, 2010, we entered into an employment agreement with Mr. Cruse. The agreement has an initial term of three years, commencing on August 4, 2010, and will be automatically extended for additional three-year periods, unless terminated by either party upon 90 days’ notice prior to the renewal date. We entered into the first amendment to Mr. Cruse’s agreement on March 22, 2011, to reflect changes to Mr. Cruse’s compensation arrangements with the Company in light of his appointment to President and Chief Financial Officer. On November 7, 2011, we entered into the second amendment to Mr. Cruse’s agreement to reflect changes to Mr. Cruse’s compensation arrangements with the Company in light of his appointment to President and CEO. The agreement and the amendments are further discussed below.

The agreement initially provided for (a) an annual base salary of $350,000, subject to increase from time to time in the Company’s sole discretion, (b) Mr. Cruse to be eligible to receive an annual cash performance bonus based on the attainment of performance goals determined by the Company with a threshold level equal to 50% of base salary, a target level equal to 75% of base salary, a high level equal to 125% of base salary and a superior level equal to 150% of base salary, with no guaranteed minimum, and (c) Mr. Cruse to be eligible to earn annual equity awards with a threshold level equal to 100% of base salary, a target level equal to 150% of base salary, a high level equal to 200% of base salary and a superior level equal to 250% of base salary, with no guaranteed minimum. Furthermore, Mr. Cruse is eligible to participate in welfare and fringe benefit plans, incentive plans and savings/retirement plans generally available to senior executives of the Company.

The first amendment to Mr. Cruse’s agreement provided for (a) an increase to annual base salary to $400,000 commencing January 1, 2011, (b) increases to the annual cash performance bonus levels to 75%, 150%, 200% and 225% for threshold, target, high and superior performance, respectively, and (c) increases to the annual equity award levels to 150%, 225%, 300% and 350% for threshold, target, high and superior performance, respectively; provided, however, that no minimum cash bonus or equity award was guaranteed and any bonus or award could have equaled zero in any given year.

In connection with being appointed President and CEO, Mr. Cruse’s employment agreement was amended, effective November 7, 2011. The second amendment provided for (a) an increase to annual base salary to $550,000 commencing January 1, 2012, (b) increases to the annual cash performance bonus levels to 75%, 150%, 200% and 250% for threshold, target, high and superior performance, respectively, and (c) increases to the annual equity award levels to 150%, 250%, 300% and 400% for threshold, target, high and superior performance, respectively; provided, however, that no minimum cash bonus or equity award is guaranteed and any bonus or award may equal zero in any given year.

Additionally, as described in more detail under the “Potential Payments Upon Termination or Change-in-Control” below, Mr. Cruse would be entitled to certain benefits and payments in the event of his termination of employment.

John V. Arabia

On February 14, 2011, we entered into an employment agreement with Mr. Arabia. The initial term of the agreement will terminate on February 14, 2014, and will be automatically extended for an additional three-year period, unless terminated by either party upon 90 days’ notice prior to the renewal date. Subject to terms and conditions in the agreement (discussed below) and the achievement of certain performance objectives determined by the Board of Directors, Mr. Arabia was eligible to be appointed to serve as President, and was so appointed on February 15, 2013. Mr. Arabia will also serve as a member of the Board of Directors not later than twelve months after appointment to President, subject to any required stockholder vote.

The agreement provides for an initial annual base salary of $375,000, which may be further increased from time to time in the Company’s sole discretion. Mr. Arabia is eligible to receive an annual cash performance bonus based on the attainment of performance goals determined by the Company with a threshold level equal to 50% of base salary, a target level equal to 75% of base salary, a high level equal to 125% of base salary and a superior level equal to 150% of base salary, with no guaranteed minimum. Mr. Arabia is also eligible to earn annual equity awards with a threshold level equal to 100% of base salary, a target level equal to 150% of base salary, a high level equal to 200% of base salary and a superior level equal to 250% of base salary, with no guaranteed minimum. Furthermore, Mr. Arabia is eligible to participate in welfare and fringe benefit plans, incentive plans and savings/retirement plans generally available to senior executives of the Company.

Also pursuant to the agreement, Mr. Arabia received an initial upfront restricted stock grant valued at $2,500,000 (with the stock valued based on the average closing price of the Company’s common stock on the NYSE for the 20 trading days ending three days prior to the date approved by the Board of Directors). Upon Mr. Arabia’s appointment to President, he was awarded an additional upfront restricted stock grant valued at $1,500,000 (with the stock valued based on the average closing price of the Company’s common stock on the NYSE for the 20 trading days immediately preceding the date of appointment). The number of shares from the initial upfront $2,500,000 restricted stock grant having an equivalent value of $500,000 on the grant date vested on the employment commencement date (which occurred on April 4, 2011) and, subject to Mr. Arabia’s continued employment with the Company, (a) the remainder of the restricted stock from the initial upfront $2,500,000 restricted stock grant and (b) the entirety of the additional $1,500,000 upfront restricted stock grant, will vest equally in 20% tranches on the first, second, third, fourth and fifth anniversaries of February 17, 2011 and February 15, 2013 (the date of appointment to President), respectively.

Additionally, as described in more detail under the “Potential Payments Upon Termination or Change-in-Control” section below, Mr. Arabia would be entitled to certain benefits and payments in the event of his termination of employment.

Marc A. Hoffman

On August 4, 2010, we entered into an employment agreement with Mr. Hoffman. The agreement has an initial term of three years, commencing on August 4, 2010, and will be automatically extended for additional three-year periods, unless terminated by either party upon 90 days’ notice prior to the renewal date. The agreement provides for an initial annual base salary of $350,000, which may be increased from time to time in the Company’s sole discretion.

Mr. Hoffman is eligible to receive an annual cash performance bonus based on the attainment of performance goals determined by the Company with a threshold level equal to 50% of base salary, a target level equal to 75% of base salary, a high level equal to 125% of base salary and a superior level equal to 150% of base salary, with no guaranteed minimum. Mr. Hoffman is also eligible to earn annual equity awards with a threshold level equal to 100% of base salary, a target level equal to 150% of base salary, a high level equal to 200% of base salary and a superior level equal to 250% of base salary, with no guaranteed minimum. Furthermore, Mr. Hoffman is eligible to participate in welfare and fringe benefit plans, incentive plans and savings/retirement plans generally available to senior executives of the Company.

Additionally, as described in more detail under the “Potential Payments Upon Termination or Change-in-Control” below, Mr. Hoffman would be entitled to certain benefits and payments in the event of his termination of employment.

Robert C. Springer

In April 2011, we entered into an employment letter agreement and a termination and change in control agreement with Mr. Springer (together, the “Springer Agreements”). The Springer Agreements provide that Mr. Springer first serve as Senior Vice President—Acquisitions and, after a transition period and achievement of certain goals, as Executive Vice President—Chief Investment Officer. The Springer Agreements will continue in effect until the earlier to occur of (a) termination of Mr. Springer’s employment with the Company and (b) the Company’s performance of all of its obligations and Mr. Springer’s receipt of the payments and benefits to which he is entitled thereunder.

The Springer Agreements provide for an initial annual base salary of $285,000, which may be further increased from time to time in the Company’s sole discretion. In respect of fiscal year 2012, Mr. Springer was eligible to receive (a) a cash performance bonus based on the attainment of performance goals determined by the Company with a threshold level equal to 50% of base salary, a target level equal to 75% of base salary, a high level equal to 105% of base salary and a superior level equal to 125% of base salary, with no guaranteed minimum, and (b) an equity award with a threshold level equal to 100% of base salary, a target level equal to 137.5% of base salary, a high level equal to 175% of base salary and a superior level equal to 225% of base salary, with no guaranteed minimum. For fiscal year 2012, Mr. Springer’s potential cash bonus and equity award threshold was based 50% on achievement of Company goals and 50% on achievement of individual performance goals. Furthermore, Mr. Springer is eligible to participate in welfare and fringe benefit plans, incentive plans and savings/retirement plans generally available to senior executives of the Company.

Also pursuant to the Springer Agreements, Mr. Springer received an initial upfront restricted stock grant valued at $750,000, comprised of 75,000 shares of common stock with a five-year vesting requirement, with the first and second of five equal vestings of 20.0% having occurred on February 17, 2012 and February 17, 2013, and the three additional vestings to occur on each of February 17, 2014, 2015 and 2016, subject to continued employment. If Mr. Springer is terminated without cause or he terminates his employment for good reason prior to the vesting of all tranches of the upfront grant, all of the remaining unvested portion of the upfront grant shall vest upon termination. Furthermore, if Mr. Springer is terminated without cause or he terminates his employment for good reason and at such time, the implied value of the upfront grant (calculated using the closing market price of the Company’s common stock on the NYSE as of the termination date) is worth less than $500,000, the Company will pay the difference between $500,000 and the calculated value of the upfront grant on the termination date to Mr. Springer in cash.

Additionally, as described in more detail under the “Potential Payments Upon Termination or Change-in-Control” below, Mr. Springer would be entitled to certain benefits and payments in the event of his termination of employment.

Other Plans

2004 Long-Term Incentive Plan

We adopted the LTIP and it became effective in October 2004 upon completion of our initial public offering. The purpose of the LTIP is to attract and retain our directors, executive officers, employees, consultants and advisors. The LTIP is administered by the Compensation Committee of the Board of Directors, which has broad powers to interpret and implement the plan.

Types of Awards. The LTIP provides for grants of incentive stock options (within the meaning of Section 422 of the Code), nonqualified stock options, stock appreciation rights, dividend equivalent rights, restricted stock, restricted stock units, performance shares, share units and other stock-based awards. Awards will be set forth in written award agreements that specify the applicable terms and conditions of the awards, including, but not limited to, any applicable vesting, lapsing of restrictions and/or payment terms. In addition, the Compensation Committee may provide that one or more awards may vest and/or be paid on an accelerated basis in connection with a termination of employment or such other event as the Compensation Committee may determine. Awards may generally be granted as stand-alone awards or in tandem with other awards.

Shares Subject to the LTIP; Other Limitations on Awards. At the time of our initial public offering, we established the maximum number of shares of common stock issuable under the LTIP at 2,100,000. The Company’s stockholders approved two amendments to the LTIP, (a) the first at the Company’s 2007 annual meeting of stockholders, whereby the maximum number of shares of common stock issuable under the LTIP was increased from 2,100,000 to 3,850,000, and (b) the second at the Company’s 2010 annual meeting of stockholders, whereby the maximum amount of shares of common stock issuable under the LTIP was increased from 3,850,000 to 6,050,000. As of March 15, 2013, 2,319,522 shares of our common stock have been awarded and have vested under the LTIP, 263,218 shares of our common stock were withheld to satisfy tax withholding obligations, 2,010,686 shares of our common stock have been awarded and remain unvested and 200,000 stock options have been awarded, vested and remain unexercised, leaving 1,256,574 shares of our common stock available for issuance under the LTIP. The stock options were granted to Mr. Alter and have an exercise price of $17.71 and a remaining term of approximately five years.

Shares issued under the LTIP will be authorized but unissued shares of our common stock. If any award is forfeited or is otherwise terminated or canceled without the delivery of shares of our common stock, then the shares covered by such forfeited, terminated or canceled award will again become available under the LTIP. However, if shares of our common stock are tendered or withheld from any award to satisfy the grant or exercise price or income tax withholding obligation with respect to any award, then such shares will not again become available under the LTIP. The Compensation Committee has broad authority to adjust the terms of any outstanding awards and the number of shares of our common stock issuable under the LTIP for any increase or decrease in the number of issued shares of our common stock or other changes in our capitalization resulting from a stock split, reverse stock split, stock dividend, spin-off, combination or reclassification of our common stock, or any other event that the Compensation Committee determines affects our capitalization.

Eligibility. Awards may be made to any director, officer, employee, consultant or advisor of the Company or its affiliates who is selected by the Compensation Committee in accordance with the terms of the LTIP, except that incentive stock options may only be granted to employees of the Company and certain of its parent and subsidiary entities.

Stock Options and Stock Appreciation Rights. The Compensation Committee may grant incentive stock options and non-qualified stock options to purchase shares of our common stock from us, as well as stock appreciation rights, in any case, at an exercise or strike price (as applicable) determined by the Compensation Committee at the time of grant, which exercise or strike price shall not be less than 100% of the fair market value of the shares subject to such award on the date of grant. Stock options and stock appreciation rights may be granted in such amounts, subject to such vesting conditions, and subject to such other terms and conditions as the Compensation Committee may determine. No grantee of an option or stock appreciation right will have any of the rights of a stockholder of us with respect to shares subject to their award until the issuance of the shares. Incentive stock options are subject to additional limitations and requirements imposed under the Internal Revenue Code and applicable regulations. In addition, (i) no stock option or stock appreciation right issued under the LTIP may be amended to reduce the exercise price thereof below the exercise price of such stock option or stock appreciation right on the date of grant and (ii) no stock option or stock appreciation right may be granted in exchange for the cancellation or surrender of a stock option or stock appreciation right having a lower exercise price, in either case, without the approval of a majority of the Company’s stockholders.

Restricted Stock. The Compensation Committee may grant restricted shares of common stock in amounts, and subject to such vesting and other terms and conditions, as the Compensation Committee may determine. The grantee will have the rights of a stockholder with respect to the restricted stock, subject to any restrictions and conditions as the Compensation Committee may include in the applicable award agreement.

Restricted Stock Units. The Compensation Committee may grant restricted stock units in amounts, and subject to such vesting, payment and other terms and conditions as the Compensation Committee may determine. Recipients of restricted stock units have only the rights of a general unsecured creditor of us and no rights as a stockholder of us unless and until the common stock underlying the restricted stock units is delivered, which delivery may occur upon vesting or at a specified time after vesting as set forth in the applicable award agreement.

Performance Shares and Share Units. The Compensation Committee may grant performance shares and/or share units under the LTIP representing the right to receive a number of shares or their cash equivalent at a future date, subject to the attainment of specified performance goals.

Other Equity-Based Awards. The Compensation Committee may grant other types of equity-based awards, including the grant of unrestricted shares, in amounts, and subject to terms and conditions, as the Compensation Committee may determine. These awards may involve the transfer of actual shares of our common stock, or the payment in cash or otherwise of amounts based on the value of shares of our common stock.

Dividend Equivalent Rights. The Compensation Committee may in its discretion include in the award agreement a dividend equivalent right entitling the grantee to receive amounts equal to the dividends that would be paid, during the time such award is outstanding, on the shares of our common stock covered by such award as if such shares were then outstanding.

Change in Control. Unless otherwise expressly provided in an applicable award agreement, all awards outstanding under the LTIP will fully vest and become payable if the Company experiences a change in control (as defined in the LTIP). If any awards do not fully vest and become payable, the Compensation Committee may provide that such awards will be terminated in exchange for a payment equal to their then-current value (if any) or provide that the exercisability of stock options and/or stock appreciation rights will be extended, but not beyond their stated term.

Nonassignability. Except to the extent otherwise provided in the applicable award agreement or approved by the Compensation Committee, no award or right granted to any person under the stock incentive plan will be assignable or transferable other than by will or by the laws of descent and distribution, and all awards and rights will be exercisable during the life of the grantee only by the grantee or the grantee’s legal representative.

Executive Incentive Plan

The Executive Incentive Plan is designed to attract, retain and motivate the Named Executive Officers and other selected executive officers of the Company and its affiliates in order to promote our long-term growth and profitability. This plan provides for the payment of annual incentive compensation in the form of cash bonuses, and equity awards granted under the LTIP, based upon the level of attainment of certain pre-established, objective performance goals during the performance period. For further information regarding our annual cash incentive bonus and equity incentive award program, see “Compensation Discussion and Analysis—Elements of Executive Compensation (2012 Awards).”

Summary Compensation Table

Name & Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Kenneth E. Cruse	2012	547,115	635,420	1,237,500	—	33,148	(3)	2,453,183
CEO	2011	399,039	2,749,866	410,000	—	32,636		3,591,541
	2010	341,414	389,750	350,000	—	32,620		1,113,784

John V. Arabia(8)	2012	375,000	479,084	496,875	—	33,148	(4)	1,384,107
President	2011	274,039	2,424,830	290,000	—	42,588		3,031,457

Marc A. Hoffman	2012	375,000	504,297	496,875	—	33,635	(5)	1,409,807
EVP and COO	2011	371,154	600,869	325,000	—	32,776		1,329,799
	2010	342,472	239,315	350,000	—	32,776		964,563

Lindsay N. Monge	2012	240,000	277,367	228,000	—	31,828	(6)	777,195
SVP—CAO, Treasurer and Secretary

Robert C. Springer	2012	285,000	378,230	338,438	—	33,133	(7)	1,034,801
SVP—CIO	2011	163,327	762,750	200,000	—	225,822		1,351,899

(1)	The amounts in this column represent the grant date fair value of the equity incentive awards granted to the Named Executive Officer in 2010, 2011 and 2012, as prescribed by ASC Topic 718. For more information, please see footnote 13 to our audited financial statements contained in our Annual Report on Form 10-K filed with the SEC on February 25, 2013.
(2)	This number represents the annual cash incentive bonus earned for the fiscal year and paid in the first fiscal quarter of the following year.
(3)	This number represents $33,000 contributed to Mr. Cruse’s 401(k) account in the form of both the Company’s safe-harbor contribution and a profit-sharing contribution earned in fiscal year 2012 and paid in the first fiscal quarter of 2013; and $148 for payment of the guaranteed term life insurance premium by the Company for Mr. Cruse.
(4)	This number represents $33,000 contributed to Mr. Arabia’s 401(k) account in the form of both the Company’s safe-harbor contribution and a profit-sharing contribution earned in fiscal year 2012 and paid in the first fiscal quarter of 2013; and $148 for payment of the guaranteed term life insurance premium by the Company for Mr. Arabia.
(5)	This number represents $33,000 contributed to Mr. Hoffman’s 401(k) account in the form of both the Company’s safe-harbor contribution and a profit-sharing contribution earned in fiscal year 2012 and paid in the first fiscal quarter of 2013; and $635 for payment of the guaranteed term life insurance premium by the Company for Mr. Hoffman.
(6)	This number represents $31,680 contributed to Mr. Monge’s 401(k) account in the form of both the Company’s safe-harbor contribution and a profit-sharing contribution earned in fiscal year 2012 and paid in the first fiscal quarter of 2013; and $148 for payment of the guaranteed term life insurance premium by the Company for Mr. Monge.
(7)	This number represents $33,000 contributed to Mr. Springer’s 401(k) account in the form of both the Company’s safe-harbor contribution and a profit-sharing contribution earned in fiscal year 2012 and paid in the first fiscal quarter of 2013; and $133 for payment of the guaranteed term life insurance premium by the Company for Mr. Springer.
(8)	Mr. Arabia served as the Company’s CFO for the entirety of fiscal year 2012.

Grants of Plan-Based Awards

The following table sets forth the information with respect to plan-based awards granted to the Named Executive Officers in 2012. The dollar amounts indicated under the “Grant Date Fair Value of Stock and Option Awards” column reflect the grant date fair value of each grant, computed in accordance with ASC Topic 718, which is greater than the amortization costs the Company recognized on its fiscal year 2012 financial statements with respect to such grant due to the applicable vesting schedule.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				All Other Stock Awards: Number of Shares of Stock or Units (#)(2)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold	Target		Maximum
Name	Grant Date	Action Date	($)	($)	High ($)	Superior ($)
Kenneth E. Cruse	2/16/2012	2/16/2012					67,742	—	—	635,420
	n/a	n/a	412,500	825,000	1,100,000	1,375,000
John V. Arabia	2/16/2012	2/16/2012					51,075	—	—	479,084
	n/a	n/a	187,500	281,250	468,750	562,500
Marc A. Hoffman	2/16/2012	2/16/2012					53,763	—	—	504,297
	n/a	n/a	187,500	281,250	468,750	562,500
Lindsay N. Monge	2/16/2012	2/16/2012					29,570	—	—	277,367
	n/a	n/a	120,000	180,000	204,000	240,000
Robert C. Springer	2/16/2012	2/16/2012					40,323	—	—	378,230
	n/a	n/a	142,500	213,750	299,250	356,250

(1)	Under our annual incentive plan, we pay a cash award for performance in February following the performance year if the criteria related to a cash award has been satisfied in the performance year. See “Compensation Discussion and Analysis—Elements of Executive Compensation (Annual Cash Incentive Bonuses and Annual Equity Incentive Awards)” for a detailed description of the annual cash incentive bonuses. The actual amount of these possible cash awards shown in these columns were payable in February 2013 and relate to performance during fiscal year 2012. The actual amount of fiscal year 2012 performance cash awards are shown in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. The Threshold, Target, High and Superior award opportunities shown under this heading are for 2012 performance and are a multiple of each Named Executive Officer’s base salary in 2012. See “Compensation Discussion and Analysis—Elements of Executive Compensation (Annual Cash Incentive Bonuses and Annual Equity Incentive Awards).”
(2)	Under our annual incentive plan, we grant an award of restricted shares of common stock under our LTIP in February following the performance year if the criteria related to the award of restricted stock has been satisfied in the performance year. See “Compensation Discussion and Analysis—Elements of Executive Compensation (Annual Cash Incentive Bonuses and Annual Equity Incentive Awards)” for a detailed description of the annual award of restricted stock granted with respect to 2012 services. We also grant awards of restricted shares of common stock under our LTIP in connection with the promotion or hiring of key employees.
(3)	Represents awards of restricted stock granted in 2012 in connection with the satisfaction of performance criteria related to fiscal year 2011, which awards of common stock have a three-year vesting requirement, with the first of three equal vestings of 33.3% having occurred on February 16, 2013 and the two additional vestings to occur on each of February 16, 2014 and 2015, subject to continued employment, the LTIP and/or the Named Executive Officer’s employment or change in control agreement.
(4)	The grant date fair value for each of the time-based restricted stock awards equals the number of shares of restricted stock multiplied by the closing common stock price on the NYSE on the date of the grant, computed in accordance with ASC Topic 718.

Outstanding Equity Awards at Fiscal Year-End 2012

The following table sets forth information with respect to outstanding restricted stock awards held by the Named Executive Officers as of December 31, 2012. The aggregate dollar values indicated in the table below for equity incentive plan awards are the market or payout values and not the ASC Topic 718 values or the compensation expense recognized by the Company on its financial statements for fiscal year 2012 with respect to its long-term equity incentive plan awards. Such compensation expense amounts, or the amortization pursuant to the applicable accounting literature, is provided in the “Summary Compensation Table” and the table under “Grants of Plan-Based Awards” above.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)(1)		Market Value of Shares of Stock That Have Not Vested ($)(3)
Kenneth E. Cruse	—	—	—	—	447,249	(2)	4,790,037
John V. Arabia	—	—	—	—	206,264		2,209,087
Marc A. Hoffman	—	—	—	—	100,423		1,075,530
Lindsay N. Monge	—	—	—	—	52,699		564,406
Robert C. Springer	—	—	—	—	100,323		1,074,459

(1)	The restricted stock awards vest on the following schedule:

	Date of Grant	Number of Shares or Units Remaining to Vest	Vesting Date
Kenneth E. Cruse
	February 18, 2010	14,564 shares	February 18, 2013
	February 17, 2011	18,859 shares	February 17, 2013
		18,859 shares	February 17, 2014
	August 5, 2011	327,225 shares	(see footnote 2 below)
	February 16, 2012	22,582 shares	February 16, 2013
		22,580 shares	February 16, 2014
		22,580 shares	February 16, 2015
John V. Arabia
	April 4, 2011	38,797 shares	February 17, 2013
		38,797 shares	February 17, 2014
		38,797 shares	February 17, 2015
		38,798 shares	February 17, 2016
	February 16, 2012	17,025 shares	February 16, 2013
		17,025 shares	February 16, 2014
		17,025 shares	February 16, 2015
Marc A. Hoffman
	February 18, 2010	8,942 shares	February 18, 2013
	February 17, 2011	18,859 shares	February 17, 2013
		18,859 shares	February 17, 2014
	February 16, 2012	17,922 shares	February 16, 2013
		17,921 shares	February 16, 2014
		17,920 shares	February 16, 2015
Lindsay N. Monge
	February 18, 2010	8,581 shares	February 18, 2013
	February 17, 2011	7,274 shares	February 17, 2013
		7,274 shares	February 17, 2014
	February 16, 2012	9,857 shares	February 16, 2013
		9,857 shares	February 16, 2014
		9,856 shares	February 16, 2015
Robert C. Springer
	May 31, 2011	15,000 shares	February 17, 2013
		15,000 shares	February 17, 2014
		15,000 shares	February 17, 2015
		15,000 shares	February 17, 2016
	February 16, 2012	13,441 shares	February 16, 2013
		13,441 shares	February 16, 2014
		13,441 shares	February 16, 2015

(2)	Mr. Cruse was granted 327,225 shares of unvested restricted common stock on August 5, 2011 in connection with his promotion to President and CEO, which shares will vest as follows: (i) sixty percent (60%) of such shares (or 196,335 shares) are subject to a time-based, pro-rata vesting requirement commencing on the third anniversary of the grant date (i.e., 33.3% (or 65,445 shares) will vest on each of the third, fourth and fifth anniversary of the grant date), and (ii) the remaining forty percent (40%) of such shares (or 130,890 shares) are subject to performance-based, cliff vesting on the fifth anniversary of the grant date, depending on satisfaction of three measures: absolute total stockholder return (or “TSR”); relative TSR; and debt/EBITDA. Absolute TSR means an absolute total stockholder return, which is measured by the Company’s share price growth plus dividends paid on its common stock from and after August 5, 2011. It is set at three levels—threshold, target and high. Shares vest depending on the annualized return achieved and are interpolated between the vesting percentages, as follows:

Absolute TSR	Shares Vesting
Less than 10%	0
Threshold = 10%	50% (or 21,815 shares)
Target = 12.5%	75% (or 32,723 shares)
High = 15%	100% (or 43,630 shares)

Relative TSR is a relative stockholder return, which is measured by the Company’s total stockholder return relative to companies in the NAREIT Equity Index from and after August 5, 2011. It is set at three levels—threshold, target and high. Shares vest based on the annualized return achieved and are interpolated between the vesting percentages, as follows:

Relative TSR	Shares Vesting
Less than 50 bps above index return	0
Threshold = 50 bps above index return	50% (or 21,815 shares)
Target = 200 bps above index return	75% (or 32,723 shares)
High = 500 bps above index return	100% (or 43,630 shares)

Debt/EBITDA is the ratio of the Company’s total net debt to the Company’s reported Adjusted EBITDA for the quarter end immediately prior to August 5, 2016. It is set at three levels—threshold, target and high. Shares vest based on the ratio achieved and are interpolated between the vesting percentages, as follows:

Debt/EBITDA	Shares Vesting
Greater than 5x	0
Threshold = 5x	50% (or 21,815 shares)
Target = 4x	75% (or 32,723 shares)
High = 3x	100% (or 43,630 shares)

(3)	The market value of the unvested restricted shares of common stock is based on the closing common stock price of $10.71 on the NYSE on December 31, 2012.

Option Exercises and Stock Vested

The following table sets forth information with respect to the vesting of restricted stock in 2012 for each Named Executive Officer. The number of shares acquired on vesting and the value of those shares do not reflect the withholding of shares to satisfy federal and state income tax withholdings. No Named Executive Officer held stock options or exercised any stock options during 2012.

Name	Number of Shares Acquired on Exercise or Vesting (#)		Value Realized Upon Exercise or Vesting ($)
Kenneth E. Cruse	52,230	(1)	494,618	(2)
John V. Arabia	38,797	(3)	363,916	(3)
Marc A. Hoffman	41,028	(4)	388,149	(2)
Lindsay N. Monge	30,307	(5)	287,892	(2)
Robert C. Springer	15,000	(6)	140,700	(6)

(1)	Represents the total of (i) 18,804 shares received on the February 5, 2012 vesting date (in respect of the February 5, 2009 grant), (ii) 14,565 shares received on the February 18, 2012 vesting date (in respect of the February 18, 2010 grant), and (iii) 18,861 shares received on the February 17, 2012 vesting date (in respect of the February 17, 2011 grant).
(2)	Value realized upon vesting is calculated as the gross number of shares vested from the February 5, 2012, February 17, 2012 and February 18, 2012 vesting dates, multiplied by the closing common stock prices on the NYSE of $9.63 with respect to the February 5, 2012 vesting date (reflects the closing price on Friday, February 3, 2012, as the vesting date fell on a weekend), $9.38 with respect to the February 17, 2012 vesting date and $9.38 with respect to the February 18, 2012 vesting date (reflects the closing price on Friday, February 17, 2012, as the vesting date fell on a weekend).
(3)	Represents the total of 38,797 shares received on February 17, 2012 (in respect of the April 4, 2011 grant). Value realized upon vesting is calculated as the gross number of shares vested, multiplied by the closing common stock price on the NYSE of $9.38 on February 17, 2012.
(4)	Represents the total of (i) 13,224 shares received on the February 5, 2012 vesting date (in respect of the February 5, 2009 grant), (ii) 8,943 shares received on the February 18, 2012 vesting date (in respect of the February 18, 2010 grant), and (iii) 18,861 shares received on the February 17, 2012 vesting date (in respect of the February 17, 2011 grant).
(5)	Represents the total of (i) 14,451 shares received on the February 5, 2012 vesting date (in respect of the February 5, 2009 grant), (ii) 8,581 shares received on the February 18, 2012 vesting date (in respect of the February 18, 2010 grant), and (iii) 7,275 shares received on the February 17, 2012 vesting date (in respect of the February 17, 2011 grant).
(6)	Represents the total of 15,000 shares received on February 17, 2012 (in respect of the May 31, 2011 grant). Value realized upon vesting is calculated as the gross number of shares vested, multiplied by the closing common stock price on the NYSE of $9.38 on February 17, 2012.

Pension Benefits

The Company does not provide tax-qualified or non-qualified pension benefits to any of its employees, including its Named Executive Officers.

Non-Qualified Deferred Compensation

None of the Named Executive Officers have any non-qualified deferred compensation arrangements.

Potential Payments Upon Termination or Change-in-Control

The following table summarizes the amounts that we would have been required to pay to each of Messrs. Cruse, Arabia, Hoffman, Monge and Springer in connection with the events listed below as if such events occurred on December 31, 2012.

Name	Severance Amount ($)		Health Insurance Coverage ($)		Unvested Stock Awards ($)		Other ($)	Total ($)
Kenneth E. Cruse
By Company for “Cause”	—		—		—		—	—
By Executive w/o “Good Reason”	—		—		—		—	—
By Executive with “Good Reason”	3,575,000	(1)	38,845	(2)	4,790,037	(3)	—	8,403,882
By Company without “Cause”	3,575,000	(1)	38,845	(2)	4,790,037	(3)	—	8,403,882
Death	1,375,000	(4)	38,845	(2)	599,814	(5)	—	2,013,659
Disability	1,375,000	(4)	38,845	(2)	599,814	(5)	—	2,013,659
Following Change in Control	—		—		4,790,037	(3)	—	4,790,037
By Executive for “Good Reason” or by Company w/o “Cause” following Change in Control	3,575,000	(1)	38,845	(2)	—		—	3,613,845
John V. Arabia
By Company for “Cause”	—		—		—		—	—
By Executive w/o “Good Reason”	—		—		—		—	—
By Executive with “Good Reason”	1,611,250	(6)	29,512	(2)	1,378,045	(7)	—	3,018,807
By Company without “Cause”	1,611,250	(6)	29,512	(2)	1,378,045	(7)	—	3,018,807
Death	656,250	(8)	29,512	(2)	597,854	(9)	—	1,283,615
Disability	656,250	(8)	29,512	(2)	597,854	(9)	—	1,283,615
Following Change in Control	—		—		2,209,087	(10)	—	2,209,087
By Executive for “Good Reason” or by Company w/o “Cause” following Change in Control	1,611,250	(6)	29,512	(2)	—		—	1,640,762
Marc A. Hoffman
By Company for “Cause”	—		—		—		—	—
By Executive w/o “Good Reason”	—		—		—		—	—
By Executive with “Good Reason”	1,681,250	(1)	26,048	(2)	1,075,530	(11)	—	2,782,828
By Company without “Cause”	1,681,250	(1)	26,048	(2)	1,075,530	(11)	—	2,782,828
Death	656,250	(4)	26,048	(2)	489,693	(12)	—	1,171,991
Disability	656,250	(4)	26,048	(2)	489,693	(12)	—	1,171,991
Following Change in Control	—		—		1,075,530	(11)	—	1,075,530
By Executive for “Good Reason” or by Company w/o “Cause” following a Change in Control	1,681,250	(1)	26,048	(2)	—		—	1,707,298
Lindsay N. Monge
By Company for “Cause”	—		—		—		—	—
By Executive w/o “Good Reason”	—		—		—		—	—
By Executive with “Good Reason”	—		—		—		—	—
By Company without “Cause”	—		—		—		—	—
Death	—		—		—		—	—
Disability	—		—		—		—	—
Following Change in Control	—		—		564,406	(14)	—	564,406
By Executive for “Good Reason” or by Company w/o “Cause” following a Change in Control	580,000	(13)	32,052	(2)	—		—	612,052
Robert C. Springer
By Company for “Cause”	—		—		—		—	—
By Executive w/o “Good Reason”	—		—		—		—	—
By Executive with “Good Reason”	—		—		642,600	(15)	—	642,600
By Company without “Cause”	—		—		642,600	(15)	—	642,600
Death	—		—		—		—	—
Disability	—		—		—		—	—
Following Change in Control	—		—		1,074,459	(16)	—	1,074,459
By Executive for “Good Reason” or by Company w/o “Cause” following a Change in Control	1,183,750	(17)	38,845	(2)	—		—	1,222,595

(1)	Pursuant to the terms of the employment agreements of Messrs. Cruse and Hoffman, the severance amount is determined as follows: the executive will receive, in two lump sum payments, all of the amounts set forth in (A) and (B) below: (A) (1) salary and accrued vacation through the date of termination, (2) any vested amounts due under any plan, program or policy of the Company, (3) unpaid bonus owed for any completed fiscal year before the date of termination, and (4) an amount equal to a pro rata share of the target annual cash bonus determined by multiplying the target annual cash bonus (75% of annual base salary for Mr. Hoffman and 150% of annual base salary for Mr. Cruse) by a fraction the numerator of which is the number of days elapsed in the year through the date of termination and the denominator of which is 365; and (B) a severance payment equal to two times the sum of (x) base salary in effect on the date of termination (which was $375,000 for Mr. Hoffman and $550,000 for Mr. Cruse as of December 31, 2012), plus (y) a bonus severance amount (which will be the greater of the executive’s target annual cash performance bonus for fiscal year 2012 (which was $281,250 for Mr. Hoffman and $825,000 for Mr. Cruse) and the actual bonuses paid to Messrs. Cruse and Hoffman in respect of the last full calendar year immediately preceding the date of termination (which was $325,000 for Mr. Hoffman and $410,000 for Mr. Cruse). The figure does not reflect accrued salary and vacation pay, any vested amounts due under any plan, program or policy of the Company, or any unpaid bonus owed for any completed fiscal year before the date of termination.
(2)	Pursuant to the terms of the Named Executive Officer’s employment agreement, the Company shall provide group health coverage for a period of 18 months after termination. The health insurance coverage amount reflects 18 months of monthly premium of $38,845 for Messrs. Cruse and Springer, $29,512 for Mr. Arabia, $26,048 for Mr. Hoffman and $32,052 for Mr. Monge.
(3)	Pursuant to the LTIP, all of Mr. Cruse’s unvested restricted equity awards shall immediately vest and become exercisable. The unvested stock award figure reflects 447,249 restricted shares based on the closing common stock price of $10.71 on the NYSE on December 31, 2012.
(4)	Pursuant to the terms of the employment agreements of Messrs. Cruse and Hoffman, if either executive is terminated by reason of death or disability, he or, as appropriate, his estate or beneficiaries will be paid an amount equal to the sum of (i) 100% of the executive’s annual base salary then in effect (which was $375,000 for Mr. Hoffman and $550,000 for Mr. Cruse as of December 31, 2012) and (ii) an amount equal to a pro rata share of the target annual cash bonus determined by multiplying the target annual cash bonus (75% of annual base salary for Mr. Hoffman and 150% of annual base salary for Mr. Cruse) by a fraction the numerator of which is the number of days elapsed in the year through the date of termination and the denominator of which is 365 (which would have equated to 100% of the target annual cash performance bonus for fiscal year 2012 (which was $281,250 for Mr. Hoffman and $825,000 for Mr. Cruse). The figure does not reflect accrued salary and vacation pay.
(5)	Pursuant to the terms of Mr. Cruse’s employment agreement, if Mr. Cruse’s employment is terminated by reason of death or disability, he or, as appropriate, his estate or beneficiaries will receive all outstanding equity awards to the extent such outstanding awards were scheduled to vest within the twelve-month period immediately following the date of termination. The unvested stock award figure reflects 56,005 restricted shares based on the closing common stock price of $10.71 on the NYSE on December 31, 2012.
(6)	Pursuant to the terms of Mr. Arabia’s employment agreement, Mr. Arabia will receive, in two lump sum payments, all of the amounts set forth in (A) and (B) below: (A) (1) incurred, but unreimbursed business expenses, (2) salary and accrued vacation through the date of termination, (3) any vested amounts due under any plan, program or policy of the Company, (4) unpaid bonus owed for any completed fiscal year before the date of termination, and (5) an amount equal to a pro rata share of the target annual cash bonus (75% of annual base salary) determined by multiplying the target annual cash bonus by a fraction the numerator of which is the number of days elapsed in the year through the date of termination and the denominator of which is 365; and (B) a severance payment equal to two times the sum of (x) Mr. Arabia’s base salary in effect on the date of termination ($375,000), plus (y) a bonus severance amount (which will be the greater of Mr. Arabia’s target annual cash performance bonus (or $281,250) and the actual bonus paid to Mr. Arabia in respect of the last full calendar year immediately preceding the date of termination (which was $290,000). The figure does not reflect accrued salary and vacation pay, any vested amounts due under any plan, program or policy of the Company, or any unpaid bonus owed for any completed fiscal year before the date of termination.
(7)	Pursuant to the LTIP and Mr. Arabia’s employment agreement, all of Mr. Arabia’s unvested restricted equity awards shall immediately vest and become exercisable, provided that the remaining unvested stock from the initial upfront $2,500,000 restricted stock grant on April 4, 2011 will become immediately vested only to the extent such unvested restricted stock was scheduled to vest within the 24-month period immediately following the date of termination (which equates to 77,594 shares). The unvested stock award figure reflects 128,669 restricted shares based on the closing common stock price of $10.71 on the NYSE on December 31, 2012.
(8)	Pursuant to the terms of Mr. Arabia’s employment agreement, if Mr. Arabia is terminated by reason of death or disability, he or, as appropriate, his estate or beneficiaries will be paid an amount equal to the sum of (i) 100% of his annual base salary then in effect (which was $375,000 as of December 31, 2012) and (ii) an amount equal to a pro rata share of the target annual cash bonus determined by multiplying the target annual cash bonus (75% of annual base salary) by a fraction the numerator of which is the number of days elapsed in the year through the date of termination and the denominator of which is 365 (which would have equated to 100% of the target annual cash performance bonus for fiscal year 2012 (or $281,250). The figure does not reflect accrued salary and vacation pay.

(9)	Pursuant to the terms of Mr. Arabia’s employment agreement, if Mr. Arabia’s employment is terminated by reason of death or disability, he or, as appropriate, his estate or beneficiaries will receive all outstanding equity awards to the extent such outstanding awards were scheduled to vest within the twelve-month period immediately following the date of termination. The unvested stock award figure reflects 55,822 restricted shares based on the closing common stock price of $10.71 on the NYSE on December 31, 2012.
(10)	Pursuant to the LTIP, all of Mr. Arabia’s unvested restricted equity awards shall immediately vest and become exercisable. The unvested stock award figure reflects 206,264 restricted shares based on the closing common stock price of $10.71 on the NYSE on December 31, 2012.
(11)	Pursuant to the LTIP, all of Mr. Hoffman’s unvested restricted equity awards shall immediately vest and become exercisable. The unvested stock award figure reflects 100,423 restricted shares based on the closing common stock price of $10.71 on the NYSE on December 31, 2012.
(12)	Pursuant to the terms of Mr. Hoffman’s employment agreement, if Mr. Hoffman’s employment is terminated by reason of death or disability, he or, as appropriate, his estate or beneficiaries shall receive all outstanding equity awards to the extent such outstanding awards were scheduled to vest within the twelve-month period immediately following the date of termination. The unvested stock award figure reflects 45,723 restricted shares based on the closing common stock price of $10.71 on the NYSE on December 31, 2012.
(13)	Pursuant to the terms of Mr. Monge’s change in control agreement, if a change in control occurs during Mr. Monge’s employment with the Company and Mr. Monge’s employment is terminated by the Company (or its successor, as the case may be) without cause or by Mr. Monge for good reason, in each case within twelve months after the effective date of the change in control, Mr. Monge shall be entitled to the following payments and benefits: (i) Mr. Monge shall be paid, in two lump sum payments: (A) earned but unpaid base salary and accrued but unpaid vacation pay through the date of termination and any annual cash bonus for any fiscal year of the Company that ends on or before the date of termination to the extent not previously paid (figure reflects $180,000, calculated as follows: (a) $240,000, multiplied by (b) 75% (Mr. Monge’s target cash bonus potential for 2012)); and (B) a severance amount equal to one times the sum of (x) the base salary in effect on the date of termination (without giving effect to any reduction that would constitute good reason) plus (y) the bonus severance amount in effect on the date of termination. The bonus severance amount shall equal the lesser of Mr. Monge’s target annual cash bonus for the year in which the date of termination takes place (which was $180,000 for fiscal year 2012) or the actual annual cash bonus that Mr. Monge earned in the calendar year prior to the year in which the date of termination occurs (which was $160,000). The figure does not reflect accrued salary and vacation pay.
(14)	Pursuant to the LTIP, all of Mr. Monge’s unvested restricted equity awards shall immediately vest and become exercisable. The unvested stock award figure reflects 52,699 restricted shares based on the closing common stock price of $10.71 on the NYSE on December 31, 2012.
(15)	Pursuant to the terms of Mr. Springer’s employment agreement, if Mr. Springer’s employment is terminated by the Company (or its successor, as the case may be) without cause or by Mr. Springer for good reason, in each case without a change in control having occurred in the preceding twelve months, then only the unvested and outstanding restricted shares of stock from Mr. Springer’s initial upfront grant of restricted stock awarded on May 31, 2011 shall become immediately vested; provided, however, that in the event the implied market value of the total shares provided for in the upfront grant (calculated using the closing market price of the Company’s common stock on the NYSE as of the termination date) is less than $500,000 on the date Mr. Springer’s employment is terminated, the Company will pay Mr. Springer in cash a lump sum amount equal to the difference between $500,000 and the implied market value of the total shares provided for in the upfront grant, multiplied by a fraction the numerator of which is equal to the number of unvested shares from the upfront grant as of the termination date and the denominator equal to the total shares provided for in the upfront grant. The unvested stock award figure reflects 60,000 restricted shares based on the closing common stock price of $10.71 on the NYSE on December 31, 2012.
(16)	Pursuant to the LTIP, all of Mr. Springer’s unvested restricted equity awards shall immediately vest and become exercisable. The unvested stock award figure reflects 100,323 restricted shares based on the closing common stock price of $10.71 on the NYSE on December 31, 2012.
(17)	Pursuant to the terms of Mr. Springer’s employment agreement, if a change in control occurs during the term of Mr. Springer’s employment agreement and Mr. Springer’s employment is terminated by the Company (or its successor, as the case may be) without cause or by Mr. Springer for good reason, in each case within twelve months after the effective date of the change in control, then Mr. Springer shall be entitled to the following payments and benefits: (i) Mr. Springer shall be paid, in two lump sum payments: (A) earned but unpaid base salary and accrued but unpaid vacation pay through the date of termination and any annual cash bonus for any fiscal year of the Company that ends on or before the date of termination to the extent not previously paid (figure reflects $213,750, calculated as follows: (a) $285,000, multiplied by (b) 75% (Mr. Springer’s target cash bonus potential for 2012)); and (B) a severance amount equal to two times the sum of (x) the base salary in effect on the date of termination (without giving effect to any reduction that would constitute good reason) plus (y) the bonus severance amount in effect on the date of termination. The bonus severance amount shall equal the lesser of Mr. Springer’s target annual cash bonus for the year in which the date of termination takes place (or $213,750 for fiscal year 2012) or the actual annual cash bonus that Mr. Springer earned in the calendar year prior to the year in which the date of termination occurs (which was $200,000). The figure does not reflect accrued salary and vacation pay.

We have entered into employment agreements and/or change in control agreements and equity-based awards with certain of our Named Executive Officers providing for payments and benefits to such officers upon the termination of their employment with the Company or upon a change in control of the Company.

Kenneth E. Cruse

Mr. Cruse’s employment agreement with us contains provisions for payments upon a termination of Mr. Cruse’s employment (whether or not in connection with a change in control of Sunstone). If the Company terminates Mr. Cruse without cause or Mr. Cruse terminates his employment for good reason (whether or not in connection with a change in control of Sunstone), after delivery to the Company of an executed general release of claims, (i) Mr. Cruse will receive, in two lump sum payments, all of the amounts set forth in (A) and (B) below, (ii) all outstanding equity awards granted to Mr. Cruse shall vest as set forth in (C) below, and (iii) Mr. Cruse will receive continued health insurance coverage as set forth in (D) below: (A) (1) salary and accrued vacation through the date of termination, (2) any vested amounts due under any plan, program or policy of the Company, (3) unpaid bonus owed for any completed fiscal year before the date of termination, and (4) an amount equal to a pro rata share of the target annual cash bonus determined by multiplying the target annual cash bonus by a fraction the numerator of which is the number of days elapsed in the year through the date of termination and the denominator of which is 365 ((A)(1)—(4) are collectively referred to as “Cruse Accrued Obligations”); (B) a severance payment equal to two times the sum of (x) Mr. Cruse’s base salary in effect on the date of termination, plus (y) a bonus severance amount (which will be the greater of Mr. Cruse’s target annual cash performance bonus and the actual bonus paid to Mr. Cruse in respect of the last full calendar year immediately preceding the date of termination); (C) all outstanding stock options, restricted stock units and other equity awards granted to Mr. Cruse under any of the Company’s equity incentive plans shall become immediately vested and, as applicable, exercisable in full; and (D) 18 months of Company-paid continued health insurance coverage for Mr. Cruse and his eligible family members.

If Mr. Cruse’s employment is terminated by reason of death or disability, he or, as appropriate, his estate or beneficiaries will be paid the Cruse Accrued Obligations and an amount equal to 100% of his annual base salary then in effect, all outstanding equity awards will continue to vest (but only to the extent such outstanding awards were scheduled to vest within the 12-month period immediately following the date of termination) and he and his eligible family members will receive 18 months of Company-paid continued health insurance coverage.

John V. Arabia

Mr. Arabia’s employment agreement with us contains provisions for payments upon a termination of Mr. Arabia’s employment (whether or not in connection with a change in control of Sunstone). If the Company terminates Mr. Arabia without cause or Mr. Arabia terminates his employment for good reason, after delivery to the Company of an executed general release of claims, (i) Mr. Arabia will receive, in two lump sum payments, all of the amounts as follows: (A) (1) incurred, but unreimbursed business expenses, (2) salary and accrued vacation through the date of termination, (3) any vested amounts due under any plan, program or policy of the Company, (4) unpaid bonus owed for any completed fiscal year before the date of termination, and (5) an amount equal to a pro rata share of the target annual cash bonus determined by multiplying the target annual cash bonus by a fraction the numerator of which is the number of days elapsed in the year through the date of termination and the denominator of which is 365 ((A)(1)—(5) are collectively referred to as “Arabia Accrued Obligations”) and (B) a severance payment equal to two times the sum of (x) Mr. Arabia’s base salary in effect on the date of termination (but not less than $375,000), plus (y) a bonus severance amount (which will be the greater of Mr. Arabia’s target annual cash performance bonus and the actual bonus paid to Mr. Arabia in respect of the last full calendar year immediately preceding the date of termination; (ii) all outstanding equity awards granted to Mr. Arabia will vest as follows: (1) if the termination occurs prior to the date Mr. Arabia is appointed President, but after the first anniversary of the effective date of the agreement, all outstanding stock options, restricted stock units and other equity awards granted to Mr. Arabia under any of the Company’s equity incentive plans (or awards substituted therefor covering the securities of a successor company) will become immediately vested and, as applicable, exercisable, provided that the remaining unvested stock from the initial upfront $2,500,000 restricted stock grant will become immediately vested only to the extent such unvested restricted stock was scheduled to vest within the 24-month period immediately following the date of termination; or (2) if the termination occurs after the date Mr. Arabia is appointed President, all outstanding stock options, restricted stock units and other equity awards granted to Mr. Arabia under any of the Company’s equity incentive plans (or awards substituted therefor covering the securities of a successor company) will become immediately vested and, as applicable, exercisable, provided that both the then unvested stock comprising the initial upfront $2,500,000 restricted stock grant and the then unvested stock from the grant of restricted stock awarded in connection with Mr. Arabia’s appointment to President will become immediately vested only to the extent such unvested restricted stock was scheduled to vest within the 24-month period immediately following the date of termination; and (iii) Mr. Arabia will receive 18 months of Company-paid continued health insurance coverage for Mr. Arabia and his eligible family members.

If Mr. Arabia’s employment is terminated by reason of death or disability, he or, as appropriate, his estate or beneficiaries will be paid the Arabia Accrued Obligations and an amount equal to 100% of his annual base salary then in effect, all outstanding equity awards will continue to vest (but only to the extent such outstanding awards were scheduled to vest within the 12-month period immediately following the date of termination) and he and his eligible family members will receive 18 months of Company-paid continued health insurance coverage.

Marc A. Hoffman

Mr. Hoffman’s employment agreement with us contains provisions for payments upon a termination of Mr. Hoffman’s employment (whether or not in connection with a change in control of Sunstone). If the Company terminates Mr. Hoffman without cause or Mr. Hoffman terminates his employment for good reason (whether or not in connection with a change in control of Sunstone), after delivery to the Company of an executed general release of claims, (i) Mr. Hoffman will receive, in two lump sum payments, all of the amounts set forth in (A) and (B) below, (ii) all outstanding equity awards granted to Mr. Hoffman shall vest as set forth in (C) below, and (iii) Mr. Hoffman will receive continued health insurance coverage as set forth in (D) below: (A) (1) salary and accrued vacation through the date of termination, (2) any vested amounts due under any plan, program or policy of the Company, (3) unpaid bonus owed for any completed fiscal year before the date of termination, and (4) an amount equal to a pro rata share of the target annual cash bonus determined by multiplying the target annual cash bonus by a fraction the numerator of which is the number of days elapsed in the year through the date of termination and the denominator of which is 365 ((A)(1)—(4) are collectively referred to as “Hoffman Accrued Obligations”); (B) a severance payment equal to two times the sum of (x) Mr. Hoffman’s base salary in effect on the date of termination, plus (y) a bonus severance amount (which will be the greater of Mr. Hoffman’s target annual cash performance bonus and the actual bonus paid to Mr. Hoffman in respect of the last full calendar year immediately preceding the date of termination); (C) all outstanding stock options, restricted stock units and other equity awards granted to Mr. Hoffman under any of the Company’s equity incentive plans shall become immediately vested and, as applicable, exercisable in full; and (D) 18 months of Company-paid continued health insurance coverage for Mr. Hoffman and his eligible family members.

If Mr. Hoffman’s employment is terminated by reason of death or disability, he or, as appropriate, his estate or beneficiaries will be paid the Hoffman Accrued Obligations and an amount equal to 100% of his annual base salary then in effect, all outstanding equity awards will continue to vest (but only to the extent such outstanding awards were scheduled to vest within the 12-month period immediately following the date of termination) and he and his eligible family members will receive 18 months of Company-paid continued health insurance coverage.

Lindsay N. Monge

Mr. Monge’s change in control agreement with us contains provisions for payments upon a termination of Mr. Monge’s employment in connection with a change in control of the Company. If a change in control occurs during Mr. Monge’s employment with the Company, and Mr. Monge’s employment is terminated by the

Company (or its successor, as the case may be) without cause or by Mr. Monge for good reason, in each case within twelve months after the effective date of the change in control, then Mr. Monge shall be entitled to the following payments and benefits after delivery to the Company of an executed general release of claims: (i) Mr. Monge shall be paid, in two lump sum payments: (A) earned but unpaid base salary and accrued but unpaid vacation pay through the date of termination and any annual cash bonus for any fiscal year of the Company that ends on or before the date of termination to the extent not previously paid, and (B) a severance amount equal to one times the sum of (x) the base salary in effect on the date of termination (without giving effect to any reduction that would constitute good reason) plus (y) the bonus severance amount in effect on the date of termination. The bonus severance amount shall equal the lesser of Mr. Monge’s target annual cash bonus for the year in which the date of termination takes place or the actual annual cash bonus that Mr. Monge earned in the calendar year prior to the year in which the date of termination occurs; (ii) for a period of 18 months following the termination date, the Company shall, at the Company’s sole expense, continue to provide Mr. Monge and his eligible family members with group health insurance coverage at least equal to that which would have been provided to them if Mr. Monge’s employment had not been terminated (or at the Company’s election, pay the applicable COBRA premium for such coverage); (iii) to the extent not theretofore paid or provided, the Company shall timely pay or provide to Mr. Monge any vested benefits and other amounts or benefits required to be paid or provided or which he is eligible to receive as of the termination date under any plan, program, policy or practice or contract or agreement of the Company and its affiliates; and (iv) all outstanding stock options, restricted stock units and other equity awards granted to Mr. Monge under any of the Company’s equity incentive plans (or awards substituted therefor covering the securities of a successor company) shall become immediately vested and exercisable in full.

Robert C. Springer

Mr. Springer’s employment agreement with us contains provisions for payments upon a termination of Mr. Springer’s employment. If a change in control occurs during the term, and Mr. Springer’s employment is terminated by the Company (or its successor, as the case may be) without cause or by Mr. Springer for good reason, in each case within twelve months after the effective date of the change in control, then Mr. Springer shall be entitled to the following payments and benefits after delivery to the Company of an executed general release of claims: (i) Mr. Springer shall be paid, in two lump sum payments: (A) earned but unpaid base salary and accrued but unpaid vacation pay through the date of termination and any annual cash bonus for any fiscal year of the Company that ends on or before the date of termination to the extent not previously paid, and (B) a severance amount equal to two times the sum of (x) the base salary in effect on the date of termination (without giving effect to any reduction that would constitute good reason) plus (y) the bonus severance amount in effect on the date of termination. The bonus severance amount shall equal the lesser of Mr. Springer’s target annual cash bonus for the year in which the date of termination takes place or the actual annual cash bonus that Mr. Springer earned in the calendar year prior to the year in which the date of termination occurs; (ii) for a period of 18 months following the termination date, the Company shall, at the Company’s sole expense, continue to provide Mr. Springer and his eligible family members with group health insurance coverage at least equal to that which would have been provided to them if Mr. Springer’s employment had not been terminated (or at the Company’s election, pay the applicable COBRA premium for such coverage); (iii) to the extent not theretofore paid or provided, the Company shall timely pay or provide to Mr. Springer any vested benefits and other amounts or benefits required to be paid or provided or which he is eligible to receive as of the termination date under any plan, program, policy or practice or contract or agreement of the Company and its affiliates; and (iv) all outstanding stock options, restricted stock units and other equity awards granted to Mr. Springer under any of the Company’s equity incentive plans (or awards substituted therefor covering the securities of a successor company) shall become immediately vested and exercisable in full.

If Mr. Springer’s employment is terminated by the Company (or its successor, as the case may be) without cause or by Mr. Springer for good reason, in each case without a change in control having occurred in the preceding 12 months, then only the unvested and outstanding restricted shares of stock from Mr. Springer’s initial upfront grant of restricted stock awarded on May 31, 2011 shall become immediately vested; provided, however, that in the event the implied market value of the total shares provided for in the upfront grant (calculated using the closing market price of the Company’s common stock on the NYSE as of the termination date) is less than $500,000 on the date Mr. Springer’s employment is terminated, the Company will pay Mr. Springer in cash a lump sum amount equal to the difference between $500,000 and the implied market value of the total shares provided for in the upfront grant, multiplied by a fraction the numerator of which is equal to the number of unvested shares from the upfront grant as of the termination date and the denominator equal to the total shares provided for in the upfront grant. For example, if (a) the upfront grant consisted of 100,000 shares to vest in five equal annual installments, each on the anniversary of the effective date (accordingly, the threshold value per share of restricted stock would be $5.00 ($5.00 x 100,000 shares = $500,000), (b) Mr. Springer terminates his employment at the Company for good reason or his employment is terminated by the Company without cause after the third anniversary of the effective date but prior to the fourth anniversary of the effective date, and (c) on the date of such termination, the closing market price of the Company’s common stock on the NYSE is $2.00, then the Company would pay Mr. Springer the sum of $120,000 (calculated as follows):

1)	100,000 (shares provided for in the upfront grant) ÷ 5 (total number of vesting periods applicable to the upfront grant) = 20,000 shares per vesting period

2)	20,000 (shares per vesting period) x 2 (remaining vesting periods applicable to the upfront grant) = 40,000 shares remaining unvested

3)	40,000 (shares remaining unvested) x $3.00 (difference between minimum value of $5.00/share of common stock and closing price of Company common stock on NYSE of $2.00/share on date of termination) = $120,000

Accelerated Vesting Under LTIP

Outstanding equity awards under the LTIP will generally vest upon the occurrence of a change in control.

Executive Compensation Risk Assessment

The Company and the Compensation Committee reviewed and assessed the Company’s compensation plans, programs and arrangements with respect to all employees in order to determine whether any of the foregoing may incentivize excessive risk taking that could have a material adverse effect on the Company. Based on that assessment, the Company and the Compensation Committee determined that the Company’s compensation policies and program combine varied performance metrics and vesting durations that provide appropriate incentives and reasonable safeguards. Accordingly, the Company and the Compensation Committee determined that the Company’s compensation policies do not incentivize risk taking in a manner that could have a material adverse effect on the Company. The Company and the Compensation Committee will continue to monitor the Company’s compensation plans, programs and arrangements to mitigate the potential for same to incentivize taking excessive risk.

Compensation Committee Report to Stockholders

The following is a report by the Company’s Compensation Committee regarding the Company’s executive officer compensation program.

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement, or the CD&A, with management of the Company. Based on the Compensation Committee’s review of the CD&A and the Compensation Committee’s discussions of the CD&A with management, the Compensation Committee recommended to the Board of Directors (and the Board has approved) that the CD&A be included in the Company’s proxy statement on Schedule 14A prepared in connection with the annual meeting.

Compensation Committee

Thomas A. Lewis, Jr., Chair

Douglas M. Pasquale

Lewis N. Wolff

March 18, 2013

Certain Relationships and Related Transactions

Since the beginning of fiscal year 2012, we have not entered into any transaction and there are no currently proposed transactions, in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest. We have adopted a policy which provides that the approval of our Nominating and Corporate Governance Committee is required for any transaction involving us and any of our directors, officers or employees, or any entity in which any of our directors, officers or employees is employed or has an interest of more than 5%.

Security Ownership by Directors, Executive Officers and

Five Percent Stockholders

The following table sets forth information regarding the beneficial ownership of our common stock, Series C preferred stock and Series D Cumulative Redeemable Preferred Stock (or the Series D preferred stock) as of March 15, 2013 with respect to (a) each director and director nominee, (b) each Named Executive Officer, (c) all of our directors and Named Executive Officers as a group and (d) each person known by us to be the beneficial owner of greater than a 5% interest in our common stock, and Series C preferred stock and Series D preferred stock. Unless otherwise indicated, all shares of common stock and Series C preferred stock are owned directly and the indicated person has sole voting and investment power. Percentage ownership is based on 162,825,656 shares of common stock, 4,102,564 shares of Series C preferred stock and 4,600,000 shares of Series D preferred stock outstanding as of March 15, 2013.

Unless otherwise indicated, the address of each person is 120 Vantis, Suite 350, Aliso Viejo, California 92656.

Name of Beneficial Owner	Number of Shares of Common Stock	Number of Shares of Series C Preferred Stock	Number of Shares of Series D Preferred Stock	Percentage of Common Stock(1)	Percentage of Series C Preferred Stock	Percentage of Series D Preferred Stock
Kenneth E. Cruse(2)	772,051	0	0	*	0	0
John V. Arabia(3)	612,562	0	0	*	0	0
Robert A. Alter(4)	340,525	0	0	*	0	0
Marc A. Hoffman(5)	183,347	0	0	*	0	0
Robert C. Springer(6)	129,737	0	0	*	0	0
Lewis N. Wolff(7)	103,798	0	0	*	0	0
Lindsay N. Monge(8)	82,301	0	0	*	0	0
Keith M. Locker(9)	59,921	0	0	*	0	0
Thomas A. Lewis(10)	51,100	0	0	*	0	0
Keith P. Russell(11)	47,798	0	0	*	0	0
Andrew Batinovich(12)	25,198	0	0	*	0	0
Douglas M. Pasquale(13)	22,698	0	0	*	0	0
Z. Jamie Behar(14)	20	0	0	*	0	0
All Named Executive Officers and directors as a group	2,431,056	0	0	1.5%	0	0
The Vanguard Group, Inc. (15)	18,214,968	0	0	11.2%	0	0
FMR LLC(16)	14,481,929	0	0	8.9%	0	0
BlackRock, Inc.(17)	9,933,369	0	0	6.1%	0	0
Vangard Specialized Funds – Vanguard REIT Index Fund(18)	9,054,285	0	0	5.6%	0	0
Deutsche Bank AG(19)	7,922,602	0	0	4.9%	0	0
Security Capital Preferred Growth Incorporated(20)	0	4,060,465	0	*	99.0%	0
Security Capital Preferred Growth-T LLC(20)	0	42,099	0	*	1.0%	0

*	Represents less than 1% of the number of shares of our common stock and membership units in Sunstone Hotel Partnership, LLC or less than 1% of our Series C preferred stock or Series D preferred stock, as applicable.
(1)	Based on total outstanding shares of common stock of 162,825,656, which excludes shares of common stock into which each share of Series C preferred stock is convertible. As of the record date, each share of Series C preferred stock was convertible into 1.096 shares of common stock. Shares of common stock that may be acquired upon conversion of the Series C preferred stock are deemed to be outstanding and beneficially owned by Security Capital Preferred Growth Incorporated and Security Capital Preferred Growth-T LLC for the purpose of computing its percentage ownership, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Represents total of (i) 562,970 shares of unvested restricted stock (included within the unvested restricted shares are 171,726 shares which were granted on February 15, 2013 and will vest in three equal annual installments following the grant date) and (ii) 209,081 shares of common stock which were acquired either through previous annual vesting or open-market purchases. All of the restricted shares in (i) above are subject to share withholding for tax obligations.
(3)	Represents total of (i) 350,343 shares of unvested restricted stock (included within the unvested restricted shares are (a) 71,146 shares which were granted on February 15, 2013 and will vest in three equal annual installments following the grant date and (b) 128,755 shares which were granted on February 15, 2013 and will vest in five equal annual installments following the grant date) and (ii) 262,219 shares of common stock which were acquired either through previous annual vesting or open-market purchases. All of the restricted shares in (i) above are subject to share withholding for tax obligations.
(4)	Represents shares of common stock which were acquired either through previous annual vesting or open-market purchases, but excludes 200,000 options that vested on April 28, 2009 and remain unexercised.
(5)	Represents total of (i) 125,846 shares of unvested restricted stock (included within the unvested restricted shares are 71,146 shares which were granted on February 15, 2013 and will vest in three equal annual installments following the grant date) and (ii) 57,501 shares of common stock which were acquired either through previous annual vesting or open-market purchases. All of the restricted shares in (i) above are subject to share withholding for tax obligations.
(6)	Represents total of (i) 124,717 shares of unvested restricted stock (included within the unvested restricted shares are 52,835 shares which were granted on February 15, 2013 and will vest in three equal annual installments following the grant date) and (ii) 5,020 shares of common stock which were acquired either through previous annual vesting or open-market purchases. All of the restricted shares in (i) above are subject to share withholding for tax obligations.
(7)	Represents total of (i) 21,647 shares of unvested restricted stock and (ii) 82,151 shares of common stock which were acquired either through previous annual vesting or open-market purchases.
(8)	Represents total of (i) 66,536 shares of unvested restricted stock (included within the unvested restricted shares are 39,549 shares which were granted on February 15, 2013 and will vest in three equal annual installments following the grant date) and (ii) 15,765 shares of common stock which were acquired either through previous annual vesting or open-market purchases. All of the restricted shares in (i) above are subject to share withholding for tax obligations.
(9)	Represents total of (i) 24,903 shares of unvested restricted stock and (ii) 35,018 shares of common stock which were acquired either through previous annual vesting or open-market purchases.
(10)	Represents total of (i) 16,798 shares of unvested restricted stock and (ii) 34,302 shares of common stock which were acquired either through previous annual vesting or open-market purchases.
(11)	Represents total of (i) 16,798 shares of unvested restricted stock and (ii) 31,000 shares of common stock which were acquired either through previous annual vesting or open-market purchases.
(12)	Represents total of (i) 13,509 shares of unvested restricted stock and (ii) 11,689 shares of common stock which were acquired either through previous annual vesting or open-market purchases.
(13)	Represents total of (i) 13,509 shares of unvested restricted stock and (ii) 9,189 shares of common stock which were acquired either through previous annual vesting or open-market purchases.
(14)	Represents total of 20 shares of common stock which were acquired through open-market purchases.
(15)	Derived solely from information contained in the Schedule 13G/A filed with the SEC on February 11, 2013 by The Vanguard Group, Inc., on behalf of itself and certain of its affiliates. The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(16)	Derived solely from information contained in the Schedule 13G/A filed with the SEC on February 14, 2013 by FMR LLC, on behalf of itself and certain of its affiliates. The address for FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.
(17)	Derived solely from information contained in the Schedule 13G/A filed with the SEC on February 8, 2013 by BlackRock, Inc., on behalf of itself and certain of its affiliates. The address for BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.
(18)	Derived solely from information contained in the Schedule 13G/A filed with the SEC on February 14, 2013 by Vanguard Specialized Funds—Vanguard REIT Index Fund, on behalf of itself and certain of its affiliates. The address for Vanguard Specialized Funds—Vanguard REIT Index Fund is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(19)	Derived solely from information contained in the Schedule 13G filed with the SEC on February 15, 2013 by Deutsche Bank AG, on behalf of itself and certain of its affiliates. The address for Deutsche Bank AG is Taunusanlage 12, 60325 Frankfurt am Main, Federal Republic of Germany.
(20)	Security Capital Preferred Growth Incorporated (SC-PG) beneficially owns 4,451,797 shares of common stock and Security Capital Preferred Growth-T LLC (SC-LLC) beneficially owns 46,156 shares of common stock that SC-PG and SC-LLC have the right to acquire upon conversion of 4,060,465 and 42,099 shares of Series C preferred stock, respectively. The address for SC-PG and SC-LLC is 10 South Dearborn Street, Suite 1400, Chicago, Illinois 60603.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and all persons who beneficially own more than 10% of the outstanding shares of our common stock or Series C preferred stock to file reports of holdings and transactions in shares of a common stock with the SEC. Based solely on our review of the copies of such reports furnished to us, we believe that during 2012 all applicable filing requirements of our directors, executive officers and 10% beneficial owners were made on a timely basis.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or has been a former or current executive officer or employee of the Company. None of our executive officers served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a director or member of our Compensation Committee during the fiscal year ended December 31, 2012.

Stockholder Proposals for the 2014 Annual Meeting

Stockholder proposals intended to be presented at the 2014 annual meeting of stockholders pursuant to SEC Rule 14a-8 must be received by the Secretary of Sunstone no later than November 25, 2013, to be considered for inclusion in our proxy statement and proxy card relating to the 2014 annual meeting. In addition, any stockholder who wishes to propose a nominee to the Board of Directors or submit any other matter to a vote at the 2014 annual meeting of stockholders (other than a stockholder proposal included in our proxy materials pursuant to SEC Rule 14a-8) must deliver such information to our Secretary no earlier than October 26, 2013 and no later than 5:00 p.m. Pacific Time on November 25, 2013 and must comply with the other provisions and requirements of Article II, Section 2.11 of our current bylaws, which are on file with the SEC and may be obtained from our Secretary upon request.

Other Matters to Come Before the 2013 Annual Meeting

The Board of Directors knows of no other matters to be presented for stockholder action at the 2013 annual meeting. If any other matters are properly presented at the meeting for action, it is intended that the persons named in the proxies will vote upon such matters in accordance with their discretion.

Other Information

Sunstone will pay the cost of its proxy solicitation. We also expect that some of our employees may solicit Sunstone stockholders personally and by telephone. None of these employees will receive any additional or special compensation for doing this. We may engage the services of a proxy solicitation firm to assist in the solicitation of proxies. Sunstone will pay all costs associated with any engagement of a proxy solicitation firm, which we estimate would not exceed $25,000.

By Order of the Board of Directors

Kenneth E. Cruse

Chief Executive Officer

Aliso Viejo, California

March 25, 2013

PROXY

SUNSTONE HOTEL INVESTORS, INC.

120 Vantis, Suite 350, Aliso Viejo, California 92656 This Proxy is being solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders to be held on May 1, 2013

The undersigned stockholder of Sunstone Hotel Investors, Inc., a Maryland corporation (“Sunstone”), hereby appoints Kenneth E. Cruse and Lindsay N. Monge, or either of them (the “Proxy Holders”), with full power of substitution in each, as proxies for the undersigned to attend and represent the undersigned at the Annual Meeting of Stockholders of Sunstone to be held at the Renaissance Washington DC Hotel, located at 999 9th Street NW, Washington, District of Columbia 20001, at 11:30 a.m. (local time) on Wednesday, May 1, 2013, and any adjournment or postponement thereof (the “Annual Meeting”), and to cast on behalf of the undersigned all votes that the undersigned is entitled to vote at the Annual Meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying Proxy Statement, the terms of which are hereby incorporated by reference, and revokes any proxy heretofore given with respect to such shares.

WHEN PROPERLY EXECUTED, THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS ON THIS PROXY. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3, AND “AGAINST” PROPOSAL 4. THE VOTE ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT IS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

You are encouraged to specify your choices by marking the appropriate boxes ON THE REVERSE SIDE. The Proxy Holders cannot vote your shares unless you sign and return this card or, if you own shares through a bank or broker that provides for voting by phone or over the Internet, by submitting your vote by phone or over the Internet in accordance with your bank’s or broker’s instructions.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

SUNSTONE HOTEL INVESTORS, INC.

May 1, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING:

The Notice of Meeting, proxy statement and proxy card are available at www.sunstonehotels.com/proxy.

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

20830303000000001000 1 050113

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1. Election of the following eight directors to serve for the following year FOR AGAINST ABSTAIN and until their successors are elected: 2. Ratification of the Audit Committee’s appointment of Ernst & Young LLP to act as the independent registered public accounting NOMINEES: firm for the fiscal year ending December 31, 2013.

FOR ALL NOMINEES O Andrew Batinovich FOR AGAINST ABSTAIN O Z. Jamie Behar O Kenneth E. Cruse 3. Advisory vote on the compensation of Sunstone’s named

WITHHOLD AUTHORITY

FOR ALL NOMINEES executive officers. O Thomas A. Lewis, Jr.

O Keith M. Locker

FOR (See ALL instructions EXCEPT below) O Douglas M. Pasquale FOR AGAINST ABSTAIN

O Keith P. Russell 4. Non-binding stockholder proposal. O Lewis N. Wolff

5. Transaction of such other business as may be properly brought before the annual meeting or any adjournment or postponement thereof.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER and fill in the circle next to each nominee you wish to withhold, as shown here:

DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3, AND “AGAINST” PROPOSAL 4.

THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE AS TO ANY OTHER MATTER THAT IS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING THAT THE BOARD OF DIRECTORS DID NOT HAVE NOTICE OF PRIOR TO MARCH 25, 2013.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder Date: Signature of Stockholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

----------------

ANNUAL MEETING OF STOCKHOLDERS OF

SUNSTONE HOTEL INVESTORS, INC.

May 1, 2013

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER

ACCOUNT NUMBER

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING:

The Notice of Meeting, proxy statement and proxy card are available at www.sunstonehotels.com/proxy.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20830303000000001000 1 050113

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

Election of the following eight directors to serve for the following year and until their successors are elected:

NOMINEES:

Andrew Batinovich Z. Jamie Behar Kenneth E. Cruse Thomas A. Lewis, Jr. Keith M. Locker Douglas M. Pasquale Keith P. Russell Lewis N. Wolff

FOR ALL NOMINEES

WITHHOLD FOR ALL NOMINEES AUTHORITY FOR (See ALL instructions EXCEPT below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign.

title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.

Date: Signature of Stockholder

2. Ratification of the Audit Committee’s appointment of Ernst & Young LLP to act as the independent registered public accounting firm for the fiscal year ending December 31, 2013.

FOR AGAINST ABSTAIN

3. Advisory vote on the compensation of Sunstone’s named executive officers.

FOR AGAINST ABSTAIN

4. Non-binding stockholder proposal.

5. Transaction of such other business as may be properly brought before the annual meeting or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3, AND “AGAINST” PROPOSAL 4.

THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE AS TO ANY OTHER MATTER THAT IS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING THAT THE BOARD OF DIRECTORS DID NOT HAVE NOTICE OF PRIOR TO MARCH 25, 2013.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING

When signing as executor, administrator, attorney, trustee or guardian, please give full If signer is a partnership, please sign in partnership name by authorized person.

Date: or